UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETROL OIL AND GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

1311

(Primary Standard Industrial Classification Code Number)

90-0066187

(I.R.S. Employer Identification Number)

Corporate Woods, Building 51

9393 West 110th Street, Suite 500

Overland Park, Kansas 66210

(913) 323-4925

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

Paul Branagan, President

PETROL OIL AND GAS, INC.

3161 E. Warm Springs Road, Suite 300

Las Vegas, Nevada 89120

(702) 454-7318

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value	60,000	$0.94	$56,400	$6.03
Common Stock, $0.001 par value	869,737	$1.50	$1,304,605.50	$139.60
Common Stock, $0.001 par value	400,000	$1.65	$660,000	$70.62
Common Stock, $0.001 par value	368,861	$1.67	$615,997.87	$65.91
Common Stock, $0.001 par value	300,000	$1.75	$525,000	$56.17
Common Stock, $0.001 par value	110,000	$1.76	$193,600	$20.72
Common Stock, $0.001 par value	60,000	$1.79	$107,400	$11.49
Common Stock, $0.001 par value	200,000	$1.80	$360,000	$38.52
Common Stock, $0.001 par value	1,100,000	$2.00	$2,200,000	$235.40
Common Stock, $0.001 par value	150,000	$2.04	$306,000	$32.74
Common Stock, $0.001 par value	32,912	$2.37	$78,001.44	$8.35
TOTAL	3,651,510		$6,407,004.81	$685.55

(1)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)

Dated _________, 2006

PROSPECTUS

1,391,510 Shares of Common Stock

560,000 Shares issuable upon exercise of options

1,700,000 Shares issuable upon exercise of warrants

We have prepared this prospectus to allow certain of our current stockholders to sell up to 3,651,510 shares of our common stock. We are not selling any shares of common stock under this prospectus. This prospectus relates to the disposition by the selling security holders or their transferees, of up to 1,391,510 shares of our common stock already issued and outstanding, 560,000 shares of our common stock issuable upon the exercise of options and 1,700,000 shares of our common stock issuable upon the exercise of warrants held by the selling security holders. We may receive proceeds of up to $1,024,600 from the exercise of the options and $3,220,000 from the exercise of the warrants.

The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

For a description of the plan of distribution of the shares, please see page 18 of this prospectus.

Our common stock is included for quotation on the over-the-counter bulletin board under the symbol “POIG.” The closing price for our common stock on October 26, 2006 was $0.60 per share.

We urge you to read carefully the “Risk Factors” section beginning on page 7 where we describe specific risks associated with an investment in Petrol Oil and Gas, Inc. and these securities before you make your investment decision.

________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

THE DATE OF THIS PROSPECTUS IS __________, 2006.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 7.

Petrol Oil and Gas, Inc. (“Petrol”)

Petrol was incorporated in the State of Nevada on March 3, 2000 as Euro Technology Outfitters. On August 19, 2002, we entered into an asset purchase agreement with Petrol Energy, Inc., whereby we purchased certain assets, primarily consisting of approximately 289 oil and gas mineral leases, and assumed certain liabilities of Petrol Energy in exchange for 10,918,300 shares of our restricted common stock. On August 20, 2002, following completion of the asset purchase, we amended our articles of incorporation to change our name to Petrol Oil and Gas, Inc.

We are an oil and gas exploration, development and production company. Our primary business objective is to create value in the company through the acquisition, development and production of economic quantities of natural gas from buried coal seams, denoted as coal-bed methane (CBM) and other gas bearing formations, as well as the production of oil. The first step in value creation was achieved through the acquisition of the mineral leases from Petrol Energy and others. Petrol has continued its mineral leasing efforts and as of December 31, 2005 we have acquired mineral lease agreements totaling approximately 165,000 gross acres (137,000 net acres).

On October 31, 2005, we entered into agreements with Laurus Master Fund, Ltd, establishing a credit facility of up to $50 million to support our expanded drilling program. Under the agreements, the first $10 million tranche broke escrow in November 2005. In April 2006, we received a second tranche of $5 million and in June 2006 we received a third tranche of $10,000,000.

The net proceeds derived from the Laurus Funds Financing Transaction have been utilized to drill and develop our Coal Bed Methane (CBM) gas fields in eastern Kansas primarily within our Coal Creek Project as well as to install a gas gathering pipeline and processing system in the production areas.

The Coal Creek development plan includes drilling and completing some 540 wells over a two year period along with three gas gathering pipelines. The anticipated costs of the full development plan is approximately $66,000,000 for which we expect to acquire a majority of funding through Laurus Master Fund Ltd. The pace of the development will obviously depend on the availability of the financing program.

Our principal executive office address and phone number is:

PETROL OIL AND GAS, INC.

Corporate Woods, Building 51
9393 West 110th Street, Suite 500
Overland Park, Kansas 66210
(913) 323-4925

We also maintain an executive office at:

3161 E. Warm Springs Road, Suite 300
Las Vegas, NV 89120

(702) 454-7318

The Offering

Shares offered by the selling security holders...	3,651,510 shares of common stock, $0.001 par value per share, which include:
- 1,381,383 shares of common stock owned by selling security holders;
- 560,000 shares of common stock that may be issued upon exercise of options; and
- 1,700,000 shares of common stock that may be issued upon exercise of warrants.

Offering price...	Determined at the time of sale by the selling security holders.

Total shares of common stock outstanding as of October 26, 2006...	29,034,597

Number of shares of common stock outstanding after offering assuming the issuance of 2,260,000 shares of common stock that may be issued upon exercise of warrants and options held by selling security holders (1)...	31,294,597

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees...

We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling security holders or their transferees.

We may receive proceeds of up to $4,244,600 upon the exercise of the warrants and options registered herein. We intend to use the proceeds, if any, for working capital purposes.

(1)	We cannot assure you that the warrants or options will be exercised by the selling security holders.

Glossary

Throughout this prospectus we may use certain terms or phrases that are specific to the oil and gas industry. We have included a glossary, commencing on page 5, containing these terms and phrases. We encourage you to refer to the glossary to gain a better understanding of industry terms used throughout this prospectus.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Six Months Ended June 30, (Unaudited)		Year Ended December 31, (Audited)
	2006	2005	2005	2004	2003	2002	2001
Revenue
Oil and gas activities	$ 2,980,932	$ 2,996,102	$ 5,945,957	$ 866,924	$ -	$ -	$ -
Operator fees	60,000	-	95,000	-	-	-	-
Total revenue	3,040,932	2,996,102	6,040,957	866,924	-	-	-

Expenses:
Direct costs	1,155,354	1,711,852	3,880,645	221,339	-	-	-
Pipeline costs	383,922	-	230,944	-	-	-	-
General and administrative	1,371,415	620,341	2,115,019	1,000,029	343,941	63,737	349
Professional and consulting fees	1,272,886	1,554,434	2,577,970	1,906,036	1,374,754	639,508	-
Depreciation, depletion and amortization	998,864	582,104	1,392,342	213,475	-	-	-
Acquisition costs	-	-	-	654,000	-	-	-
Total expenses	5,182,441	4,468,731	10,196,920	3,994,879	1,718,695	703,245	349

Net operating (loss)	(2,141,509)	(1,472,629)	(4,155,963)	(3,127,955)	(1,718,695)	(703,245)	(349)

Other income (expense):
Interest and other income	139,350	23,910	65,054	39,417	1,067	-	-
Interest expense	(1,928,458)	(853,433)	(1,872,887)	(1,435,369)	(16,156)	-	-
Total other income (expense)	(1,789,108)	(829,523)	(1,807,833)	(1,395,952)	(15,089)	-	-

Net (loss)	$ (3,930,617)	$ (2,302,152)	$ (5,963,796)	$ (4,523,907)	$ (1,733,784)	$ (703,245)	$ (349)

Weighted average number of common shares outstanding – basic and fully diluted	28,955,872	24,962,730	25,632,220	20,647,542	14,721,438	8,338,208	6,454,360

Net (loss) per share – basic and fully diluted	$ (0.14)	$ (0.09)	$ (0.23)	$ (0.22)	$ (0.12)	$ (0.08)	$ (0.00)

Balance Sheet Data:	At June 30, 2006 (unaudited)	As of December 31, (adudit)
		2005	2004	2003	2002	2001

Total Assets	$ 40,584,364	$ 26,927,034	$ 17,832,354	$ 2,577,447	$ 444,792	$ -
Total Liabilities	29,766,225	18,448,458	7,803,727	373,810	134,969	-
Stockholders’ Equity	$ 10,818,140	$ 8,478,576	$ 10,028,627	$ 2,203,637	$ 309,823	$ -

GLOSSARY

Term	Definition

Adsorb	A process by which molecules are taken up on the surface of a solid by physical or chemical action. Large amounts of gases may be adsorbed on the surface of a porous material such as coal.

Barrel	In the energy industry, a barrel is a unit of volume measurement used for petroleum and is equivalent to 42 U.S. gallons measured at 60 ° Fahrenheit.

Basin	A depressed area where sediments have accumulated during geologic time and considered to be prospective for oil and gas deposits.

Blowout	An uncontrolled flow of oil, gas, water or mud from a wellbore caused when drilling activity penetrates a rock layer with natural pressures greater than the drilling mud in the borehole.

Coal rank

The classification of coal relative to other coals, according to their degree of metamorphism, or progressive alteration, in the natural series from lignite to anthracite. Synonymous with coal quality.

Coalbed Methane

The process by which plant material is converted to coal generates large quantities of methane gas, which is often stored within the coal. The presence of this gas is very well known due to underground coal mining, where it presents a serious safety risk. This is coalbed methane, often referred to as CBM. It is fairly different from a typical sandstone gas reservoir, as the methane is stored within the coal by a process called adsorption. The methane is in a near-liquid state, lining the inside of pores within the coal (called the matrix). The open fractures in the coal (called the cleats) can also contain free gas or can be saturated with water.

Coalification process

A progressive process (bacterial decay and heat) that turns decayed plant material (peat) into the various ranks of coal. The first stage (peat to lignite) is decay and the remaining stages are thermal. The major by-products are methane, carbon dioxide, and water.

Completion / Completing

A well made ready to produce oil or natural gas. Completion involves cleaning out the well, running and cementing steel casing in the hole, adding permanent surface control equipment, and perforating the casing so oil or gas can flow into the well and be brought to the surface.

Desorb	The release of materials (e.g., gas molecules) from being adsorbed onto a surface. The opposite of adsorb.

Development	The phase in which a proven oil or gas field is brought into production by drilling production (development) wells.

Division order	A contract for the sale of oil or gas, by the holder of a revenue interest in a well or property, to the purchaser (often a pipeline transmission company).

Drilling

The using of a rig and crew for the drilling, suspension, production testing, capping, plugging and abandoning, deepening, plugging back, sidetracking, redrilling or reconditioning of a well. Contrast to "Completion" definition.

Drilling logs

Recorded observations made of rock chips cut from the formation by the drill bit, and brought to the surface with the mud, as well as rate of penetration of the drill bit through rock formations. Used by geologists to obtain formation data.

Exploration

The phase of operations which covers the search for oil or gas by carrying out detailed geological and geophysical surveys followed up where appropriate by exploratory drilling. Compare to "Development" phase.

Farm out	Assignment or partial assignment of an oil and gas lease from one lessee to another lessee

Gathering line / system	A pipeline that transports oil or gas from a central point of production to a transmission line or mainline.

Gross acre	An acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned

Gross well	A well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

Held-By-Production (HBP)	Refers to an oil and gas property under lease, in which the lease continues to be in force, because of production from the property.

Land services

Services performed by an oil and gas company or agent, or landman, who negotiates oil and gas leases with mineral owners, cures title defects, and negotiates with other companies on agreements concerning the lease.

Logging (electric logging)	Process of lowering sensors into a wellbore to acquire downhole recordings that indicate a well's rock formation characteristics and indications of hydrocarbons

Methane	An organic chemical compound of hydrogen and carbon (i.e., hydrocarbon), with the simplest molecular structure (CH4)

Mineral Lease	A legal instrument executed by a mineral owner granting exclusive right to another to explore, drill, and produce oil and gas from a piece of land

Natural gas quality

The value of natural gas is calculated by its BTU content. A cubic foot of natural gas on the average gives off 1000 BTU, but the range of values is between 500 and 1500 BTU. Energy content of natural gas is variable and depends on its accumulations which are influenced by the amount and types of energy gases they contain: the more non-combustible gases in a natural gas, the lower the Btu value.

Net acre

A net acre is deemed to exist when the sum of fractional working interests owned in gross acres equals one. The number of net acres is the sum of fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Net well	A net well is deemed to exist when the sum of fractional working interests owned in gross wells equals one. The number of net wells is the sum of fractional working interests owned in gross wells expressed as whole numbers and fractions thereof.

Operator

A person, acting for himself or as an agent for others and designated to the state authorities as the one who has the primary responsibility for complying with its rules and regulations in any and all acts subject to the jurisdiction of the state

Pennsylvanian age	Geologic age of sediments deposited 320 to 286 million years ago

Permeability	The property of a rock formation which quantifies the flow of a fluid through the pore spaces and into the wellbore.

Pooled, Pooled Unit

A term frequently used interchangeably with "Unitization" but more properly used to denominate the bringing together of small tracts sufficient for the granting of a well permit under applicable spacing rules.

Proved Reserves

Estimated quantities of crude oil, natural gas, condensate, or other hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in the future from known reservoirs under existing conditions using established operating procedures and under current governmental regulations.

Further definitions of oil and gas reserves, as defined by the SEC, can be found in Rule 4-10(a)(2)(i)-(iii) and Rule 4-10(a)(3) and (4). These Rules are available at the SEC’s website; http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas

Re-completion	Completion of an existing well for production from one formation or reservoir to another formation or reservoir that exists behind casing of the same well.

Reserves	Generally the amount of oil or gas in a particular reservoir that is available for production.

Reservoir	The underground rock formation where oil and gas has accumulated. It consists of a porous rock to hold the oil or gas, and a cap rock that prevents its escape

Reservoir Pressure	The pressure at the face of the producing formation when the well is shut-in. It equals the shut in pressure at the wellhead plus the weight of the column of oil in the hole.

Shut-in well	A well which is capable of producing but is not presently producing. Reasons for a well being shut-in may be lack of equipment, market or other.

Stratigraphic Trap	A variety of sealed geologic containers capable of retaining hydrocarbons, formed by changes in rock type or pinch-outs, unconformities, or sedimentary features.

Structural Trap	A variety of sealed geologic structures capable of retaining hydrocarbons, such as a faults or a folds.

Tight gas sandstones	Low permeability (having lower capacity to flow fluids through pore spaces) sedimentary rocks with natural gas occurring in the pore spaces. Contrast to high permeability sandstone definition.

Undeveloped acreage	Leased acreage which has yet to be drilled on to test the potential for hydrocarbons.

Unitize, Unitization	Joint operations to maximize produced hydrocarbon recovery among separate operators within a common reservoir

Western Interior Basin	Ancient inland sea and area of sediment deposition which divided North America into two separate landmasses in the Late Cretaceous Period, approximately 75 to 80 million years ago.

Working Interest

The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in Petrol Oil and Gas, Inc. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. As of the date of this filing, our management is aware of the following material risks.

Risks Associated with Laurus Funds Financing

We have substantial indebtedness to Laurus Master Fund, Ltd. which is secured by all of our assets. If an event of default occurs under the secured notes issued to Laurus Funds, Laurus Funds may foreclose on all of our assets and we may be forced to curtail our operations or sell some of our assets to repay the notes.

On October 28, 2004, we entered into an $8 million credit facility with Laurus Master Fund, Ltd. pursuant to a secured convertible term note and related agreements. On October 31, 2005, we entered into a $50 million credit facility with Laurus Master Fund, Ltd., pursuant to a secured note and related agreements whereby we received an initial $10 million. On March 31, 2006, we entered into agreements with Laurus Master Fund, Ltd. to draw down an additional $5,000,000 under the credit facility provided by Laurus on October 1, 2005. On May 31, 2006, we entered into agreements with Laurus Master Fund, Ltd. to draw down an additional $10,000,000 under the credit facility provided by Laurus on October 1, 2005. Subject to certain grace periods, the notes and agreements provide for the following events of default (among others):

•	Failure to pay interest and principal when due;
•	An uncured breach by us of any material covenant, term or condition in any of the notes or related agreements;
•	A breach by us of any material representation or warranty made in any of the notes or in any related agreement;

•	Any money judgment or similar final process is filed against us for more than $50,000;
•	A change in the majority of our Board of Directors;
•	Any form of bankruptcy or insolvency proceeding is instituted by or against us; and
•	Suspension of our common stock from our principal trading market for five consecutive days or five days during any ten consecutive days.

In the event of a future default under our agreements with Laurus Funds, Laurus Funds may enforce its rights as a secured party and we may lose all or a portion of our assets or be forced to materially reduce our business activities.

The issuance of shares to Laurus Funds upon conversion of the convertible term note and exercise of its warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible term note and exercise of warrants may result in substantial dilution to the interests of other stockholders. Laurus Funds may ultimately convert and sell the full amount issuable on conversion. Although Laurus Funds in some cases may not, subject to certain exceptions, convert their term note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus Funds from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Laurus Funds could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

It is likely at the time shares of common stock are issued to Laurus Funds, the conversion price of such securities will be less than the market price of the securities. The issuance of common stock under the terms of our agreements with Laurus Funds will result in dilution of the interests of the existing holders of common stock at the time of the conversion. Furthermore, the sale of common stock owned by Laurus Funds as a result of the conversion of the convertible term note may result in lower prices for the common stock if there is insufficient buying interest in the markets at the time of conversion.

Laurus Funds has no obligation to convert shares if the market price is less than the conversion price.

Laurus has no obligation to cause us to issue common stock if the market price is less than the applicable conversion price. In most of the third quarter our stock price was lower than the conversion discounted price granted to Laurus. Laurus has no obligation to convert the securities or to accept common stock as payment for interest if the market price of the securities for five trading days prior to a conversion date is less than 115% the conversion price. The amount of common stock that may be issued to Laurus is subject to certain limitations based on price, volume and/or the inventory of our common stock held by Laurus.

Risks Relating to an Investment in Petrol

Drilling wells is speculative, often involving significant costs that may be more than our estimates, and may not result in any addition to our production or reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

Developing and exploring for natural gas and oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure a profit on investment.

Exploratory wells bear a much greater risk of loss than development wells. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economic. Our initial drilling and development sites, and any potential additional sites that may be developed, require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. Any success that we may have with these wells or any future drilling operations will most likely not be indicative of our current or future drilling success rate, particularly, because we intend to emphasize on exploratory drilling. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and would be forced to modify our plan of operation.

Development of our reserves, when established, may not occur as scheduled and the actual results may not be as anticipated. Drilling activity may result in downward adjustments in reserves or higher than anticipated costs. Our estimates will be based on various assumptions, including assumptions required by the Securities and Exchange Commission relating to natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating our natural gas and oil reserves is anticipated to be extremely complex, and will require significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Due to our inexperience in the oil and gas industry and development stage operations, our estimates may not be reliable enough to allow us to be successful in our intended business operations. Our actual production, revenues, taxes, development expenditures and operating expenses will likely vary from those anticipated. These variances may be material.

Gas and Oil prices are volatile. This volatility may occur in the future, causing negative change in cash flows which may result in our inability to cover our capital expenditures.

Our future revenues, profitability, future growth and the carrying value of our properties is anticipated to depend substantially on the prices we may realize for our natural gas and oil production. Our realized prices may also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in or perceptions regarding supply and demand. Historically, the markets for natural gas and oil have been volatile, and they are likely to continue to be volatile in the future. For example, natural gas and oil prices declined significantly in late 1998 and 1999 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this volatility are:

•	worldwide or regional demand for energy, which is affected by economic conditions;
•	the domestic and foreign supply of natural gas and oil;
•	weather conditions;
•	domestic and foreign governmental regulations;
•	political conditions in natural gas and oil producing regions;
•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels; and
•	the price and availability of other fuels.

It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our future revenues on a per share basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business enough to force us to cease our business operations. In addition, our financial condition, results of operations, liquidity and ability to finance planned capital expenditures will also suffer in such a price decline. Further, natural gas and oil prices do not necessarily move together.

We may incur substantial write-downs of the carrying value of our gas and oil properties, which would adversely impact our earnings.

We periodically review the carrying value of our gas and oil properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, capitalized costs of proved gas and oil properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at an annual rate of 10%. Application of this “ceiling” test requires pricing future revenue at the un-escalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our gas and oil properties when natural gas and oil prices are depressed or unusually volatile, which would result in a charge against our earnings. Once incurred, a write-down of the carrying value of our natural gas and oil properties is not reversible at a later date.

Competition in our industry is intense. We are very small and have an extremely limited operating history as compared to the vast majority of our competitors, and we may not be able to compete effectively.

We intend to compete with major and independent natural gas and oil companies for property acquisitions. We will also compete for the equipment and labor required to operate and to develop natural gas and oil properties. The majority of our anticipated competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, some of our competitors have been operating in our core areas for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

The natural gas and oil business involves numerous uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our development, exploitation and exploration activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas and oil well does not ensure a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

The natural gas and oil business involves a variety of operating risks, including:

•	fires;
•	explosions;
•	blow-outs and surface cratering;
•	uncontrollable flows of oil, natural gas, and formation water;
•	natural disasters, such as hurricanes and other adverse weather conditions;
•	pipe, cement, or pipeline failures;
•	casing collapses;
•	embedded oil field drilling and service tools;
•	water production from newly drilled wells;
•	abnormally pressured formations; and
•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, it could affect well bores, gathering systems and processing facilities, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

•	injury or loss of life;
•	severe damage to and destruction of property, natural resources and equipment;
•	pollution and other environmental damage;
•	clean-up responsibilities;
•	regulatory investigation and penalties;
•	suspension of our operations; and
•	repairs to resume operations.

Because we intend to use third-party drilling contractors to drill our wells, we may not realize the full benefit of worker compensation laws in dealing with their employees. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could impact our operations enough to force us to cease our operations.

The high cost of drilling rigs, equipment, supplies, personnel and other services could adversely affect our ability to execute on a timely basis our development, exploitation and exploration plans within our budget.

Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or interrupt our operations, which could impact our financial condition and results of operations. Drilling activity in the geographic areas in which we conduct drilling activities may increase, which would lead to increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity in these areas may also decrease the availability of rigs. We do not have any contracts with providers of drilling rigs and we cannot assure you that drilling rigs will be readily available when we need them. Drilling and other costs may increase further and necessary equipment and services may not be available to us at economical prices.

At this stage of our business operations, even with our good faith efforts, potential investors have a possibility of losing their investment.

Because the nature of our business is expected to change as a result of shifts in the market price of oil and natural gas, competition, and the development of new and improved technology, management forecasts are not necessarily indicative of future operations and should not be relied upon as an indication of future performance.

While Management believes its estimates of projected occurrences and events are within the timetable of its business plan, our actual results may differ substantially from those that are currently anticipated.

Our lease ownership may be diluted due to financing strategies we may employ in the future due to our lack of capital.

To accelerate our development efforts we plan to take on working interest partners that will contribute to the costs of drilling and completion and then share in revenues derived from production. In addition, we may in the future, due to a lack of capital or other strategic reasons, establish joint venture partnerships or farm out all or part of our development efforts. These economic strategies may have a dilutive effect on our lease ownership and will more than likely reduce our operating revenues.

We may need additional capital in the future to finance our planned growth, which we may not be able to raise or it may only be available on terms unfavorable to us or our stockholders, which may result in our inability to fund our working capital requirements and harm our operational results.

We have and expect to continue to have substantial capital expenditure and working capital needs. We believe that current cash on hand and the other sources of liquidity are only sufficient enough to fund our operations through fiscal 2007. After that time we will need to rely on cash flow operations or raise additional cash to fund our operations, to fund our anticipated reserve replacement needs and implement our growth strategy, or to respond to competitive pressures and/or perceived opportunities, such as investment, acquisition, exploration and development activities.

If low natural gas and oil prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to spend the capital necessary to complete our development, production, exploitation and exploration programs. If our resources or cash flows do not satisfy our operational needs, we will require additional financing, in addition to anticipated cash generated from our operations, to fund our planned growth. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our business or otherwise respond to competitive pressures would be significantly limited. In such a capital restricted situation, we may curtail our acquisition, drilling, development, and exploration activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders.

We are subject to complex laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the United States are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	location and density of wells;
•	the handling of drilling fluids and obtaining discharge permits for drilling operations;
•	accounting for and payment of royalties on production from state, federal and Indian lands;
•	bonds for ownership, development and production of natural gas and oil properties;
•	transportation of natural gas and oil by pipelines;
•	operation of wells and reports concerning operations; and
•	taxation.

Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations enough to possibly force us to cease our business operations.

Our oil and gas operations may expose us to environmental liabilities.

Any leakage of crude oil and/or gas from the subsurface portions of our wells, our gathering system or our storage facilities could cause degradation of fresh groundwater resources, as well as surface damage, potentially resulting in suspension of operation of the wells, fines and penalties from governmental agencies, expenditures for remediation of the affected resource, and liabilities to third parties for property damages and personal injuries. In addition, any sale of residual crude oil collected as part of the drilling and recovery process could impose liability on us if the entity to which the oil was transferred fails to manage the material in accordance with applicable environmental health and safety laws.

We are highly dependent on Paul Branagan, our CEO, president and chairman. The loss of Mr. Branagan, whose knowledge, leadership and technical expertise upon which we rely, would harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Paul Branagan, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. We have entered into an employment agreement with Mr. Branagan; however, maintain no key person insurance on Mr. Branagan. If we were to lose his services, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for Mr. Branagan.

We may acquire assets or other businesses in the future.

We may consider acquisitions of assets or other business. Any acquisition involves a number of risks that could fail to meet our expectations and adversely affect our profitability. For example:

•	The acquired assets or business may not achieve expected results;
•	We may incur substantial, unanticipated costs, delays or other operational or financial problems when integrating the acquired assets;
•	We may not be able to retain key personnel of an acquired business;
•	Our management’s attention may be diverted; or
•	Our management may not be able to manage the acquired assets or combined entity effectively or to make acquisitions and grow our business internally at the same time.

If these problems arise we may not realize the expected benefits of an acquisition.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Risks of this Offering

We have options, warrants and a convertible term note currently outstanding. Exercise of these options and warrants, and conversion of the term note will cause dilution to existing and new stockholders. Future sales of common stock by Laurus and our existing stockholders could result in a decline in the market price of our stock.

As of October 26, 2006, we have options and warrants to purchase approximately 15,736,666 shares of common stock outstanding in addition to approximately $4,117,501.52 of a secured convertible term note. The principal amount of the note is convertible into approximately 2,745,001 shares of common stock. The exercise of our options and warrants, and the conversion of the promissory note, will cause additional shares of common stock to be issued, resulting in dilution to investors and our existing stockholders.

There are a large number of shares underlying our warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of October 26, 2006, we had 29,034,597 shares of common stock issued and outstanding. In addition, we had outstanding options and warrants to purchase 15,736,666 shares of common stock, and an outstanding convertible term note, which converts into 2,745,001 shares of common stock. This prospectus relates to the resale of 1,700,000 shares of common stock underlying our warrants and 560,000 shares of common stock underlying our options issued to the selling security holders. All of these shares will be freely tradeable upon the effective date of this prospectus and may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

AVAILABLE INFORMATION

We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405 at prescribed rates.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules, may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “intends to”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees. We may receive proceeds up to $4,244,600 upon execution of all the option and warrants. As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of Petrol at such time.

SELLING SECURITY HOLDERS

The shares to be offered by the selling security holders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Security Holder Information

The following is a list of selling security holders who own or have the right to acquire an aggregate of 3,651,510 shares of our common stock covered in this prospectus.

	BEFORE OFFERING
Name	Number of Shares of Common Stock Owned	Number of Shares Acquirable upon Exercise of Warrants or Options	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Adami, Carlo and Francesca (6) Via Monte Cimone 10 37124 Verona, Italy	44,000	0	44,000	0.1%	44,000	0
Adami, Carlo and Giovanna (4) (5) Via Monte Cimone 10 37124 Verona, Italy	172,136	0	172,136	0.5%	172,136	0
Bressan, Rudy & Gabriella Santin (6) Via Crossetta 48 33074 Pordenone (Fontanafredda), Italy	7,334	0	7,334	0%	7,334	0
Brunelli, Flavio (4) Via Norberto Nobile 13 37030 Colognola ai Colli, Italy	68,443	0	68,443.2%		18,443	50,000
Burstein, Harvey Michael (4) (6) 3204 W. 84th Street Leawood, KS 66206	132,439	0	132,439.4%		132,439	0
CEOcast, Inc. (7) 55 John Street – 11th Floor New York, NY 10038	120,000	0	120,000	0.1%	120,000	0
Cochennet, Steve (8) 12101 NW Crooked Road Parkville, MO 64152	0	650,000	650,000	2%	450,000	200,000
Derma Plus (13) 1227 37th Avenue San Francisco, CA 94122	50,000	100,000	150,000	0.4%	100,000	50,000
ECON Investor Relations, Inc. (9) Suite 102 – 1385 Gulf Road Pt. Roberts, WA 98281	32,912	0	32,912	0%	32,912	0
Falkner, R. Jerry (10) RJ Falkner & Company, Inc. 125 Piper Lane Spicewood, TX 78669	0	110,000	110,000	0.3%	110,000	0
Frierson, James (4) 14840 Summertree Lane Olathe, KS 66062	32,934	0	32,934	0.1%	32,934	0
Frierson, Russell and Kathleen (4) 10804 Horton Street Overland Park, KS 66211	65,868	0	65,868	0.2%	65,868	0
Fusina, Giorgio and Rossella (5) Via Muro Lungo Campo Marzo 22 Verona, Italy	36,667	0	36,667	0.1%	36,667	0
Giusti, Paolo & Nicoletta Quintarelli (5) Via Foganolo 30 37069 Villa Franca, Italy	27,134	0	27,134	0.8%	27,134	0
Kling, Antonio (6) Via Monsignor Vincenti 3/a 37026 Settino Di Pesintina, Italy	320,574	0	320,574	1%	27,134	293,440
Laurus Master Fund, Ltd. (11) 825 Third Avenue – 14th Floor New York, NY 10022	4,787,119	1,400,000	6,187,119	20%	1,683,061	3,104,058
Lupi, Anna (6) Via Praro di Azzago 7 37023 Grezzana (VR), Italy	36,667	0	36,667	0.1%	36,667	0
Marani, Susanna and Della Riva, Allessandro (4) (5) Via Leopardi 19 37138 Verona, Italy	91,601	0	91,601	0.2%	91,601	0
Martinuzzo, Gina & Vanna Moras (6) Via N. Sauro 63 33070 Brugnera Pordenone, Italy	13,200	0	13,200	0%	13,200	0
Pallas Production Corp. (12) 825 Third Avenue – 14th Floor New York, NY 10022	0	6,533,333	6,533,333	21%	200,000	6,333,333
Pham, Terrie (5) (6) 10380 W. 179th Street Bucyrus, KS 66013	102,668	0	102,668	0.3%	102,668	0

	BEFORE OFFERING
Name	Number of Shares of Common Stock Owned	Number of Shares Acquirable upon Exercise of Warrants or Options	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Pizzinato, Antonietta (6) Via Crossetta 48 33074 Pordenone, Italy	40,334	0	40,334	0.1%	40,334	0
Santin, Gabriella & Livio Bressan (6) Via Crossetta 48 33074 Pordenone (Fontanafredda) Italy	36,670	0	36,670	0.1%	36,670	0
Schuh, Sebastian and Karen (4) 506 Mary Street Reedsville, WI 54230	13,174	0	13,174	0%	13,174	0
Tollefson, Marilyn (4) 11215 W. 109th Street Overland Park, KS 66210	32,934	0	32,934	0.1%	32,934	0
Tonello, Alberto (5) Via XX Settembre 52 37026 S. Martino B.A. Verona, Italy	74,200	0	74,200	0.2%	24,200	50,000

(1)

All shares owned in this column and all percentages are based on 29,034,597 shares of common stock issued and outstanding on October 26, 2006; plus 560,000 shares of common stock issuable upon exercise of options, and 1,700,000 shares of common stock issuable upon exercise of warrants held by selling security holders.

(2)

This table assumes that each security holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling security holders are not required to sell their shares. See “Plan of Distribution” beginning on page 18.

(3)	Assumes that all shares registered for resale by this prospectus have been issued and sold.
(4)

Shares being registered in this registration statement were acquired through Petrol-Bluemound LLC Membership Purchase Agreements dated February 1, 2006, wherein the Company purchased all of the membership interests in Petrol-Bluemound LLC in exchange for shares of our common stock.

(5)

Shares being registered in this registration statement were acquired through Petrol Oil II, LLC Membership Purchase Agreements dated December 12, 2005, wherein the Company purchased all of the membership interests in Petrol Oil II, LLC in exchange for shares of our common stock.

(6)

Shares being registered in this registration statement were acquired through Petrol Paola LLC Membership Purchase Agreements dated October 3, 2005, wherein the Company purchased all of the membership interests in Petrol Paola LLC in exchange for shares of our common stock.

(7)

CEOcast, Inc. acquired 60,000 shares of our common stock on 12/30/05 pursuant to a consulting agreement dated 8/7/05 and an additional 60,000 shares of our common stock on 9/26/06 pursuant to a consulting agreement dated 8/7/06. The 120,000 shares are being registered in this registration statement. Michael Wachs has voting, investment and dispositive power over the shares of common stock owned by CEOcast, Inc.

(8)

Mr. Cochennet acquired 150,000 and 300,000 options to purchase shares of our common stock at $2.04 and $1.75 per share, respectively, pursuant to his consulting agreement dated 12/20/05. The 450,000 options are being registered in this registration statement.

(9)

ECON acquired 7,595 shares on 2/8/06 and 15,190 shares on 6/27/06 pursuant to a consulting agreement dated 6/15/04. Dawn Van Zant, President of the ECON, has voting, investment and dispositive power over the shares of common stock owned by ECON. The 22,785 shares are being registered in this registration statement.

(10)

Mr. Falkner acquired 110,000 options to purchase shares of our common stock at $1.76 per share pursuant to his consulting agreement dated 2/3/06. The 110,000 options are being registered in this registration statement.

(11)

On October 28, 2004, we entered into agreements with Laurus Master Fund, Ltd. to secure an $8.0 million funding through the private placement of securities consisting of a secured convertible term note convertible into 5,333,333 shares and warrants to purchase 6,333,333 shares of our common stock. On June 20, 2006, Laurus transferred the 6,333,333 warrants to Pallas Production Corp. 10,666,666 of the 11,666,666 shares were registered in our registration statement declared effective on June 30, 2005. The remaining 1,000,000 warrants were registered in our registration statement declared effective on August 25, 2005. Pursuant to the convertible note dated October 28, 2004, we’ve issued 2,042,118 shares of our common stock to Laurus. Of the 2,042,118 shares, 1,522,550 were issued pursuant to the conversion of principal and were previously registered in our registration statement declared effective on June 30, 2005 and 519,568 were issued pursuant to the conversion of interest, of which 236,507 were registered in our registration statement declared effective by the SEC on August 25, 2005 and the remaining 283,061 are being registered in this registration statement. On October 31, 2005, we entered into agreements with Laurus Master Fund, Ltd. Under the terms of the Laurus Funds agreements we issued a secured term note in the aggregate principal amount of $10,000,000 and a five-year warrant to purchase 1,000,000 shares of our common stock at $2.00 per share. The 1,000,000 warrants are being registered in this registration statement. On March 31, 2006, we entered into agreements with Laurus to draw down an additional $5 million under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a secured term note for $5 million and a 5 year warrant to purchase 200,000 shares of our common stock at $1.80 per share. On June 20, 2006, Laurus transferred the 200,000 warrants to Pallas Production Corp. The 200,000 warrants are being registered in this registration statement. On May 31, 2006, we entered into agreements with Laurus to draw down an additional $10 million under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a secured term note for $10 million and a 5 year warrant to purchase 400,000 shares of our common stock at $1.65 per share. The 400,000 warrants are being registered in this registration statement. We have been notified by the selling security holder that it is not a broker-dealer or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer. David Grin and Eugene Grin, as Principals of Laurus Capital Management, L.L.C., have the authority to exercise dispositive and voting power over the shares of common stock owned by Laurus Master Fund, Ltd.

(12)

The 6,533,333 warrants were transferred to Pallas Production Corp. from Laurus Master Fund, Ltd. Of the 6,533,333 warrants, 5,333,333 were registered in our registration statement declared effective by the SEC on June 30, 2005, 1,000,000 were registered in our registration statement declared effective by the SEC on August 25, 2005, and the remaining 200,000 are being registered in this registration statement. We have been notified by the selling security holder that it is not a broker-dealer or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer. David Grin and Eugene Grin, as Principals of Pallas Production Corp., have the authority to exercise dispositive and voting power over the shares of common stock owned by Laurus Master Fund, Ltd.

(13)

Derma Plus acquired 100,000 warrants to purchase shares of our common stock for a period of five years at $2.00 per share on October 28, 2004 as a fee for the Laurus Financing in October of 2004 and 50,000 shares of our restricted common stock as a fee for the Laurus Financing in October of 2005. The 100,000 warrants are being registered in this registration statement.

Unless footnoted above, based on information provided to us, none of the selling security holders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling security holders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling security holders as to any plan of distribution. Distributions of the shares by the selling security holders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	underwritten transactions;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

Such transactions may be effected by the selling security holders at market prices prevailing at the time of sale or at negotiated prices. The selling security holders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling security holders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling security holders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling security holders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common stock under this prospectus, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

The selling security holders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling security holders will sell any or all of the shares offered under this prospectus.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 29,034,597 shares were outstanding as of October 26, 2006. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Petrol, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.

Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions;
•	to issue the shares;
•	to fix the number of shares;
•	to change the number of shares constituting any series; and
•	to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
-	dividend rights, including whether dividends are cumulative;
-	dividend rates;
-	terms of redemption, including sinking fund provisions;
-	redemption prices;
-	conversion rights; and
-	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Laurus Fund Convertible Note and Warrant dated October 28, 2004

On October 28, 2004, we entered into agreements with Laurus Master Fund, Ltd., a Cayman Islands corporation (“Laurus”), which became effective on November 4, 2004 concurrent with the closing of the Savage acquisition. Under the terms of the Laurus agreements we issued a Secured Convertible Term Note (the “Note”) in the aggregate principal amount of $8.0 million and a five-year warrant (the “Warrant”) to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share. On June 20, 2006, Laurus transferred the 5,333,333 warrants to Pallas Production Corp. (“Pallas”). The Note is convertible into shares of our common stock at a fixed conversion price of $1.50 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3%, subject to a floor of 7.5% per annum. As of October 10, 2006, Laurus has converted $2,283,822.52 of the principal amount of the Note into 1,522,550 shares of our common stock. The 1,522,550 shares have been previously registered in our SB-2 Registration Statement effective June 30, 2005.

On January 28, 2005, we entered into an Amendment No. 1 with Laurus for the purpose of amending the term of the Secured Convertible Term Note and the Registration Rights Agreement, both dated October 28, 2004. Laurus agreed that we shall not be required to pay the Monthly Principal Amount due on the first business day of December 2004, January 2005, February 2005, March 2005, April 2005 and May 2005, and instead such Monthly Principal Amounts shall be due and payable on the Maturity Date (October 28, 2007). Additionally, Laurus agreed that the definitions of “Effectiveness

Date”, “Filing Date”, and “Warrants” set forth in the Registration Rights Agreement shall be deleted in their entirely and shall be replaced with new definitions as stated in the amendment. In consideration for Amendment No. 1, we agreed to issue an additional common stock purchase warrant to Laurus to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the next 333,333 shares. On June 20, 2006, Laurus transferred the 1,000,000 warrants to Pallas. The 666,667 and 333,333 shares underlying the warrants were registered in our SB-2 registration statement effective August 25, 2005.

On April 28, 2005, we executed an amendment letter agreement with Laurus in order to clarify certain information contained in the Convertible Term Note and Registration Rights Agreement, primarily dealing with the inability to pre-register shares of our common stock for conversion of interest that was to accrue under the Convertible Term Note. We have agreed to file semi-annual registration statements to register shares of our common stock issued to Laurus for the conversion of interest under the Convertible Term Note. As of October 10, 2006, Laurus has converted $779,351.74 of accrued interest into 519,568 shares of our restricted common stock. Of the 519,568 shares, 236,507 shares were registered in our SB-2 registration statement effective August 25, 2005. The remaining 283,061 shares are being registered in this registration statement.

The following describes the material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirely by reference to the agreements entered into in connection with the financing, which are attached as exhibits to the SB-2 registration statement declared effective on June 30, 2005.

Note Maturity Date and Interest Rate. The Note matures on October 28, 2007, unless we repay the Note in cash or Laurus converts the Note into shares of our common stock before such date. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three percent (3%), provided, that, such annual rate of interest may not be less than seven and one-half percent (7.5%), subject to certain downward adjustments resulting from certain increases in the market price of our common stock.

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing November 1, 2004. In addition, the principal amount of $8.0 million will be amortized over the term of the loan. Commencing June 1, 2005, we were required to make monthly principal payments of $228,382 per month (together, with monthly interest payments, the “Monthly Payment Amount”). The six payments commencing on December 2004 through May 2005 will be paid as a balloon payment on the maturity date.

Note Conversion Rights. All or a portion of the outstanding principal and interest due under the Note may be converted into shares of our common stock upon satisfaction of certain conditions. The initial fixed conversion price under the Note is $1.50 per share. The fixed conversion price is subject to anti-dilution protection adjustments, on a weighted average basis, upon our issuance of additional shares of common stock at a price that is less than the then current fixed conversion price (the fixed conversion price, together with any adjustments, is referred to as the “Fixed Conversion Price”).

Laurus may, at any time, convert the outstanding indebtedness of the Note into shares of our common stock at the then applicable Fixed Conversion Price.

Subject to the restrictions on conversion described below, Laurus shall be required to convert the monthly payment into shares of our common stock in the event that (i) the average closing price of our common stock for the five trading days preceding the due date of a Monthly Payment Amount is greater than 115% of the Fixed Conversion Price ($1.725 per share), and (ii) the amount of such conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the 22 trading days preceding the payment date.

In the event we do not meet the conversion criteria, payments will be made in cash at an amount equal to 102% of the principal amount of the cash portion of the Monthly Payment Amount being paid.

Release from Restricted Cash Account $652,500 of the Note proceeds were previously deposited into a restricted cash account. Funds held in the restricted cash account were released to us in April 2005.

Warrant Terms. The Warrant grants Pallas the right to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share. The Warrant expires on October 28, 2009. In addition, the new warrant grants Pallas the right to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the next 333,333 shares. The new warrant expires on January 28, 2010.

Restrictions on Conversion of Note and Exercise of Warrant. Notwithstanding anything to the contrary set forth above, we may pay amounts due under the Note in shares of our common stock because we have an effective registration statement on file covering the resale of such shares. In addition, Laurus is not entitled to receive shares upon exercise of the Warrant, upon payment of principal and interest on the Note, or upon conversion of the Note if such receipt would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to us.

Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 130% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus. In addition, we have the option of prepaying the outstanding Non-Amortizing Principal Amount in whole or in part by paying an amount equal to 130% of the Non-Amortizing Principal Amount to be redeemed by giving at least seven (7) business days prior written notice of redemption.

Security of Note. The Note is secured by a blanket lien on substantially all of the assets located in our Neodesha property, including the restricted cash account, pursuant to the terms of the security agreement executed by us. In the event we default under the agreements with Laurus, Laurus may enforce its rights as a secured party and accelerate payments under the Note and we may lose all or a portion of the Neodesha property.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement between Laurus and us, we were obligated to file a registration statement registering 10,666,666 shares of our common stock issuable upon conversion of the Note and exercise of the Warrant. We were required to file a registration statement on or before December 12, 2004 and have the registration statement declared effective on or before March 31, 2005. On October 29, 2004, we filed a registration statement on Form SB-2 which included the Laurus shares and was declared effective on June 30, 2005. Because the registration statement was not declared effective within the timeframe described, we would have been obligated to pay Laurus a fee equal to 2.0% of the aggregate original principal amount of the Note for each 30 day period (pro rated for partial periods) that such registration conditions were not satisfied but this obligation was waived in the Amendment No. 1. Pursuant to Amendment No. 1 to the Registration Rights Agreement, we are obligated to file a registration statement registering the 1,000,000 shares of our common stock issuable upon exercise of the New Warrant. We are obligated to file a registration statement on any date after January 28, 2005 upon which we file a registration statement with the Securities and Exchange Commission relating to the resale of our common stock on or before August 1, 2005. Further, pursuant to the amendment agreement executed on April 28, 2004, we have agreed to file semi-annual registration statements to register shares of our common stock issued to Laurus for the conversion of interest under the Note.

Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to us in the event that we propose additional debt financing or to sell any equity securities of Petrol.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note.

Additional Restrictions. The financing documents contain certain restrictions regarding our operations while 25% of the principal amount of the Note is outstanding. Such restrictions include our agreement that, except with Laurus’ prior written consent (such consent not to be unreasonably withheld), we will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit us from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of our preferred stock or other equity interests, (ii) prohibit us from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to us in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by us for deposit or collection or similar transactions in the ordinary course of business.

Laurus Fund Term Note, Credit Facility, and Warrant dated October 31, 2005

On October 31, 2005, we entered into agreements with Laurus. Under the terms of the Laurus agreements, $10 million was funded into an escrow account to be disbursed to the Company pending finalization of certain closing requirements. The Company issued a Secured Term Note (the “Note”) in the aggregate principal amount of $10 million and a five-year warrant (the “Warrant”) to purchase 1,000,000 shares of the Company’s common stock at $2.00 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum.

In addition, Laurus, in their sole discretion, may purchase additional notes from the Company in an aggregate principal amount of up to $40,000,000 pursuant to substantially similar terms of the initial Note.

Pursuant to the $10,000,000 Laurus transaction entered into on October 31, 2005, we granted Laurus a warrant to purchase 1,000,000 shares of our common stock at $2.00 per share. The Warrant is exercisable at any time or from time to time before 5:00 p.m., New York time, through the close of business on October 31, 2010. The 1,000,000 warrants are being registered in this registration statement.

Note Maturity Date and Interest Rate. The Note matures on October 31, 2008 absent earlier redemption by the Company, as described below. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three and a quarter percent (3.25%), provided, that, such annual rate of interest may not be less than ten percent (10%) nor more than fourteen percent (14%).

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing May 1, 2006. In addition, commencing May 1, 2006, we are required to make monthly principal payments equal to eighty percent (80%) of Net Revenue relating to all gas properties of the Company set forth on Exhibit A to the Secured Term Note, all gas properties of the Company acquired after the date of October 31, 2005 and all gas properties of Coal Creek Pipeline, Inc.

Warrant Terms. The Warrant grants Laurus the right to purchase 1,000,000 shares of our common stock at $2.00 per share. The Warrant expires on October 31, 2010.

Restrictions on Exercise of Warrant. Notwithstanding anything to the contrary set forth above, Laurus is not entitled to exercise the Warrant if such receipt of shares of common stock would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to the Company.

Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 100% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus.

Security of Note. The Note is secured by a security interest in substantially all of the our assets, certain assets of Neodesha Pipeline and Coal Creek Pipeline and in certain gas properties of the Company pursuant to various mortgages, deeds of trust, security agreements, financing statements and assignments of production.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement between Laurus and the Company, the Company is obligated to file a registration statement registering 1,000,000 shares of our common stock issuable upon exercise of the Warrant. The 1,000,000 warrants are being registered in this registration statement.

Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to the Company in the event that the Company proposes additional debt financing or to sell any equity securities of the Company.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “Group” that beneficially owns 35% or more of the such outstanding voting equity interests of the Company on the date of October 31, 2005), the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date of October 31, 2005 (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Additional Restrictions. The financing documents contain certain restrictions regarding the operation of the Company while 25% of the principal amount of the Note is outstanding. Such restrictions include the Company’s agreement that, except with Laurus prior written consent (such consent not to be unreasonably withheld), we will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit the Company from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of its preferred stock or other equity interests, (ii) prohibit the Company from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business.

Laurus Funds Financing Transaction dated March 31, 2006

On March 31, 2006, we entered into agreements with Laurus to draw down an additional $5,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note (the “Note”) in the aggregate principal amount of $5 million and a five-year warrant (the “Warrant”) to purchase 200,000 shares of our common stock at $1.80 per share. On June 20, 2006, Laurus transferred the 200,000 warrants to Pallas Production Corp. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, we amended and restated our previous $10 million Secured Term Note dated October 31, 2005 with Laurus.

On April 7, 2006, the funds were released from Escrow. Net proceeds to the Company from the financing, after payment of fees and expenses to Laurus and its affiliates, were $4,806,687.50. The proceeds are being utilized by the Company for drilling activities on our Coal Creek Project.

The following describes certain material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirely by reference to the agreements entered into in connection with the financing, which were attached as exhibits to Form 8-K filed on April 11, 2006.

Note Maturity Date and Interest Rate. The Note matures on March 30, 2009 absent earlier redemption by the Company, as described below. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three and a quarter percent (3.25%), provided, that, such annual rate of interest may not be less than ten percent (10%) nor more than fourteen percent (14%).

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing May 1, 2006. In addition, commencing May 1, 2006, we are required to make monthly principal payments equal to eighty percent (80%) of Net Revenue relating to all gas properties of the Company set forth on Exhibit A to the Secured Term Note, all gas properties of the Company acquired after the date of October 31, 2005 and all gas properties of Coal Creek Pipeline, Inc.

Warrant Terms. The Warrant grants Laurus the right to purchase 200,000 shares of our common stock at $1.80 per share. The Warrant expires on March 30, 2011.

Restrictions on Exercise of Warrant. Notwithstanding anything to the contrary set forth above, Laurus is not entitled to exercise the Warrant if such receipt of shares of common stock would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to the Company.

Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 100% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus.

Security of Note. The Note is secured by a security interest in substantially all of the our assets, certain assets of Neodesha Pipeline and Coal Creek Pipeline and in certain gas properties of the Company pursuant to various mortgages, deeds of trust, security agreements, financing statements and assignments of production.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement between Laurus and the Company, the Company is obligated to file a registration statement registering 200,000 shares of our common stock issuable upon exercise of the Warrant. The 200,000 warrants are being registered in this registration statement.

Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to the Company in the event that the Company proposes additional debt financing or to sell any equity securities of the Company.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “Group” that beneficially owns 35% or more of the such outstanding voting equity interests of the Company on the date of March 31, 2006), the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date of March 31, 2006 (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Additional Restrictions. The financing documents contain certain restrictions regarding the operation of the Company while 25% of the principal amount of the Note is outstanding. Such restrictions include the Company’s agreement that, except with Laurus prior written consent (such consent not to be unreasonably withheld), we will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit the Company from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of its preferred stock or other equity interests, (ii) prohibit the Company from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business.

Laurus Funds Financing Transaction dated May 31, 2006

On May 31, 2006, we entered into agreements with Laurus to draw down an additional $10,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note (the “Note”) in the aggregate principal amount of $10 million and a five-year warrant (the “Warrant”) to purchase 400,000 shares of our common stock at $1.65 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, we amended and restated our previous $10 million Secured Term Note dated October 31, 2005 and $5 million Secured Term Note dated March 31, 2006 with Laurus.

On June 2, 2006, the funds were released from Escrow. Net proceeds to the Company from the financing, after payment of fees and expenses to Laurus and its affiliates, were $9,629,678.68. The proceeds are being utilized by the Company for drilling activities on our Coal Creek Project.

The following describes certain material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in its entirely by reference to the agreements entered into in connection with the financing, which were attached as exhibits to Form 8-K filed on June 15, 2006.

                Note Maturity Date and Interest Rate. The Note matures on May 31, 2009 absent earlier redemption by the Company, as described below. As mentioned above, annual interest on the Note is equal to the “prime rate” published in the Wall Street Journal from time to time, plus three and a quarter percent (3.25%), provided, that, such annual rate of interest may not be less than ten percent (10%) nor more than fourteen percent (14%).

Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each month during the term of the Note, commencing July 1, 2006. In addition, commencing July 1, 2006, we are required to make monthly principal payments equal to eighty percent (80%) of Net Revenue relating to all gas properties of the Company set forth on Exhibit A to the Secured Term Note, all gas properties of the Company acquired after the date of October 31, 2005 and all gas properties of Coal Creek Pipeline, Inc.

Warrant Terms. The Warrant grants Laurus the right to purchase 400,000 shares of our common stock at $1.65 per share. The Warrant expires on May 31, 2011.

Restrictions on Exercise of Warrant. Notwithstanding anything to the contrary set forth above, Laurus is not entitled to exercise the Warrant if such receipt of shares of common stock would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to the Company.

Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 100% of the principal amount being redeemed by giving at least seven (7) business days prior written notice of redemption to Laurus.

Security of Note. The Note is secured by a security interest in substantially all of the our assets, certain assets of Neodesha Pipeline and Coal Creek Pipeline and in certain gas properties of the Company pursuant to various mortgages, deeds of trust, security agreements, financing statements and assignments of production.

Registration Rights. Pursuant to the terms of the Registration Rights Agreement between Laurus and the Company, the Company is obligated to file a registration statement registering 400,000 shares of our common stock issuable upon exercise of the Warrant. The 400,000 warrants are being registered in this registration statement.

Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to the Company in the event that the Company proposes additional debt financing or to sell any equity securities of the Company.

Change in Control. The occurrence of a change of control in the controlling ownership of the Company would be a default under the Note. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “Group” that beneficially owns 35% or more of the such outstanding voting equity interests of the Company on the date of May 31, 2006), the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors on the date of May 31, 2006 (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Additional Restrictions. The financing documents contain certain restrictions regarding the operation of the Company while 25% of the principal amount of the Note is outstanding. Such restrictions include the Company’s agreement that, except with Laurus prior written consent (such consent not to be unreasonably withheld), we will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum “floor” price per share.

In addition, the financing documents, among other things, (i) prohibit the Company from paying dividends, issuing any preferred stock that is manditorily redeemable, or redeem any of its preferred stock or other equity interests, (ii) prohibit the Company from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Company for deposit or collection or similar transactions in the ordinary course of business.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

1.	20 to 33 1/3%,
2.	33 1/3 to 50%, or
3.	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which;

1.	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and
2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of Petrol, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of Petrol. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having;

1.	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;
2.	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or
3.	representing 10 percent or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of;

1.

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

2.	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, NV 89119.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of Petrol as of December 31, 2005, December 31, 2004 and December 31, 2003 are included in this prospectus and have been audited by Weaver & Martin, LLC, an independent auditor, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

Neither of Weaver & Martin nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in Petrol or have been a promoter, underwriter, voting trustee, director, officer, or employee of Petrol.

DISCLOSURE OF COMMISSION

POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of Petrol will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our articles of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•	for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Petrol. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Petrol in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Petrol Oil and Gas, Inc. was incorporated in the State of Nevada in March of 2000 as Euro Technology Outfitters. On August 19, 2002 we acquired approximately 289 oil and gas mineral leases from Petrol Energy, and concurrently changed our name to Petrol Oil and Gas, Inc.

Business of Issuer

Petrol is an oil and gas exploration, development and production company. Our primary business objective is to create value in the company through the acquisition, development and production of economic quantities of natural gas from buried coal seams, denoted as coal-bed methane (CBM) and other gas bearing formations, as well as the production of oil. The first step in value creation was achieved through the acquisition of the mineral leases from Petrol Energy and others.

Our recent activities have consolidated a strong lease position in CBM that contains quality proven gas reserves, some of which are adjacent to interstate pipeline systems which provide ready access to market for our produced gas. During 2005 our focus turned to developing and producing those leases so as to realize the value held within their reserves. With 165,000 gross leased acres (132,000 net acres) the task of developing the properties with wells on 160 acre spacing will involve in excess of 1,000 wells. Petrol holds a 100 % working interest and an average 80% net revenue interest in these leases. In order to develop this large resource base we have segregated our leases into five separate Projects which include:

•

Petrol-Neodesha Project - a 10,000 gross acre (8,000 net acres) gas producing property with operations consisting of a gas gathering system, 90 producing wells, 8 salt water disposal wells and 50-100 potential new well locations.

•	Coal Creek Project - current development of about 92,000 gross acres (73,000 net acres) with 40 production wells, 2 salt water disposals wells and gas gathering infrastructure.
•	Pomona Project – 35,000 gross acres (28,000 net acres) with 17 shut in production wells, 1 salt water disposal well and some gas gathering infrastructure.
•	Missouri Project – 18,000 gross acres (12,000 net acres) with 5 test/evaluation wells.
•	Oil Field Projects – 10,000 gross acres

During the past three years, we have evolved from a start-up company holding oil and gas leases, into a production and development company with 150 gas wells, and 300 oil wells, and plans to bring over 40 additional new wells on line during the first half of 2006. Our drilling program is anticipated to significantly increase revenues, operating cash flows, profitability and proved reserves throughout 2006 and into 2007.

We have acquired leasehold interests in more than 165,000 gross acres in Eastern Kansas and Western Missouri. Most of the leases are located in the relatively undeveloped Bourbon Arch, which lies between two established gas-producing basins with well-defined production and reserve characteristics-the Cherokee Basin to the south and the Forest City basin to the north.

In September 2004, we acquired approximately 10,000 gross acres of leaseholds and 71 producing gas wells in Wilson and Neosho counties in eastern Kansas (100% working interest/81% Net Revenue Interest). Since that time, we have drilled another 19 gas wells, 100% of which were successful producers. Recent wells have been drilled deeper (to approximately 1,200 feet) than the initially acquired wells (approximately 700 feet) and have encountered additional coal seams. We have the potential to drill another 50 to 100 wells on this property (known as Petrol-Neodsha), and we expect future wells to come on line at daily production rates up to 150% greater than our initially acquired wells.

In November 2005, we executed a credit facility with Laurus Master Fund, providing us up to $50 million for drilling activities. We have received $10 million under this credit facility, which funds have been utilized for drilling purposes, and a request for an additional $5 million has been recently submitted and approved. These funds have provided us with the capital required to launch an aggressive drilling program in our Coal Creek project centered around Coffee County, Kansas, where our leasehold interests encompass approximately 92,000 gross acres. We have drilled and tested 40 coalbed methane wells in the Burlington and Waverly areas, and gas gathering and compressor systems are partially completed and have commenced delivering gas. As a result of bringing these wells on line to delivery systems, and the anticipation of additional wells being drilled, our revenue as early as the 2nd Quarter of 2006. Based on our 160 acre spacing, we have the potential to drill approximately 575 additional wells in the Coal Creek project over the next several years.

In Petrol’s leased areas that contain Probable and Possible gas reserves, Petrol will determine whether it can produce sufficient amounts of oil and/or natural gas to be commercially viable. If an area is shown to be commercially productive, we intend to explore several methods of funding development and gas gathering operations in that area. The most conservative method would be to limit development to the extent it could be funded through revenues obtained from sales of our ongoing oil and gas production. An accelerated development program could be established by making use of Working Interest (WI) or Joint Venture (JV) partners that would contribute to the costs of drilling and completion and then share in revenues derived from future production. A further acceleration plan could be established which would require debt to fund drilling and gathering activities at a pace that would allow greater leverage of our current lease position. These economic alternatives may allow us to utilize our own financial assets for the creation of value through the growth of our leased acreage holdings, the acquisition of strategic oil and gas producing companies and generally expand our existing operations.

The Market: Natural Gas Supply and Demand

Petrol believes that the rising oil and gas prices, combined with geopolitical instability and soaring demand from burgeoning economies in China and India have increased the intrinsic value of predictable, secure, North American reserves, and we expect this trend to continue in light of tensions in the Middle East and certain other foreign countries (e.g., Venezuela, Nigeria).

The National Petroleum council estimates the US demand for natural gas to increase from 22 Trillion cubic feet (TCF) in 1998 to over 31 TCF by 2015. This nearly 50% increase in demand for natural gas coupled with constrained supplies from conventional sources and storage facilities suggests an urgent need for new gas sources. Although conventional gas sources such as high permeability sandstones currently supply about 60% of the US demand (13 TCF in 1998), projections indicate a flat to declining supply through year 2015. The shortfall in conventional gas supply is expected to be taken up by production from un-conventional sources such as tight gas sandstones/shales, associated gas, and CBM.

CBM shows great promise as a future source of natural gas, with the US Geological Survey estimating some 700 TCF contained in 6 major CBM basins in the continental US. This constitutes an enormous reserve, almost the entire US demand for the next 25 years. The Western Interior Basin covering portions of Oklahoma, Kansas, and Missouri is one of those 6 major basins. The Gas Research Institute estimates CBM gas reserves in the Forrest City and Cherokee basin, the two sub-basins of the Western Interior Basin, contain approximately 7 TCF. Petrol’s leases all lie within one or both of these sub-basins

Given the current volatility of the natural gas market, hedging has become a part of Petrol’s operating strategy. We believe the current supply and demand fundamentals will lead to a strengthening in prices. Consequently, Petrol intends to continually evaluate its hedge position, if any, and enter into contracts accordingly.

CBM Production

CBM production is similar to conventional natural gas production in terms of the physical production facilities and the product produced. However, surface mechanics and some production characteristics of CBM wells are quite different from traditional natural gas production wells. Methane gas is created as part of the coalification process. Coals vary in their methane gas content which is defined by the industry as cubic feet of gas per ton of coal. Conventional natural gas wells assume a porous and permeable reservoir, hydrocarbon migration and a natural structural or stratigraphic trap. However, CBM is trapped in the molecular structure of the coal itself until it is released by pressure changes, resulting from water removal from the coal-bed.

Water completely permeates coal-beds and the natural fracture system or cleats as they are normally referred. In good producing areas the cleats are pervasive throughout the coal-beds. CBM gas, principally methane, is adsorbed onto the grain surfaces of the coal. To produce CBM, the water must be drawn off first, lowering the pressure so that the methane gas will desorb from the coal thus allowing gas to flow from the coal into the de-watered cleats that act as high permeable conduits to the well bore, where gas can be produced at the well head. These cleats are assumed to have been formed during the coalification and uplifting processes. If cleat permeability is adequately developed it may allow commercial quantities of methane gas to be produced from the well. The qualities of productive CBM wells include coal quality, the content of natural gas per ton of coal, thickness of the coal-beds, reservoir pressure, existence of natural fractures, and overall permeability of the coal-bed.

CBM production also differs from conventional gas production that normally starts at its highest production rate and then declines with time. Because coal-beds have water residing within the cleats, the water needs to be withdrawn in order to promote production of the adsorbed gases. Thus, for the case of CBM, initial water production is high and diminishes with time. CBM gas production, however, starts at a relatively low rate reaching a peak some months later and then begins to decline.

CBM production is attractive due to several geological factors. Coal stores six or seven times as much gas as a conventional natural gas reservoir of equal rock volume due to the large internal surface area of coal. Significant amounts of coal are accessible at shallow depths, making well drilling and completion relatively inexpensive. Finding costs are also low since methane occurs in coal deposits, and the location of the Nation’s coal resources is well defined by the USGS.

Corporate Business Objectives

Petrol’s primary business objective is to create value in the company through the production of economic quantities of natural gas from CBM and other producible intervals. In the 6 major US CBM basins, the coal-beds vary greatly in thickness, quality and gas content. They also range in depths from very near surface, less than 500 ft, to very deep, greater than 25,000 ft. The difficulty, risks and costs associated with extracting CBM from deep formations increases quite rapidly and nonlinearly with depth. Average depth for a well in the areas where Petrol holds leases range between 600 ft and 1,700 ft.

Petrol intends to achieve its objective of continuously creating value by:

(a)	Establishing suitable scaled and financed development programs to realize commercial production from proven reserves on our existing leased acreage.
(b)	Determining the appropriate financing and development methods to realize production from probable reserves in relative close proximity to our existing proven leased acreage.
(c)	Assessing farm out arrangements for non core leases or geographies.
(d)	Adding mineral leases in core areas to achieve economies of scale, while continually selling marginal and non strategic leased properties.
(e)	Acquiring and developing potentially high profit margin leased properties, including producing oil and gas fields.
(f)	Enhancing the value of our production through the use of marketing arrangements and forward sales of known production.

Developmental Program

Petrol acquired leases in the Forrest City and Cherokee Basins because the leased area had the following attributes:

•	relatively shallow CBM (<2,500 ft),
•	good coal rank, gas content and distribution within the basin,

•	low cost mineral leases,
•	access to interstate pipeline systems, and
•	nearby oil and gas services.

The Western Interior Basin located in the mid-continent, where the Petrol leases are located, shows great promise because the basin embodies an extensive aerial distribution of shallow buried coal-beds, appears to contain large quantities of high quality natural gas and has several readily available interstate pipelines for sales and distribution. It appeared that an area well suited for Petrol’s Coal Creek Project was in and around Coffey County, Kansas, where gas bearing coals are contained within the Forrest City and Cherokee basins, sub-basins of the larger Western Interior basin.

Since portions of the acquired mineral leases have existing oil or gas wells, some of them are being considered for re-completion in sandstones and/or coal-beds that appear economically productive. These will add to our knowledge base and may provide financial support for anticipated expansion. This developmental strategy is exemplified in our Petrol-Neodesha project which produces approximately 2.9 Million cubic feet of gas per day (2.10 Million cubic feet per day of net production to the Company).

Operational Area

As an oil and gas exploration and development company, Petrol’s primary objective is the development of CBM gas production projects. We identified CBM early on as an area in the oil and gas industry that was gaining recognition as a viable source of natural gas and was experiencing above average growth. Petrol expects to focus investment efforts in natural gas well development projects located within known or highly-likely gas-bearing CBM formations in southeastern Kansas and western Missouri.

The Western Interior Coal Region includes three basins in the central United States that contain gas bearing coal deposits of similar area and rank. They are the Arkoma, Forest City and Cherokee Basins. Together these three basins stretch from western Arkansas and central Oklahoma northward through eastern Kansas and western Missouri into central Iowa. Our primary interests lie within areas overlaying the Cherokee basin and portions of the Forest City Basin which are defined geographically as the area bounded to the north by Bourbon Arch, to the east and southeast by Ozark Dome, and to the west by the Nemaha uplift, encompassing northern Oklahoma, southeastern Kansas, and southwestern Missouri.

The Cherokee Basin formation contains Pennsylvanian age coal-beds which are believed to be relatively contiguous throughout the entire basin. Coal found throughout the basin is generally of the same age and type and therefore theoretically should contain similar quantities and quality of gas. Historically, the majority of CBM gas production in Kansas has been in southeastern counties such as Labette, Wilson, Neosho and Cherokee counties, where coal seams and black shale averaging four feet in thickness produce commercial quantities of CBM gas. Our Petrol-Neodesha project is located within this producing Cherokee basin area.

Petrol-Neodesha Project

Currently our gas producing leases known as Petrol-Neodesha, in the Neosho and Wilson counties, account for approximately 10,000 of the total 165,000 gross leased acres. These properties are in active production with on average 90 CBM producing wells that produce approximately 2.7 Million cubic feet of gas per day. Studies to drill additional wells, improve existing wells and enhance the gas gathering system were refined into an advanced development plan during the first quarter of 2005 and execution of the plan began in the second quarter of 2005. This plan was designed to serve as the blueprint to enhance the Net Asset Value of these properties, increase production revenue and provide knowledge for development of remaining leases in this and our other Project areas. Petrol-Neodesha has provided us with a revenue stream and certain value in proven producing reserves.

In the second quarter of 2005, we implemented Phase I of our development plan that involved expanding the production of our existing gas gathering pipeline system and drilling several new production wells. Phase I pipeline enhancements included adding approximately 3.5 miles of high capacity gas gathering pipeline and strategically incorporating 2 new booster stations to reduce pipeline pressure as well as to provide a higher level of compressor redundancy. In addition, the reduced pipeline pressure was designed to increase production from existing production wells and in fact overall field production was found to increase by about 425 Mcfd. Furthermore, the capacity of the main pipeline gathering lines was doubled and will serve to accommodate production from 50 to 100 new development wells.

The second element of the Phase I development plan involved drilling five new CBM wells. The initial production rates were about 150 Mcfd after approximately six weeks of de-watering. These wells were the first set of wells we completed and connected to the newly enhanced gas gathering pipeline system.

Additionally, in the second quarter of 2005, we acquired an additional 400 gross acres adjacent to our Petrol-Neodesha property and drilled four new production wells during the later half of 2005 on these newly acquired leases.

In the third quarter of 2005, we incorporated a new gas processing unit into our Neodesha pipeline system to support growing gas sales from our Petrol-Neodesha property and enhance gas quality.

We intend to continue seeking acquisition opportunities which compliment our current production. We intend to fund our development activity primarily through the use of cash flow from operations and cash on hand, while seeking larger debt funding opportunities sufficient enough to develop a greater portion of our mineral leases. During 2005 we drilled, completed and began production from 14 new wells. Based on our current field production levels, we plan to aggressively develop future production activities.

Coal Creek Project

During 2005 Petrol embarked on securing funds for the development of the Coal Creek project centered in Coffey County, Kansas. The Coal Creek Project includes leases covering about 92,000 gross acres. In October 2005, we finalized an agreement and other documents whereby Laurus Master Funds, Ltd. would provide a debt facility of up to $50,000,000 with the first $10,000,000 tranche utilized immediately. In March 2006 and May 2006, an additional $5,000,000 and $10,000,000 was requested and approved for funding.

The Coal Creek development plan is based upon drilling and completing some 540 wells over a two to three year period along with miles of gas gathering pipelines and infrastructure to process, transport and sell gas in mid-west markets. To better manage the development of this large acreage position and take advantage of the three interstate pipelines that cross our leases, we divided the project into three fully self contained areas:

1.	Burlington Area – about 15,000 gross acres located in SW Coffey County, Kansas. This was Petrol’s assessment area in which we drilled our first test wells.
2.	Waverly Area – about 40,000 gross acres located in NE Coffey County, Kansas, Southern Osage County and Western Anderson County, Kansas.
3.	Lebo Area – about 37,000 acres located in NW Coffey County, Kansas.

The full development plan is expected to be executed in two phases. The first phase involves emplacing the basic gas gathering pipeline infra-structures and developing about 180 new CBM wells. Phase two includes finalizing the gas gathering pipeline and developing 360 new CBM wells. The anticipated costs of the full development plan are expected to be approximately $66,000,000. The pace of the development will obviously depend on the availability of the financing program, lender restrictions, general economic conditions, and potential other factors relevant to this type of development plan.

With the first $10 million tranche we received from Laurus Funds in November 2005, we initiated Phase I development, which involved drilling gas production wells as well as the installation of a gas gathering pipeline system in both the Burlington and Waverly areas. At the end of December 2005 there were 22 production and 2 salt water disposal wells ready for connection to the gas gathering pipelines being installed in the Burlington area. Similarly, at the end of 2005 the first several production wells and salt water disposal well were emplaced and the gas gathering lines were being buried in the Waverly area. The second tranche of $5 million and third tranche of $10,000,000 was used to support our drilling program.

Pomona Project

Located primarily in Franklin County, Kansas the Pomona Project includes leases covering about 35,000 acres. There are about 17 shut in production wells, a salt water disposal well and portions of a gas gathering infrastructure. Two interstate pipeline systems cross through the Petrol leases.

Missouri Project

Located in Cass and Bates County, Missouri our Missouri Project includes leases covering about 15,000 gross acres. Petrol drilled and tested 5 evaluation wells in this project area that abut to an interstate pipeline system.

Oil Field Project

Petrol has a 100% working interest in several oil producing properties that produce an average 80 barrels of oil per day. These oil producing wells are generally defined as stripper wells and are producing under the influence of a water flood.

Leasing Activities

As of December 31, 2005, we have about 900 signed lease agreements totaling approximately 165,000 gross acres (137,000 net acres). These leases are contained within Coffey County, Kansas and the adjacent counties of Anderson, Osage, Lyon, Franklin, Woodson, Wilson and Neosho as well as Cass and Bates counties in western Missouri. In the event that we are successful in the development phase of our plan and find commercially producible gas or oil, we intend to lease additional available mineral rights to the extent that we believe such land will further our exploration and development activities and provide increased value to Petrol.

In the second quarter of 2005, we acquired an additional 400 gross acres adjacent to our producing property, Petrol-Neodesha and have committed to drill three wells this year on these newly acquired leases.

All of the mineral leases that Petrol has executed grant it the exclusive right to explore for and develop oil, gas and other hydrocarbons and minerals that may be produced from wells drilled on the leased property without any depth restrictions. Each lease also grants us rights of way to easements for laying pipelines and servicing or drilling other wells in the vicinity of the leased property.

Our lease agreements vary both in term and price per acre. Some of our leases are for 2 year periods at $2/acre with extensions for 3 additional years, others are for 3 year periods at $3/acre with extensions for 3 additional years, while others are for 5 years at $1/acre with extensions for 3 additional years, and finally others are for 5 years at $10/acre with extensions for 3 additional years.

Our leases are on a paid up basis. Petrol has agreed to pay each lessor a royalty equal to 12.5% of any oil, gas or other minerals that may be produced from wells drilled on their leased property. In the event of a shut-in well capable of producing oil or gas, we have agreed to pay the lessor a royalty per net mineral acre. All the lease agreements allow Petrol to hold the lease with production.

Under its leases, Petrol has the right to pool the leased property with other land owned or leased by it in the immediate vicinity for the production of oil or gas. With respect to shallow gas and associated hydrocarbons produced in conjunction therewith, we have the right to pool or unitize the leased properties into a development pool of a maximum of 3,000 acres if we have drilled at least 2 wells within the pooled unit no later than 1 year after the expiration of the primary term of the lease.

We have completed a standard due diligence process on our leased property, including obtaining a title or title insurance to confirm our rights to any oil, gas or other minerals produced pursuant to our leases. Our final interest in any oil, gas or other mineral that we produce may vary depending upon negotiations with the mineral owners, financers, if any, as well organizations that we may contract to perform drilling, completion and operating activities on our wells.

Petrol has rights to a 100% working interest in all of its leased acreage. A “working interest” is the operating interest that gives us, as the operator, the right to drill, produce and conduct operating activities on the property and a share of production. Petrol has a Net Revenue interest (NRI) between 79.5% and 84.375% on all leased acreage.

Until the acquisition of the Petrol-Neodesha, most of our capital expenditures were associated with the acquisition of oil and gas mineral leases, raising capital and administrative costs. Our strategy now shifts to that of realizing value from those expenditures through the drilling and production of our properties, starting in our proven reserve areas. We intend to continue to expand our lease base, as appropriate. The rate of development will be carefully designed to blend external financing with income from existing production and other sources.

Gas Purchase and Sale Agreement

To reduce our exposure to unfavorable changes in natural gas prices we utilize energy swaps in order to have a fixed-price contract. These contracts allow us to be able to predict with greater certainty the effective natural gas prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided under the contracts. However, we will not benefit from market prices that are higher than fixed prices in contracts for hedged production. If we are unable to provide the quantity that we have contracted for we will have to go to the open market to purchase the required amounts that we have contracted to provide.

In 2005, Petrol entered into contracts with Seminole Energy Services LLC to sell 60,000 mmbtu per month for the period of March 2005 to February 2006 at various fixed prices with the overall average price of $5.99. Additionally, Petrol has contracts with Virginia Power to sell certain of its gas production through March 2007 at various fixed prices with the overall average price of $8.13. We have an expectation that revenue will increase in 2006 due to the expiration of lower price hedges.

RECENT DEVELOPMENTS – SUBSEQUENT TO YEAR END

On January 4, 2006, we announced the successful completion of our third new well drilled during the month of December on our Petrol-Neodesha property.

On January 17, 2006, we announced the signing of an agreement with Enbridge Pipeline (“ENB”) to connect a second gas injection tap on the ENB interstate pipeline system. The injection tap serves as the second sales point for us to market natural gas produced from our Coal Creek project.

On January 30, 2006, we announced our inclusion in the Kansas Geologic Society’s listing of the top 5% of gas producing companies in Kansas based on gas volumes for 2005.

On March 28, 2006, we commenced operations of our new gas gathering pipeline system which we recently connected to the delivering system, which provides the method for distributing our gas from our 92,000 acre Coal Creek project.

On April 10, 2006, we issued a press release announcing that gas production from the Burlington area of our Coal Creek Project began flowing into the Enbridge Interstate pipeline on April 4, 2006.

On September 28, 2006, we announced that we received approval from the Kansas Corporation Commission to operate two new salt water disposal wells in our Coal Creek Project.

Governmental Regulations

Regulation of Oil and Natural Gas Production. Our oil and natural gas exploration, production and related operations, when developed, are subject to extensive rules and regulations promulgated by federal, state, tribal and local authorities and agencies. For example, some states in which we may operate require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and natural gas. Such states may also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging and abandonment of such wells. Failure to comply with any such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry will most likely increase our cost of doing business and may affect our profitability. Although we believe we are currently in substantial compliance with all applicable laws and regulations, because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws. Significant expenditures may be required to comply with governmental laws and regulations and may have a material adverse effect on our financial condition and results of operations.

Federal Regulation of Natural Gas. The Federal Energy Regulatory Commission (“FERC”) regulates interstate natural gas transportation rates and service conditions, which may affect the marketing of natural gas produced by us, as well as the revenues that may be received by us for sales of such production. Since the mid-1980’s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B (“Order 636”), that have significantly altered the marketing and transportation of natural gas. Order 636 mandated a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC’s purposes in issuing the order was to increase competition within all phases of the natural gas industry. The United States Court of Appeals for the District of Columbia Circuit largely upheld Order 636 and the Supreme Court has declined to hear the appeal from that decision. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines’ traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and has substantially increased competition and volatility in natural gas markets.

The price we may receive from the sale of oil and natural gas liquids will be affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on our intended operations. However, the regulations may increase transportation costs or reduce well head prices for oil and natural gas liquids.

Environmental Matters

Our operations and properties subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may:

•	require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities;

•	limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

The permits required for our operations may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce their regulations, and violations are subject to fines or injunctions, or both. In the opinion of management, we are in substantial compliance with current applicable environmental laws and regulations, and have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

ESA. The Endangered Species Act (“ESA”) seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. ESA provides for criminal penalties for willful violations of the Act. Other statutes that provide protection to animal and plant species and that may apply to our operations include, but are not necessarily limited to, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. Although we believe that our operations will be in substantial compliance with such statutes, any change in these statutes or any reclassification of a species as endangered could subject us to significant expenses to modify our operations or could force us to discontinue certain operations altogether.

Competition

We compete with numerous other oil and gas exploration companies. Many of these competitors have substantially greater resources than we do. Should a larger and better financed company decide to directly compete with us, and be successful in its competitive efforts, our business could be adversely affected.

Personnel

We currently have eight full time employees and two part time employees as well as eight contract personnel that support and operate our field operations. As drilling production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. None of our employees are subject to any collective bargaining agreements; however, we have entered into employment agreements with Paul Branagan and Gary Bridwell. We expect a significant change in the number of full time employees over the next 12 months. However, at this time we are unable to quantify exactly how many. We intend to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Effective May 9, 2005, John Garrison resigned as Chief Financial Officer of the Company. Concurrently, the board of directors appointed Lawrence Finn as Vice President and Chief Financial Officer of the Company and effective November 15, 2005, Lawrence J. Finn resigned as Vice President and Chief Financial Officer of the Company. Mr. Finn’s resignation was the result of family requirements and the inability to relocate full time to Las Vegas. Mr. Finn’s resignation was not the result of any disagreement with the Company or our management or any accounting or company financial issues.

Consultants

On August 7, 2006, we renewed our consulting agreement with CEOcast, Inc., wherein CEOcast agreed to provide us with investor relations services. The term of the agreement is for one year. We agreed to compensate CEOcast $7,500 upon signing the agreement and 60,000 shares of our common stock. In addition, we will pay CEOcast $7,500 on or before the 7th day of each month during the term of the agreement. The 60,000 shares of common stock were issued to CEOcast on September 26, 2006.

On January 1, 2006, we entered into a consulting agreement with RJ Falkner & Company, Inc. for a period of one year. The consultant agreed to prepare two “Research Profile” reports and distribute such reports to over 10,000 investment professionals during the first twelve months of the agreement. We agreed to pay a retainer fee payable monthly, in advance, at a rate of $3,500 per month plus reimbursement of any expenses incurred in the provision of these services. In addition we agreed to grant the consultant a three year option to purchase 110,000 shares of our common stock at $1.76 per share.

Our proposed personnel structure could be divided into three broad categories: management and professional, administrative, and project field personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work loads demand.

DESCRIPTION OF PROPERTY

General Background

In fiscal 2004 we continued to build a solid asset base of mineral leases and in the fourth quarter completed a significant asset purchase, which has substantial jump started our operations. We continued additional field development through fiscal 2005. Although our focus will be on development of our existing properties, we also intend to continue seeking acquisition opportunities which compliment our current portfolio. We intend to fund our development activity primarily through use of cash flow from operations and cash on hand, while pursuing substantial debt financing to fully develop our lease holdings.

As of December 31, 2005, we had estimated net reserves and future net income of:

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil (stock-tank barrels)	74,552	48,499	0	123,055
Gas (mcf)	4,086,883	3,498,300	7,547,550	15,132,733

Income Data
Future Net Cash Flows				$49,468,000
Discounted FNCF @10%				$34,580,000

Current State of Operations

Petrol-Neodesha Project

On November 1, 2004, Petrol purchased mineral leases covering lands in Neosho and Wilson Counties, Kansas, that included 72 producing gas wells and a gas gathering system. The total purchase price was $10,000,000. Funding was accomplished using funds received from a unit offering and a convertible note from Laurus Master Fund. The producing property was named Petrol-Neodesha.

Petrol-Neodesha covers about 10,000 gross mineral acres (7,620 net acres) and includes approximately 90 producing gas wells, 8 water disposal wells, about 60 miles of gas gathering and water lines as well as gas compressor sites and a fully equipped operations and maintenance shop. Daily gas production from Petrol-Neodesha at the end of December 2005 averaged approximately 2.7 Million cubic feet per day.

In the second quarter of 2005, we implemented Phase I of our development plan that involved expanding the production of our existing gas gathering pipeline and drilling several new production wells. Phase I pipeline enhancements included adding approximately 3.5 miles of high capacity gas gathering pipeline and strategically incorporating 2 new booster stations to reduce pipeline pressure and provide a higher level of compressor redundancy. In addition, the reduced pipeline pressure was designed to increase CBM production from existing production wells and in fact overall field production was found to increase by about 425 Mcfd. Furthermore, the capacity of the pipeline has now been doubled and will serve to accommodate production from new development wells.

The second element of the Phase I development plan involved drilling five new CBM wells. Four of our five new wells are in various stages of completion and have increased gas production by 150 Mcfd after approximately six weeks of de-watering. These new wells are the first set of wells we have completed and connected to our newly enhanced gas gathering pipeline system. Based on our current field production levels, we plan to aggressively develop future production activities.

Additionally, in the second quarter of 2005, we acquired an additional 400 gross acres adjacent to our Petrol-Neodesha property and have committed to drill three wells this year on these newly acquired leases.

Coal Creek Project

As of December 31, 2005, Petrol had drilled and tested 45 wells in a pilot/exploration program located within its leased acreage in Coffey County, Kansas. Following drilling, logging and setting steel casing, these wells were perforated in some of the coal intervals that appeared to contain gas. The perforated coal intervals in some wells were acidizied and subsequently fractured using conventional hydraulic techniques in order to stimulate production. Wellheads and downhole pumping systems were used in the process of de-watering the coals and their fractures or cleats. Daily water production ranged between 50-350 barrels per day while produced gases were either flare tested or shut-in at the wellhead. Petrol owns and operates two salt water disposal wells on its Coal Creek properties.

Missouri Project

During 2004 Petrol continued to evaluate mineral leases in Missouri. Petrol drilled and tested five (5) exploratory wells in Cass County, Missouri and has acquired leases covering about 20,000 gross acres (12,430 net acres) in Cass and Bates counties, Missouri.

Pomona Project

In 2004 Petrol acquired mineral leases amounted to about 36,000 gross acres (30,750 net acres) from CBM Energy Inc. The acquisition included 17 wells, several miles of gas gathering and water disposal pipelines, and a salt water disposal well. The Pomona project is located in Douglas, Franklin and Osage counties, Kansas.

Production

The following table shows the results of operations from our oil and gas producing activities during the years presented in the financial statements. Results of operations from these activities have been determined using historical revenues, production costs, depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense have been excluded from this determination.

	Years Ended December 31,
	2005	2004
Production revenues	$6,040,957	$866,924
Production and pipeline costs	(4,111,589)	(221,339)
Depreciation and depletion	(808,138)	(134,568)
Income tax (allocated on gross profits based on statutory rates)	(345,000)	(145,000)
Results of operations for producing activities	$ 775,891	$366,017

Executive and Field Offices

In April 2006 we relocated our principal executive offices to Kansas. The address is Corporate Woods, Building 51, 9393 West 110th Street, Suite 500, Overland Park, Kansas 66210. We executed a one year lease for 150 square feet. The monthly rental for the space is approximately $1,300.

We still maintain an executive office at 3161 E. Warm Springs Road, Suite 300, Las Vegas, Nevada 89120. The space consists of approximately 1,864 square feet, which houses administrative and executive offices. The monthly rental for the space is $3,450 per month (increasing by the consumer price index as defined in the lease with minimum annual increase of 3%) commencing April 15, 2004 and ending June 30, 2007 with the first three months free.

We also lease approximately 2,500 square feet of space in Waverly, Kansas, where our field and leasing offices are located. This facility is leased on a month-to-month basis with our monthly lease obligation being $300.

LEGAL PROCEEDINGS

Petrol is and may become involved in various routine legal proceedings incidental to its business. However, to Petrol’s knowledge as of the date of this prospectus, there are no material pending legal proceedings to which Petrol is a party or to which any of its property is subject.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Since March 4, 2004, we have been eligible to participate in the over-the-counter securities market through the National Association of Securities Dealers Automated Quotation Bulletin Board System, under the trading symbol “POIG”. The following table sets forth the quarterly high and low bid prices for our Common Stock during our last two fiscal years, as reported by a Quarterly Trade and Quote Summary Report of the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	2005		2004
	High	Low	High	Low
1st Quarter	2.65	2.25	0	0
2nd Quarter	2.49	1.55	3.75	1.75
3rd Quarter	2.25	1.45	2.30	1.35
4th Quarter	1.76	1.69	2.50	1.40

(b) Holders of Common Stock

As of October 26, 2006, we had approximately 98 stockholders of record of the 29,034,597 shares outstanding. As of October 26, 2006, the closing price of our shares of common stock was $0.60 per share.

(c) Dividends

We have never declared or paid dividends on our Common Stock. We intend to follow a policy of retaining earnings, if any, to finance the growth of the business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Common Stock will be the sole discretion of the Board of Directors and will depend on our profitability and financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors deemed relevant.

(d) Securities Authorized for Issuance under Equity Compensation Plans

2002/2003 Stock Option Plan

Effective December 16, 2002, we adopted a 2002/2003 Stock Option Plan. The maximum number of shares that may be issued pursuant to the plan is 3,000,000 shares. As of December 31, 2005, 2,975,000 options have been granted under this plan and as of September 15, 2006, the total 3,000,000 options have been granted under this plan.

2006 Stock Option Plan

Effective December 21, 2005, we adopted a 2006 Stock Option Plan. The maximum number of shares that may be issued pursuant to the plan is 3,000,000 shares. As of December 31, 2005, 500,000 options have been granted under this plan. Subsequent to year end, we granted and additional 110,000 options under this plan.

Officers (including officers who are members of the board of directors), directors (other than members of the stock option committee to be established to administer the stock option plans) and other employees and consultants and its subsidiaries (if established) will be eligible to receive options under the stock option plans. The committee will administer the stock option plans and will determine those persons to whom options will be granted, the number of options to be granted, the provisions applicable to each grant and the time periods during which the options may be exercised. No options may be granted more than ten years after the date of the adoption of the stock option plans.

Non-qualified stock options will be granted by the committee with an option price equal to the fair market value of the shares of common stock to which the non-qualified stock option relates on the date of grant. The committee may, in its discretion, determine to price the non-qualified option at a different price. In no event may the option price with respect to an incentive stock option granted under the stock option plans be less than the fair market value of such common stock to which the incentive stock option relates on the date the incentive stock option is granted.

Each option granted under the stock option plans will be exercisable for a term of not more than ten years after the date of grant. Certain other restrictions will apply in connection with the plans when some awards may be exercised. In the event of a change of control (as defined in the stock option plans), the date on which all options outstanding under the stock option plans may first be exercised will be accelerated. Generally, all options terminate 90 days after a change of control.

The following table sets forth information as of December 31, 2005 regarding outstanding options granted under the plans, warrants issued to consultants and options reserved for future grant under the plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by stockholders	--	$ --	--

Equity compensation plans not approved by stockholders	3,125,000	$ 1.78	2,525,000

Total	3,125,000	$ 1.78	2,525,000 (1)

(1) 25,000 options available for issuance under our 2002/2003 stock option plan and 2,500,000 options available for the issuance under our 2006 stock option plan as of December 31, 2005.

These plans are intended to encourage directors, officers, employees and consultants to acquire ownership of common stock. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for its continued success and growth, to aid in retaining individuals who put forth such effort, and to assist in attracting the best available individuals to the Company in the future. As of December 31, 2005, 25,000 shares remained available for issuance under the 2002/2003 stock option plan and 2,500,000 shares remained available for issuance under the 2006 stock option plan. As of September 15, 2006, 0 shares remained available under the 2002/2003 stock option plan and 2,390,000 shares remained available under the 2006 stock option plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

Overview

Information we provide in this Prospectus or statements made by our directors, officers or employees may constitute "forward-looking" statements and may be subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate. Risks and uncertainties inherent in forward-looking statements include, but are not limited to:

o	increased competitive pressures from existing competitors and new entrants;
o	increases in interest rates or our cost of borrowing or a default under any material debt agreements;
o	deterioration in general or regional economic conditions;
o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;
o	hedging risks;
o	inability to achieve future sales levels or other operating results;
o	fluctuations of oil and gas prices;
o	the unavailability of funds for capital expenditures; and
o	operational inefficiencies in distribution or other systems.

The forward-looking information set forth herein is as of the date of the prospectus and we undertake no duty to update this information. Should events occur subsequent to the date of this prospectus that make it necessary to update the forward-looking information contained in this Prospectus, the updated forward-looking information will be filed with the SEC in a Quarterly Report on Form 10-Q, as an earnings or other release included as an exhibit to a Form 8-K or as an amendment to this registration statement, each of which will be available at the SEC's website at www.sec.gov. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" beginning on page 8 of this Prospectus.

OVERVIEW AND OUTLOOK

We are an oil and gas exploration, development and production company. Our properties are located in the Cherokee Basin along the Kansas and Missouri border. Our corporate strategy is to continue building value in the Company through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Our current focus is Coal Bed Methane reservoirs in the central U.S., which produce both Coal Bed Methane (“CBM”) and at times conventional gas.

Our recent activities include the consolidation of a strong lease position in CBM that contains quality proven gas reserves, some of which are adjacent to interstate pipeline systems which provide ready access to sales market for our produced gas. During 2005 our focus turned to developing and producing those leases so as to realize the value held within their reserves. With 165,000 gross leased acres (132,000 net acres) the task of developing the properties with wells on 160 acre spacing will involve in excess of 1,000 wells. Petrol holds a 100% working interest and an average 80% net revenue interest in these leases. In order to develop this large resource base we have segregated our leases into five separate Projects which include:

1.	Petrol-Neodesha Project - a 10,000 gross acre (8,000 net acres) gas producing property
2.	Coal Creek Project - current development of about 92,000 gross acres (73,000 net acres) with 40 production wells, 2 salt water disposals wells and gas gathering infrastructure.
3.	Pomona Project – 35,000 gross acres (28,000 net acres) with 17 shut in production wells, 1 salt water disposal well and some gas gathering infrastructure.
4.	Missouri Project – 18,000 gross acres (12,000 net acres) with 5 test/evaluation wells.
5.	Oil Field Projects – 10,000 gross acres

Petrol-Neodesha Project

Currently our gas producing leases known as Petrol-Neodesha, in the Neosho and Wilson counties, account for approximately 10,000 of the total 165,000 gross leased acres. These properties are in active production with on average 90 CBM producing wells that produce approximately 2.7 Million cubic feet of gas per day. Studies to drill additional wells, improve existing wells and enhance the gas gathering system were refined into an advanced development plan during the first quarter of 2005 and execution of the plan began in the second quarter of 2005. This plan was designed to serve as the blueprint to enhance the Net Asset Value of these properties, increase production revenue and provide knowledge for development of remaining leases in this and our other Project areas. These Petrol-Neodesha properties have provided us with a revenue stream and certain value in proven producing reserves.

In the second quarter of 2005, we implemented Phase I of our development plan that involved expanding the production of our existing gas gathering pipeline system and drilling several new production wells. Phase I pipeline enhancements included adding approximately 3.5 miles of high capacity gas gathering pipeline and strategically incorporating 2 new booster stations to reduce pipeline pressure as well as to provide a higher level of compressor redundancy. In addition, the reduced pipeline pressure was designed to increase production from existing production wells and in fact overall field production was found to increase by about 425 Mcfd. Furthermore, the capacity of the main pipeline gathering lines was doubled and will serve to accommodate production from 50 to 100 new development wells.

The second element of the Phase I development plan involved drilling five new CBM wells. The initial production rates were about 150 Mcfd after approximately six weeks of de-watering. These wells were the first set of wells we completed and connected to the newly enhanced gas gathering pipeline system.

Additionally, in the second quarter of 2005, we acquired an additional 400 gross acres adjacent to our Petrol-Neodesha property and drilled four new production wells during the later half of 2005 on these newly acquired leases.

In the third quarter of 2005, we incorporated a new gas processing unit into our Neodesha pipeline system to support growing gas sales from our Petrol-Neodesha property and enhance gas quality.

We intend to continue seeking acquisition opportunities which compliment our current production. We intend to fund our development activity primarily through the use of cash flow from operations and cash on hand, while seeking larger debt funding opportunities sufficient enough to develop a greater portion of our mineral leases. During 2005 we drilled, completed and began production from 14 new wells. On average we have included 3 new production wells per month in Petrol-Neodesha since we began implementing our drilling-development plan in late mid-year and have continued that new well monthly rate into 2006. Based on our current field production levels, we plan to aggressively develop future production activities.

Coal Creek Project

During 2005 Petrol embarked on securing funds for the development of our Coal Creek project centered in Coffey County, Kansas. The Coal Creek Project includes leases covering about 92,000 gross acres. In October we finalized an agreement and other documents whereby Laurus Master Funds, Ltd. would provide a debt facility of up to $50,000,000 with the first $10,000,000 tranche received in November 2005.

The Coal Creek development plan is based upon drilling and completing some 540 wells over a two to three year period along with miles of gas gathering pipelines and infrastructure to process, transport and sell gas in mid-west markets. To better manage the development of this large acreage position and take advantage of the three interstate pipeline that cross our leases we divide the project into three fully self contained areas:

4.	Burlington Area – about 15,000 gross acres located in southwestern Coffey County, Kansas. This was our assessment area in which we drilled our first test wells.
5.	Waverly Area – about 40,000 gross acres located in northeastern Coffey County, Kansas, Southern Osage County and Western Anderson County, Kansas.
6.	Lebo Area – about 37,000 acres located in northwestern Coffey County, Kansas.

The full development plan is expected to be executed in two phases. The first phase involves emplacing the basic gas gathering pipeline infra-structures and developing about 180 new CBM wells. Phase two includes finalizing the gas gathering pipeline and developing 360 new CBM wells. The anticipated costs of the full development plan are expected to be approximately $66,000,000. The pace of the development will obviously depend on the availability of the financing program, lender restrictions, general economic conditions, and potential other factors relevant to this type of development plan.

The first $10,000,000 tranche broke escrow in November 2005 and has been used primarily to initiate Phase I development which involved drilling gas production wells as well as the installation of a gas gathering pipeline system in both the Burlington and Waverly areas. At the end of December 2005 there were 22 production and 2 salt water disposal wells ready for connection to the gas gathering pipelines that were being installed in the Burlington area. Similarly, at the end of 2005 the first several production wells and salt water disposal well were emplaced and the gas gathering lines were being buried in the Waverly area.

On April 10, 2006, we issued a press release announcing that gas production from the Burlington area of our Coal Creek Project began flowing into the Enbridge Interstate pipeline on April 4, 2006.

On April 18, 2006, we issued a press release announcing the recent closing of escrow on an additional $5 million to support our expanded drilling program on our Coal Creek Project. This is the second funding tranche in an agreement with Laurus Master Funds to provide debt financing of up to $50 million.

Pomona Project

Located primarily in Franklin County, Kansas the Pomona Project includes leases covering about 35,000 acres. There are about 17 shut in production wells, a salt water disposal well and portions of a gas gathering infrastructure. Two interstate pipeline systems cross through our leases.

Missouri Project

Located in Cass and Bates Counties, Missouri, our Missouri Project includes leases covering about 15,000 gross acres. We drilled and tested 5 evaluation wells on our lease that abut an interstate pipeline system.

Oil Field Project

We have a 100 % working interest in several oil producing properties that produce an average 80 barrels of oil per day. These oil producing wells are generally defined as stripper wells and are producing under the influence of a water flood.

Results of Operations for the Years Ended December 31, 2005, 2004 and 2003

The following overview provides a summary of key information concerning our financial results for the fiscal years ended on December 31, 2005, 2004 and 2003.

	Year Ended December 31,
	2005	2004	2003

Revenue
Oil and gas activities	$5,945,957	$866,924	$-
Operator fees	95,000	-	-
Total revenue	6,040,957	866,924	-

Expenses:
Direct costs	3,880,645	221,339	-
Pipeline costs	230,944	-	-
General and administrative	2,115,019	1,000,029	343,941
Professional and consulting fees	2,577,970	1,906,036	1,374,754
Depreciation, depletion and amortization	1,392,342	213,475	-
Acquisition costs	-	654,000	-
Total expenses	10,196,920	3,994,879	1,718,695

Net operating (loss)	(4,155,963)	(3,127,955)	(1,718,695)

Other income (expense):
Interest and other income	65,054	39,417	1,067
Interest expense	(1,872,887)	(1,435,369)	(16,156)
Total other income (expense)	(1,807,833)	(1,395,952)	(15,089)

Net (loss)	$(5,963,796)	$(4,523,907)	$(1,733,784)

Fiscal Year Ended on December 31, 2005 Compared to Fiscal Year Ended on December 31, 2004

Revenue: Total revenue was $6,040,957 and $866,924 for the fiscal years ended December 31, 2005 and 2004, respectively, for an increase of $5,174,033 or 597%. The increase in revenues is a result of our acquisition in September of 2004 of 10,000 gross acres of leaseholds which included 71 producing gas wells in Wilson and Neosho counties in Eastern Kansas. Additionally, we added 14 new wells to our Petrol-Neodesha Project by year end 2005. Revenues from Petrol-Neodesha were our primary source of revenues for year end 2005.

Direct costs are the costs associated with operating producing wells, and transporting the oil and natural gas to the market for sale. Direct costs totaled $3,880,645 and $221,339 for the fiscal year of 2005 and 2004, respectively, for an increase of $3,659,306. The increase in direct costs is primarily the result of increased costs associated with the production of gas in our Petrol-Neodesha project. As a result of our revenue increase related to the Petrol-Neodesha, we had increased costs directly related to the production of gas.

Pipeline costs totaled $230,944 and $0 for the fiscal year of 2005 and 2004, respectively, for an increase of $230,944, relating to our increased production of gas in our Petrol-Neodesha project.

General and administrative expenses for the fiscal year ended December 31, 2005 were $2,115,019 compared to $1,000,029 in the fiscal year ended December 31, 2004, respectively, for an increase of $1,114,990. The increase is attributable to expenses associated with additional staff and expenses related thereto as the result of increased operations.

Professional and consulting fees were $2,577,970 and $1,906,036 for the fiscal years ended December 31, 2005 and 2004, respectively, an increase of $671,934. The increase is a result of increased oil and gas operations and increased consulting costs associated with the increased operations in addition to increases of legal and accounting related to registrations of our securities primarily related to our additional financing during 2005.

Depreciation, depletion, and amortization expense for the fiscal years ended December 31, 2005 and 2004 were $1,392,342 and $213,475 for an increase of $1,178,867. Historically, as a development stage company, we had not placed in service depreciable assets nor had we begun production eliminating the need for a depletion expense. The increase was a result of recently completed acquisition obligations and commencement of production.

Other Income (Expense):

Interest and other income for the fiscal years ended December 31, 2005 and 2004 was $65,054 and $39,417, respectively, for an increase of $25,637 which was the result of increased interest income in 2005 due to average higher account balances.

Interest Expense for the fiscal years ended December 31, 2005 and 2004 was $(1,872,887) and $(1,435,369), respectively, for an increase of $437,518. The increase in interest expense is the result of increased financing in the sum of $8,000,000, which we borrowed in December of 2004.

Net Loss: Our net loss for fiscal years ended December 31, 2005 and 2004 was $5,963,796 and $4,523,907, respectively, for an increase in net loss in the amount of $1,439,889.

Analysis and Discussion of Cash Flow

During fiscal year 2005 our cash position increased by approximately $6,642,000. The increase in the cash flow position was from our net financing activities of $9,972,154. This was the result of note proceeds in excess of payments and fee amortization of $9,484,654 and proceeds from the exercise of warrants of $487,500.

We used our cash to acquire and develop oil and gas properties for a net total of $1,694,495. In our operations we used $1,653,341 of cash which is the results of Petrol becoming an operating company for a full year.

Fiscal Year Ended on December 31, 2004 Compared to Fiscal Year Ended on December 31, 2003

Revenue: Total revenue was $866,924 and $0 for the fiscal years ended December 31, 2004 and 2003, respectively, for an increase of $866,924. The increase in revenues is a result of our acquisition in September of 2004 of 10,000 gross acres of leaseholds which included 71 producing gas wells in Wilson and Neosho counties in Eastern Kansas.

Direct costs are the costs associated with operating producing wells, and transporting the oil and natural gas to the market for sale. Direct costs totaled $221,339 and $0 for the fiscal year of 2004 and 2003, respectively. We did not commence production of oil and gas revenues until 2004.

General and administrative expenses for the fiscal year ended December 31, 2004 were $1,000,029 compared to $343,941 in the fiscal year ended December 31, 2003, respectively, for an increase of $656,088. The increase is attributable to expenses associated with additional staff and expenses related thereto as the result of increased operations.

Professional and consulting fees were $1,906,036 and $1,374,754 for the fiscal years ended December 31, 2004 and 2003, respectively, an increase of $531,282. The increase is a result of increased oil and gas operations and increased consulting costs associated with the increased operations.

Depreciation, depletion, and amortization expense for the fiscal years ended December 31, 2004 and 2003 were $213,475 and $0 for an increase of $213,475. Historically, as a development stage company, we had not placed in service depreciable assets nor had we begun production eliminating the need for a depletion expense. The increase was a result of recently completed acquisition obligations and commencement of production.

Other Income (Expense):

Interest and other income for the fiscal years ended December 31, 2004 and 2003 was $39,417 and $1,067, respectively, for an increase of $38,350 which was the result of increased interest income in 2004 due to average higher account balances.

Interest Expense for the fiscal years ended December 31, 2004 and 2003 was $(1,435,369) and $(16,156), respectively, for an increase of $1,419,213. The increase in interest expense is the result of increased financing in the sum of $8,000,000, which we borrowed in December of 2004.

Net Loss: Our net loss for fiscal years ended December 31, 2004 and 2003 was $4,523,907 and $1,733,784, respectively, for an increase in net loss in the amount of $2,790,123.

Results of Operations for the Three Months Ended June 30, 2006 and 2005.

The following table summarizes selected items from the statement of operations at June 30, 2006 compared to June 30, 2005.

INCOME:

	Three Months Ended June 30,
	2006	2005	Increase / (Decrease)
	Amount	Amount	$	%
Revenues	$ 1,824,907	$ 1,805,491	19,416	1%

Revenues

Revenues for the three months ended June 30, 2006 were $1,824,907 compared to revenues of $1,805,491 in the three months ended June 30, 2005. This resulted in an increase of $19,416 or 1%, from the same period one year ago. The increase in revenues is a result of higher hedged prices of our gas and higher gas prices.

EXPENSES:

	Three Months Ended June 30,
	2006	2005	Increase / (Decrease)
	Amount	Amount	$	%
Expenses:
Direct Costs	$ 569,498	$ 1,293,851	$(724,353)	(56%)
Pipeline costs	229,912	-	229,912	-
General and administrative	806,822	320,223	486,599	152%
Professional and consulting Fees	681,092	141,854	539,238	380%
Depreciation, depletion and amortization	534,215	232,650	301,565	130%
Total expenses	2,821,539	1,988,578	832,961	42%

Net operating (loss)	(996,632)	(183,087)	813,545	444%

Other income (expense):
Interest and other income	137,556	10,257	127,299	1,241%
Interest expense	(1,236,344)	(457,618)	778,726	170%
Total other income (expense)	(1,098,788)	(447,361)	651,427	146%

Net loss	$(2,095,420)	$(630,448)	$1,464,972	232%

Direct Costs

Direct costs are the costs associated with operating producing wells, and transporting the oil and natural gas to the market for sale. Direct cost for the three months ended June 30, 2006 was $569,498, a decrease of $724,353, or 56%, from $1,293,851 for the three months ended June 30, 2005. The decrease over the prior period is directly attributable to our reduction in costs related to work-overs, repairs and modification to the Neodesha wells and pipeline system that we had previously experienced during the same period in the previous year. We do not anticipate maintenance and work-over costs to that extent in the future and our current direct operating costs are more indicative of our overall production costs.

Pipeline Costs

Pipeline costs were $229,912 for the three months ended June 30, 2006. We did not incur pipeline costs for the three months ended June 30, 2005.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2006 were $806,822, an increase of $486,599, or 152%, from $320,223 for the three months ended June 30, 2005. The increase in general and administrative expenses is attributable to expenses associated with additional staff and expenses related thereto as the result of our growth in operations, especially the extensive development of our new Coal Creek project areas. Additionally, we experienced non re-occurring marketing expenses with the opening of our Coal Creek pipeline.

Professional and Consulting Fees

Professional and consulting fees for the three months ended June 30, 2006 was $681,092, an increase of $539,238, or 380%, from $141,854 for the three months ended June 30, 2005. The increase in professional and consulting fees, in the current period was a result of increased legal and accounting fees associated with the closing of two new subsidiary loans with Laurus Master Fund, Ltd. totaling $15,000,000 pursuant to our financing agreements. Each segment of our financing requires a registration statement to be filed with the Securities Exchange Commission prepared by legal counsel and reviewed by our independent Auditors. Furthermore, closing of these Laurus financings also required Petrol to provide additional outside independent engineering support and analysis, lease and right of way reviews and filings and other logistical and specialized legal support.

Depreciation, Depletion, and Amortization Expense

Depreciation, depletion, and amortization expense for the three months ended June 30, 2006 was $534,215, an increase of $301,565, or 130%, from $232,650 for the three months ended June 30, 2005. The increase in depreciation, depletion and amortization expense was a result of depreciation of our pipelines and gas processing systems and depletion related to our production.

Net Operating (Loss)

The net operating loss for the three months ended June 30, 2006 was $996,632, versus a net operating loss of $183,087 for the three months ended June 30, 2005, a change in net loss of $813,545 or 444%. The increase in net operating loss for the second quarter of 2006 was the result of the substantial increases in general and administrative expenses and professional and consulting fees and is attributable to the new development program underway in our Coal Creek project areas.

Other Income (Expense)

Interest and Other Income

Interest and other income for the three months ended June 30, 2006 was $137,556, an increase of $127,299, or 1,241%, from $10,257 for the three months ended June 30, 2005. The increase in interest and other income was a result of interest earned on funds awaiting operational utilization.

Interest Expense

Interest Expense for the three months ended June 30, 2006 was $1,236,344, an increase of $778,726, or 170%, from $457,618 for the three months ended June 30, 2005. The increase in interest expense is the result of the increased amount of debt financing received from Laurus Funds, including $276,682 attributable to the accretion of warrants issued to Laurus.

Net Loss

Our net loss for the three months ended June 30, 2006 was $2,095,420, an increase of $1,464,972, or 232%, from $630,448 for the three months ended June 30, 2005. The increase in net loss is the result of increased interest expense and substantially increased general and administrative and professional and consulting fees.

Results of Operations for the Six Months Ended June 30, 2006 and 2005.

The following table summarizes selected items from the statement of operations at June 30, 2006 compared to June 30, 2005.

INCOME:

	Six Months Ended June 30,
	2006	2005	Increase / (Decrease)
	Amount	Amount	$	%
Revenues	$ 3,040,932	$ 2,996,102	$ 44,830	1%

Revenues

Revenues for the six months ended June 30, 2006 were $3,040,932 compared to revenues of $2,996,102 in the six months ended June 30, 2005. This resulted in an increase of $44,830 or 1%, from the same period one year ago. The increase in revenues is a result of production from the Neodesha area.

EXPENSES:

	Six Months Ended June 30,
	2006	2005	Increase / (Decrease)
	Amount	Amount	$	%
Expenses:
Direct costs	$ 1,155,354	$ 1,711,852	$(556,498)	(33%)
Pipeline costs	383,922	-	383,922	-
General and administrative	1,371,415	620,341	751,074	121%
Professional and consulting Fees	1,272,886	1,554,434	(281,548)	(18%)
Depreciation, depletion and Amortization	998,864	582,104	416,760	72%
Total expenses	5,182,441	4,468,731	713,710	16%

Net operating (loss)	(2,141,509)	(1,472,629)	668,880	45%

Other income (expense):
Interest and other income	139,350	23,910	115,440	483%
Interest expense	(1,928,458)	(853,433)	1,075,025	126%
Total other income (expense)	(1,789,108)	(829,523)	959,585	116%

Net (loss)	$(3,930,617)	$(2,302,152)	$1,628,465	71%

Direct Costs

Direct costs are the costs associated with operating producing wells, and transporting the oil and natural gas to the market for sale. Direct cost for the six months ended June 30, 2006 was $1,155,354, a decrease of $556,498, or 33%, from $1,711,852 for the six months ended June 30, 2005. The decrease in direct costs is directly attributable to a reduction in costs related to work-overs, repairs and modification to the Neodesha wells and pipeline system that we had previously experienced during the previous year. We do not anticipate maintenance and work-over costs to that extent in the future and our current direct operating costs are more indicative of our overall production costs.

Pipeline Costs

Pipeline costs were $383,922 for the six months ended June 30, 2006. We did not incur pipeline costs for the six months ended June 30, 2005.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2006 was $1,371,415, an increase of $751,074, or 121%, from $620,341 for the six months ended June 30, 2005. The increase in general and administrative expenses is attributable to expenses associated with additional staff and expenses related thereto as the result of our growth in operations, especially the extensive development of our new Coal Creek project areas. Additionally we experienced non re-occurring marketing expenses with the opening of our Coal Creek pipeline.

Professional and Consulting Fees

Professional and consulting fees for the six months ended June 30, 2006 was $1,272,886, a decrease of $281,548, or 18%, from $1,554,434 for the six months ended June 30, 2005. The increase in professional and consulting fees, in the current period was a result of increased legal and accounting fees associated with the closing of two new subsidiary loans with Laurus Master Fund, Ltd. totaling $15,000,000 pursuant to our financing agreements. Each segment of our financing requires a registration statement to be filed with the Securities Exchange Commission prepared by legal counsel and reviewed by our independent Auditors. Furthermore, closing of these Laurus financings also required Petrol to provide additional outside independent engineering support and analysis, lease and right of way reviews and filings and other logistical and specialized legal support.

Depreciation, Depletion, and Amortization Expense

Depreciation, depletion, and amortization expense for the six months ended June 30, 2006 was $998,864, an increase of $416,760, or 72%, from $582,104 for the six months ended June 30, 2006. The increase in depreciation, depletion and amortization expense was a result of depreciation of our pipelines and gas processing systems and depletion related to our production.

Net Operating (Loss)

The net operating loss for the six months ended June 30, 2006 was $2,141,509, versus a net operating loss of $1,472,629 for the six months ended June 30, 2005, a change in net loss of $668,880 or 45%. The increase in net operating loss for the six months of 2006 was the result of the substantial increase in interest expenses coupled with increased general and administrative expenses and professional and consulting fees.

Other Income (Expense)

Interest and Other Income

Interest and other income for the six months ended June 30, 2006 was $139,350, an increase of $115,440, or 483%, from $23,910 for the six months ended June 30, 2005. The increase in interest and other income was a result of interest earned on funds awaiting operational utilization.

Interest Expense

Interest Expense for the six months ended June 30, 2006 was $1,928,458, an increase of $1,075,025, or 126%, from $853,433 for the six months ended June 30, 2005. The increase in interest expense is the result of our increased debt financing activities with Laurus Funds, including $583,156 attributable to the accretion of warrants issued to Laurus.

Net Loss

Our net loss for the six months ended June 30, 2006 was $3,930,617, an increase of $1,628,465, or 71%, from $2,302,152 for the six months ended June 30, 2005. The increase in net loss is primarily the result of increased interest expense and increased general and administrative expenses directly attributable to the development of infrastructure associated with our Coal Creek project.

Analysis and Discussion of Cash Flow

In the second quarter of 2006 our cash position increased by approximately $2,942,126. Our operating activities utilized $2,559,481 of cash mainly from the operating expenses we incurred in order to drill more wells and to increase our pipeline facilities. We also used $9,216,287 of our cash for the capitalized costs of the pipeline, the capitalized cost of drilling more wells and for the acquisition and renewal of oil and gas leases. We received $15,000,000 in new borrowings from Laurus and $241,875 in proceeds from the exercise of warrants to purchase common stock. We repaid $523,981 on our notes.

Operation Plan

During the next twelve months we plan to continue to focus our efforts on increasing Production Revenues, and enhancing our Net Asset Value. We expect to achieve this through the:

•	sustained development and production of CBM and other natural gases on our existing properties at the Petrol-Neodesha Project,
•	aggressive development of our 92,000 gross acre Coal Creek Project,
•	pursuing strategic acquisitions of producing properties and;
•	creating value by furthering our business plan.

Petrol-Neodesha Project

With the acquisition of the Petrol-Neodesha and certain oil properties, we are currently providing ongoing revenue and cash from these properties. As we expand development and operational activities, we will weigh the pace of further drilling and development against the availability of internal and external funding. Currently, we have been drilling 2 to 3 wells on average per month. Given appropriate economics we plan to continue with that development rate.

With the enhancements to gas gathering pipeline systems that we finalized late spring and early summer of 2005 we now have additional pipeline capacity to fully develop this 10,000 gross acre property. In fact during 2006 we added 6 new production wells to the 14 new production wells we drilled and completed in 2005. All 20 production wells were 100% successes. Further we have 5 new production wells drilled and awaiting completion with drilling intents filed for 6 more production wells.

In May we began a program designed to improve our overall understanding of the effectiveness of multi-zone stimulations and their ability to enhance production and reduce stimulation costs. We expect to implement this program throughout the year employing advanced stimulation methodologies and re-completion techniques. We began acquiring and analyzing real-time data during our most recent fracture stimulation treatments. Once management has a sufficient data set, Petrol will utilize state-of-the-art fracture modeling to assist production engineers in defining the extent that hydraulic fractures penetrate and stay within the production zones. We retained Pinnacle Technologies of Houston and Pentagon Technical Services of Denver to provide technical consulting and field support on specific fracturing/chemical strategies to optimize its completion techniques, reduce operational costs and improve production at its Neodesha and Coal Creed project areas.

Coal Creek Project

We began implementing our full field development program on the Coal Creek Project in November 2005 with the first $10,000,000 disbursement from our $50,000,000 financing arrangement with Laurus Funds.

The net proceeds derived from this first Laurus Funds Financing transaction were used in the development of two areas within the Coal Creek project, specifically the Burlington area and the Waverly area. This first round of additional financing allowed us to emplace 43 production wells, 3 salt water disposal wells and install miles of gas gathering pipelines, salt water disposal lines, complex compressor stations and processing systems within those production areas.

Results from the Coal Creek project have been so encouraging that Laurus has provided Petrol with an additional $15,000,000 in development funds. With the additional funding our field operations team is actively drilling the new phase of gas production wells and salt water disposal wells while emplacing the necessary pipeline system to connect these new wells to our existing pipelines. This development program should significantly increase our fiscal 2006 revenues and enhance our reserve asset position.

The drilling locations for these newest production wells were designed to accelerate de-watering around the existing Phase I wells and thus increase local area gas production. The drilling intents for these 10 new production wells were filed in early July and drilling commenced July 17, 2006. To further support the de-watering process we are installed high-volume injection pumps on our SWD wells.

The entire Coal Creek development plan includes drilling and completing about 540 production wells along with three gas gathering pipeline and gas processing systems over a two to three year period. The anticipated costs of this full development plan is expected to be approximately $66,000,000 for which we expect to acquire a majority of funding through the $50,000,000 Laurus Master Fund Ltd credit facility. The pace of the development will obviously depend on the availability of the financing program and favorable market conditions.

Our future financial results will depend primarily on: (i) the ability to continue to produce gas and oil from existing wells; (ii) the ability to discover commercial quantities of natural gas and oil; (iii) the market price for oil and gas; and (iv) the ability to fully implement our exploration and development program, which is dependent on the availability of capital resources. In order to be successful in all or any of these respects, the prices of oil and gas prevailing at the time of production must be at a level allowing for profitable production, and we must be able to obtain additional funding to increase our capital resources.

Liquidity and Capital Resources

The following table summarizes total assets, accumulated deficit, stockholders’ equity and working capital at June 30, 2006 compared to December 31, 2005.

	June 30, 2006	December 31, 2005	Increase / (Decrease)
			$	%

Current Assets	$ 12,375,006	$ 9,049,017	$ 3,325,989	37%

Current Liabilities	$ 10,423,289	$ 5,560,520	$ 4,862,769	87%

Working Capital	$ 1,951,717	$ 3,488,497	$ (1,536,780)	(44%)

                Financing. On October 28, 2004, we entered into agreements with Laurus Master Fund, Ltd., a Cayman Islands corporation. Under the terms of the Laurus Funds agreements we issued a Secured Convertible Term Note (the “Note”) in the aggregate principal amount of $8,000,000 and a five-year warrant (the “Warrant”) to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share. The Note is convertible into shares of our common stock at a fixed conversion price of $1.50 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3%, subject to a floor of 7.5% per annum.

On January 28, 2005, we amended the Laurus Note and the Registration Rights Agreement. Laurus agreed to move six months of principal payments (January through May of 2005) to be paid on the Maturity Date (October 28, 2007). Additionally, Laurus agreed to extend certain filing and effectiveness dates under the registration rights agreement. In consideration for the amendment, we issued an additional common stock purchase warrant to Laurus to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the next 333,333 shares. Further, pursuant to the amendment agreement executed on April 28, 2004, we have agreed to file semi-annual registration statements to register shares of our common stock issued to Laurus for the conversion of interest under the Note.

As of June 30, 2006, Laurus has converted $2,283,823 of principal payments into 1,522,550 shares of our common stock and $779,352 of accrued interest into 519,568 shares of our common stock (2,042,118 shares in total). The conversion of principal and accrued interest allowed us additional cash to use in our operations.

On October 31, 2005, we entered into another financing agreement with Laurus, under which $10,000,000 was funded into an escrow account and was disbursed to us in November 2005 after finalization of certain closing requirements. We issued a three-year Secured Term Note in the aggregate principal amount of $10,000,000 and a five-year warrant to purchase 1,000,000 shares of our common stock at $2.00 per share. The note bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. In addition, Laurus, in their sole discretion, may purchase additional notes from us in an aggregate principal amount of up to $40,000,000 pursuant to substantially similar terms of the initial note dated October 31, 2005.

On March 31, 2006, we entered into agreements with Laurus to draw down an additional $5,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note in the aggregate principal amount of $5,000,000 and a five-year warrant to purchase 200,000 shares of our common stock at $1.80 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, we amended and restated our previous $10,000,000 Secured Term Note dated October 31, 2005 with Laurus.

On April 7, 2006, the funds were released from Escrow. Net proceeds to the Company from the financing, after payment of fees and expenses to Laurus and its affiliates, were $4,806,688. The proceeds are being utilized by the Company for drilling activities on our Coal Creek Project.

On May 31, 2006, we entered into agreements with Laurus to draw down an additional $10,000,000 under the credit facility provided by Laurus in October 2005. Under the terms of the Laurus agreements we issued a Secured Term Note in the aggregate principal amount of $10,000,000 and a five-year warrant to purchase 400,000 shares of our common stock at $1.65 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the execution of the new Laurus Funds agreements, the Company amended and restated its previous $10,000,000 Secured Term Note dated October 31, 2005 and the $5,000,000 Secured Term Note dated March 31, 2006 with Laurus Funds.

On June 2, 2006, the funds were released from Escrow. Net proceeds to the Company from the financing, after payment of fees and expenses to Laurus Funds and its affiliates, were $9,629,679. The proceeds will be utilized by the Company for drilling activities on the Company’s Coal Creek Project.

Cash Flows. Since inception, we have financed cash flow requirements through debt financing and the issuance of common stock. As we expand operational activities, we may experience net negative cash flows from operations, pending receipt of sales or development fees, and may be required to obtain additional financing to fund operations through common stock offerings and debt borrowings to the extent necessary to provide working capital.

Satisfaction of our cash obligations for the next 12 months.

A critical component of our operating plan impacting our continued existence is to efficiently manage the production from our Petrol-Neodesha Development and successfully develop our Coal Creek Project. Our ability to obtain additional capital through additional equity and/or debt financing, and Joint Venture or Working Interest partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact our ability to increase revenue and continue our growth.

Over the next twelve months we believe that our existing capital combined with cash flow from operations and funds from the Laurus Funds Financing Transactions, will be sufficient to sustain operations and planned expansion without additional financing through fiscal 2006.

We may incur operating losses over the next twelve months. Our lack of operating history particularly at Coal Creek makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development and production, particularly companies in the oil and gas industry. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Under our current operating plan, we are required to make certain lease payments to maintain our rights to develop and drill for oil and gas. These lease payments are material obligations to us.

Summary of product and research and development that we will perform for the term of our plan.

Field Development

Our original Operation Plan for field development started with identifying the most promising and cost-effective drill sites on our current leased acres, drilling and testing wells to prove reserves, completing the more promising test wells, extracting the gas, oil and other hydrocarbons that we find, and delivering them to market. We believe that we have leased sufficient mineral acreage to move forward with our field development and with the proceeds of our recent financing with Laurus we are proceeding with the next phase of our operations which is large field scale development of our Coal Creek Project.

In addition to developing Coal Creek and our other leased project areas in 2004 we purchased an existing 10,000 gross area gas producing property we called Petrol-Neodesha. Petrol-Neodesha provided us with revenue and an opportunity to enhance production in a producing area as well as gain important hands on experience and insight into the field wide development slated for Coal Creek.

Coal Creek

During a two year exploration and development phase of our operational plan in the Coal Creek and Missouri projects, we drilled and tested a total of 23 wells. The results of these drilling and testing efforts provided our geologists and engineers with data that support the quantitative determination concerning the gas content, reserve estimates and potential to produce commercial amounts of CBM or other types of more conventional natural gas. Eighteen of these exploratory/test wells are contained within our Coal Creek project in Coffey county, Kansas while 5 test wells are in Missouri. Most are in proximity to an existing interstate gas pipeline. The total drilling depth for our Kansas project wells in Coal Creek is approximately 1,700 ft, while in Missouri that depth shallow to about 700 ft.

Kansas Geologic Society (KGS) joined us in our scientific effort designed to assess the gas reserves from our CBM exploratory/test wells in the Coal Creek Project. KGS took samples from coal beds found in our Coffey County wells. Their laboratory test results yielded similar gas content values to those obtained by our geologist, Mr. William Stoeckinger, that were derived from sampling of some of our other exploratory/test wells. We view these independent gas content values quite favorably since they indicate quantitative similarities to the CBM producing coal beds found in our Petrol-Neodesha Project just south of the Coal Creek Project.

Based on our first series of exploratory/test wells and current bid pricing we anticipate that each well in our Coal Creek Project will cost approximately $180,000, which includes locating, drilling, testing, hydraulically fracturing and connecting to the gas gathering pipeline. Operational costs are expected to be about $1,150 per month per well to pay for electricity, pulling and repairs, pumping, general maintenance and other miscellaneous charges. In support of these operations we have working agreements with local third parties to monitor and maintain our wells and perform drilling and work-over activities.

Our Reserve Report dated December 31, 2005 indicates Petrol has significant proven undeveloped gas reserves on its leases in the Coal Creek Project to warrant development. After receiving the $10,000,000 installment from Laurus Master Funds in November 2005 we immediately began the development of the Coal Creek Project with the intent of producing those reserves, increasing revenues and enhancing the Net Asset Value of that Project area.

Presently the Coal Creek project has 43 production wells and 3 SWD wells with 24 of those production wells and 2 SWD wells located in the Burlington area and 19 of those production wells and 1 SWD well located in the Waverly area. Each area has its own gas gathering pipelines, water disposal lines, compressors and gas processing equipment to make connections with the Enbridge interstate pipeline.

The current phase of development in Coal Creek includes drilling and completing 12 new CBM production wells and 2 additional SWD well. The location of these new production wells is designed to support de-watering in the immediate area around the original Phase I production wells. Drilling intents have been filed and drilling is currently underway.

Petrol-Neodesha

Our Petrol-Neodesha project has room for another 50 to 100 wells to fully develop this existing 10,000 gross leased mineral acreage. In 2005, we finalized enhancing the production capacity of our gas gathering system which included the addition of several new booster pumps and miles of larger diameter trunk lines that will accommodate production form all our new wells. Since January 1, 2006, Petrol has completed six new multi-zone production wells on its Petrol-Neodesha properties, with a 100% success rate. We drilled an additional five more successful multi-zone wells that are awaiting completion during the first half of 2006. Petrol plans to drill and complete approximately 14 additional Neodesha wells during the balance of 2006, for a total of approximately 25 new wells in the project for the full year. All these new wells will be completed and connected to the newly enhanced gas gathering pipeline system.

The next phases of our Neodesha development plan involves implementing a program employing advanced stimulation methodologies and re-completion techniques. The program is designed to improve our overall understanding of the effectiveness of multi-zone stimulations and their ability to enhance production and reduce stimulation costs. Petrol is actively involved in executing the data acquisition portion of this plan.

We intend to continue seeking acquisition opportunities which compliment our current production area. Based on our current field production levels, we plan to aggressively develop Petrol-Neodesha.

Operations

In general our field development plans and strategy are employed over all its projects and includes several assessment stages. Each new well is drilled through all possible CBM reservoirs and individually evaluated. Upon a favorable evaluation of its overall production capacity the well will be fully completed and connected to our local gas gathering and water disposal pipelines, during which an assessment will be made with regard to its de-water process and gas production.

When we identify a proposed drilling site, we as a licensed operator in the State of Kansas and Missouri, are engaged in all aspects of well site operations. As the operator we are responsible for permitting the well, which includes obtaining permission from the Kansas Oil and Gas Commission or Missouri relative to spacing requirements and any other county, state and federal environmental clearances required at the time that the permitting process commences. Additionally, we formulate and deliver to all interest owners an operating agreement establishing each participant’s rights and obligations in that particular well based on the location of the well and the ownership. In addition to the permitting process, we as the operator are responsible for hiring the driller, geologist and land men to make final decisions relative to the zones to be targeted, confirming that we have good title to each leased parcel covered by the spacing permit and to actually drill the well to the target zones. We are responsible for completing each successful well and connecting it to the most appropriate portion of our gas gathering system.

As the operator we are the caretaker of the well once production has commenced. As the operator, we are responsible for paying bills related to the well, billing working interest owners for their proportionate expenses in drilling and completing the well, and selling the production from the well. Once the production is sold, we anticipate that the purchaser thereof carries out its own research with respect to ownership of that production and sends out a division order to confirm the nature and amount of each interest owned by each interest owner. Once a division order has been established and confirmed by the interest owners, the production purchaser issues the checks to each interest owner in accordance with its appropriate interest. From that point forward, we as operator are responsible for maintaining the well and the wellhead site during the entire term of the production or until such time as we have been replaced or the site appropriately abandoned.

Along with the drilling and completion of our CBM production wells our subsidiary pipeline companies formulate, design and install a gas gathering and compression system to transport the gas from wellhead to the high pressure interstate pipeline tap and sales market. Our experience in Petrol-Neodesha is being brought to bear on our new development area in Coal Creek and eventually to Missouri. We have identified several major interstate distribution pipelines that operate within and pass through the counties in which we have lease holdings. These include pipelines owned and operated by Southern Star, CMS

Energy, Enbridge and Kinder Morgan. We have initiated contact with these companies to ascertain the specific locations of their pipelines, their requirements to transport gas from us (including volume of gas and quality of gas), and the costs to connect to their pipelines. We currently have agreements with Southern Star in our Petrol-Neodesha Project and Enbridge in our Coal Creek Project

We continue to update the costs of transporting our gas products from the producing wells to the nearest appropriate interstate pipeline. The cost of installing a distribution infrastructure or local gathering system varies depending upon the distance the gas must travel from wellhead to the compressor station and high pressure pipeline tap, and whether the gas must be treated to meet the purchasing company’s quality standards. However, based on the close proximity of several major distribution pipelines to our leased properties, plus our intent to drill as close to these pipelines as practicable, at present we estimate the total cost of installing a distribution infrastructure for a group of about 50-75 producing wells to be approximately $6,500-7,500 each plus a one-time expense of $5,000 per well to tap into the high pressure interstate pipeline and support a compressor and monitoring system.

The prices obtained for oil and gas are dependent on numerous factors beyond our control, including domestic and foreign production rates of oil and gas, market demand and the effect of governmental regulations and incentives. We have entered into forward sales contracts for a portion of the gas and oil we presently produce. We do not have any delivery commitments for gas or oil from wells not currently drilled. However, due to the U.S. government’s recent push toward increased domestic production of energy sources, and the high demand for natural gas, we do not anticipate any difficulties in selling any oil and gas we produce, once it has been delivered to a distribution facility.

The timing of most of our capital expenditures is discretionary. Currently there are no material long-term commitments associated with any capital expenditure plans or that are currently in the investigative planning stage. Consequently, we have a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The level of our capital expenditures will vary in future periods depending on energy market conditions and other related economic factors.

Significant changes in the number of employees.

We currently have eight full time employees and two part time employee as well as eight contract personnel that support and operate our field operations. As drilling production activities increase, we intend to hire additional technical, operational and administrative personnel as appropriate. None of our employees are subject to any collective bargaining agreements; however, we have entered into employment agreements with Paul Branagan and Gary Bridwell. We do not anticipate a significant change in the number of full time employees over the next 12 months. We intend to use the services of independent consultants and contractors to perform various professional services, particularly in the area of land services, drilling, water hauling, pipeline construction, well design, well-site monitoring and surveillance, permitting and environmental assessment. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Our proposed personnel structure could be divided into three broad categories: management and professional, administrative, and project field personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work loads demand.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Derivatives

To reduce our exposure to unfavorable changes in natural gas prices we have entered into an agreement to utilize energy swaps in order to have a fixed-price contract. This contract allows us to be able to predict with greater certainty the effective natural gas prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided under the contracts. However, we will not benefit from market prices that are higher than the fixed prices in our contracts for hedged production. If we are unable to provide the quantity that we have contracted for we will have to go to the open market to purchase the required amounts that we have contracted to provide.

The following table summarizes our fixed price contracts as of December 31, 2005:

	Year Ending December 31,
	2006	2007

Contract volume	732,200	180,000
Weighted-average price	$8.13	$9.17

Oil Contract volume	6,600	--
Weighted-average price	53.93	--

Fair value asset (liability)	$856,588	($67,955)

Critical Accounting Policies and Estimates

Our accounting estimates includes bad debts on our receivables, amount of depletion of our oil and gas properties subject to amortization, the asset retirement obligation and the value of the options and warrants that we issue. Our receivables have been fully collectible since inception and we only have sales to a small base of customers. We believe that all of our receivables are collectible. The depletion of our oil and gas properties is based in part on the evaluation of our reserves and an estimate of our reserves. We obtain an evaluation of the proved reserves from a professional engineering company and on a quarterly basis we review the estimates and determine if any adjustments are needed. If the actual reserves are less than the estimated reserves we would not fully deplete our costs. The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for Petrol. If costs rise more than what we have expected there could be additional charges in the future however we monitor the costs of the abandoned wells and we will adjust this liability if necessary. The value we assign to the options and warrants that we issue is based on the fair market value as calculated by the Black-Scholes pricing model. To perform a calculation of the value of our options and warrants we determine the volatility of our stock. We believe our estimate of volatility is reasonable and we review the assumptions used to determine this whenever we have an equity instrument that needs a fair market value. Although the offset to the valuation is in paid in capital were we to have an incorrect material volatility assumption our expenses would be understated. The preparation of our financial statements requires us to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors.

Effects of Inflation and Pricing

The oil and natural gas industry is very cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry puts extreme pressure on the economic stability and pricing structure within the industry. Material changes in prices impact revenue stream, estimates of future reserves, borrowing base calculations of bank loans and value of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. We anticipate the increased business costs will continue while the commodity prices for oil and natural gas, and the demand for services related to production and exploration, both remain high (from a historical context) in the near term.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Commodity Price Risk

Our major market risk exposure is in the pricing applicable to our oil and gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot prices applicable to natural gas production. Historically, prices received for oil and gas production have been volatile and unpredictable and price volatility is expected to continue. Monthly oil price realizations ranged from a low of approximately $40.73 per barrel to a high of approximately $64.00 per barrel during 2005 and as high as $77.00 per barrel during the six months ended June 30, 2006. Gas price realizations ranged from a monthly low of approximately $5.02 per Mcf to a monthly high of approximately $14.03 per Mcf during the same period.

Since new well development is an ongoing program, management expects revenue to grow in the foreseeable future. In order to reduce natural gas price volatility, we have entered into hedging transactions.

Normal hedging arrangements have the effect of locking in for specified periods the prices we would receive for the volumes and commodity to which the hedge relates. Consequently, while hedges are designed to decrease exposure to price decreases, they also have the effect of limiting the benefit of price increases.

Interest Rate Risk

Our long term debt with Laurus Funds has a floating interest rate of prime plus 3% to 3.25%, with a floor of 7.5% to 14%. Therefore, interest rate changes will impact future results of operations and cash flows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

Resignation and Appointment of Officer

Effective May 9, 2005, John Garrison resigned as Chief Financial Officer of the Company. Concurrently, the board of directors appointed Lawrence Finn as Vice President and Chief Financial Officer of the Company and effective November 15, 2005, Lawrence J. Finn resigned as Vice President and Chief Financial Officer of the Company. Mr. Finn’s resignation was the result of family requirements and the inability to relocate full time to Las Vegas. Mr. Finn’s resignation was not the result of any disagreement with the Company or our management or any accounting or company financial issues.

Election of Director

Effective December 20, 2005, Suzanne Herring was elected as a Director of the Company at our annual meeting of stockholders.

Information as to our current directors and executive officers is as follows:

Name	Age	Title	Term
Paul T. Branagan	62	President, CEO, Chairman, Secretary/Treasurer	Since 2002
Loren Moll	49	Director	Since 2002
Suzanne Herring	41	Director	Since 2005

Duties, Responsibilities and Experience

Paul Branagan, is the President, CEO, Chairman, Secretary and Treasurer of Petrol. Mr. Branagan graduated from the University of Las Vegas Nevada with a B.S. in physics. From 1993 to the present Mr. Branagan has been the President and Senior Scientist of Branagan & Associates, Inc. From 1975 to 1993 he was the Project Manager, Assistant Oil and Gas Division Manager and Senior Scientist of CER Corporation of Las Vegas, Nevada.

Loren W. Moll, is a Director of Petrol, has been a member of the law firm of Caldwell & Moll, L.C. in Overland Park, Kansas since its establishment in November 1996. Mr. Moll concentrates his practice in all areas of real estate law, including commercial real estate transactions, breach of contract, escrow and title disputes, commercial leasehold disputes, real estate broker liability, and oil and gas. Mr. Moll holds a B.A. degree from the University of Kansas (1983) and his Juris Doctor degree, Order of the Coif, from the University of Kansas School of Law (1986) where he was Research Editor for the University of Kansas Law Review. Mr. Moll was formerly a partner of the real estate law firm Lewis, Rice & Fingersh from 1986 to 1994 and was associated with the international law firm Bryan Cave LLP from 1994 to 1996.

Suzanne Herring, is a Director of Petrol. Ms. Herring has over 18 years of experience in the public and private accounting arenas. She has worked as an auditor of public and non-public companies and has served as a chief financial officer for multiple businesses. Further, Ms. Herring has a broad individual and corporate taxation background. Since February 2005, Ms. Herring has been president of Opus Pointe, a Las Vegas, Nevada based consulting firm specializing in providing contract CFO services and internal control compliance and implementation to publicly traded small business issuers. From 1995 to present, Ms. Herring has owned and operated American West Financial Services, a Las Vegas, Nevada based financial and taxation consulting firm. From 2003 through 2005, Ms. Herring was an auditor for a Las Vegas, Nevada based CPA firm, Beckstead and Watts, LLP. Prior to joining Beckstead and Watts, Ms. Herring served as the Chief Financial Officer for a Las Vegas, Nevada based commercial development and construction company. From 1993 to 1995, Ms. Herring served as a staff accountant for Piercy, Bowler, Taylor & Kern CPAs, a Las Vegas, Nevada based CPA firm. In addition, Ms. Herring serves as a board member of the New Vista Ranch Charitable Organization and is a member of the American Institute of Certified Public Accountants (AICPA). Ms. Herring majored in accounting and minored in finance at the University of Nevada Las Vegas.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing they were all current in there filings.

Audit Committee

Prior to December 20, 2005, we did not have an Audit Committee and our board of directors performed the necessary functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements, and their audit report; and reviewing management’s administration of the system of internal accounting controls.

On December 20, 2005, we established and appointed members of the Board to the Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 in anticipation of making an application to list our common stock on the American Stock Exchange. The Audit Committee was comprised of two directors; Ms. Herring (Chairman) and Mr. Moll.

On October 5, 2006, we disbanded the Audit Committee because of our inability to meet the initial listing standards for the American Stock Exchange. Our board of directors will now perform the necessary functions of the Audit Committee.

Code of Business Conduct and Ethics

From our inception through November 18, 2005, we had not adopted a corporate code of ethics. However, on November 18, 2005, we adopted a Code of Business Conduct and Ethics that applies to our Directors, officers and employees. A copy of the Code of Business Conduct and Ethics is attached as Appendix A to the proxy filed with the SEC on November 22, 2005 and is also available on our website at www.petroloilandgas.com.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors, perform some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we have only two current directors and have never received a stockholder nomination for additional directors.

Option Grants

On December 16, 2002, the board of directors adopted a 2002/2003 stock option plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 3,000,000 shares of common stock may be granted to employees, directors and consultants. As of December 31, 2005, 175,000 shares remained available for issuance under the 2002/2003 stock option plan. On December 20, 2005, the board of directors adopted a 2006 stock option plan pursuant to which incentive stock options or nonstatutory stock options to purchase up to 3,000,000 shares of common stock may be granted to employees, directors and consultants. As of December 31, 2005, 2,200,000 shares remained available for issuance under the 2006 stock option plan. Pursuant to the plans, stock options were granted as follows:

Date Granted	Exercise Price Per Share	Number of Shares
December 31, 2002
Granted	$0.50 to $2.50	1,950,000
Exercised	-	-0-
Cancelled	-	-0-
Expired		-0-
December 31, 2003
Granted	-	-0-
Exercised	-	-0-
Cancelled	-	-0-
December 31, 2004
Granted	$0.50 - $4.00	450,000
Exercised	$0.50	700,000
Cancelled	-	-0-
December 31, 2005
Granted	$1.75 to $2.33	1,135,000
Exercised	-	-0-
Cancelled	$2.23	60,000
Total outstanding	$0.50 to $4.00	2,775,000

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our executive officer Paul Branagan and our non-executive employee Gary Bridwell.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long Term Compensation
		Salary	Bonus	Other Annual Compen- sation	Awards		Payouts	All other compensation
					Restricted Stock	Options	LTIP payouts
Paul Branagan, President	2005 2004 2003 2002	$170,833.40 $166,666.75 $145,417 $35,000	$5,000 -0- -0- -0-	-0- -0- -0- -0-	-0- -0- -0- -0-	500,000 (4) -0- -0- 1,250,000(2)	-0- -0- -0- -0-	$59,459.57 $10,725(1)(3) -0- -0-
Gary Bridwell Field Operations Manager	2005 2004	$120,000 $125,000	$5,000 -0-	-0- -0-	10,000 100,000	-0- -0-	-0- -0-	-0- -0-

(1)

On November 20, 2003, we amended Mr. Branagan’s employment agreement granting Mr. Branagan a 1/100 over riding royalty on wells we complete. On April 20, 2004, we amended Mr. Branagan’s agreement to amend the royalty provisions. The over riding royalty is described in further detail below.

(2)	The options are exercisable at prices ranging from $0.50 to $2.50 per share and expire on September 30, 2010.
(3)	As of December 31, 2004, $8,940 of the $10,725 over riding royalties had not been paid to Mr. Branagan.
(4)	The options are exercisable at $1.75 per share and expire on September 30, 2010.

Employment Agreements

Paul Branagan

On November 2, 2005, we entered into an employment agreement with Paul Branagan, wherein Mr. Branagan agreed to serve as the Company’s Chief Executive Officer and President. The term of employment is for five (5) years. We agreed to pay Mr. Branagan annual compensation of $225,000. In addition to the cash compensation, we granted Mr. Branagan an extension of previously granted stock options to purchase 1,250,000 shares of our common stock at prices ranging from $0.05 per share to $2.50 per share, exercisable at any time and expiring on September 30, 2010. We also granted Mr. Branagan additional options to purchase 500,000 shares of our common stock at $1.75 per share, exercisable at any time and expiring on September 30, 2010. Mr. Branagan will also receive a 1/100 Over Riding Royalty on production from any wells completed on our current and future leased acreage. The Over Riding Royalty shall be paid as determined by our Board of Directors and the term of the payment of the Over Riding Royalty shall be in perpetuity.

Non-Executive Employment Agreement

On November 1, 2003, Petrol executed an Employment Agreement with Gary Bridwell, wherein Mr. Bridwell agreed to serve as Petrol’s Field Operations Manager. We agreed to pay Mr. Bridwell a starting salary of $10,000 per month and he is entitled to participate in Petrol’s group health insurance and also is entitled to utilize the Company credit card, which is for the sole use of Company business and is subject to the policies of the Company covering such matters. On January 11, 2005, we issued 100,000 shares to Mr. Bridwell for completing on year of employment with the Company. On August 25, 2005, we issued 10,000 shares to Mr. Bridwell as a bonus for his work as field engineering supervisor.

Compensation Committee

We currently do not have a compensation committee of the board of directors. However, the board of directors intends to establish a compensation committee, which is expected to consist of three inside directors and two independent members. Until a formal committee is established our entire board of directors will review all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation and loans.

Change of Control

The occurrence of a change of control in the controlling ownership of the Company would be a default under the Laurus Notes. A change in control (as defined below) shall occur with respect to the Company, unless Laurus shall have expressly consented to such change of control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “Group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act), other than Laurus, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “Group” that beneficially owns 35% or more of the such outstanding voting equity interests of the Company), the Board of Directors of the Company shall cease to consist of a majority of the Company’s board of directors (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or the Company or any of its Subsidiaries merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity.

Director Compensation and Other Arrangements

Directors of Petrol who are not employees receive compensation of $1,000 for each meeting of the board, as well as travel expenses if required. From time to time, certain directors who are not employees may receive grants of options to purchase shares of our common stock. In addition, we have agreed to compensate Suzanne Herring, one of our Directors, $60,000 per annum for her services as a Director.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from Petrol, with respect to any person named in Cash Consideration set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with Petrol, or any change in control of Petrol, or a change in the person’s responsibilities following a change in control of Petrol.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on October 26, 2006, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

The percentage of beneficial ownership for the following table is based on 29,034,597 shares of common stock outstanding as of October 26, 2006. The percentage of beneficial ownership after the exercise of warrants and options is based on 31,294,597 shares of common stock outstanding assuming the issuance of 1,700,000 and 560,000 shares of common stock that may be issued upon exercise of warrants and options held by selling security holders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after October 26, 2006 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management

Name of Beneficial Owner (1)	Number of Shares	Percent Before Offering (2)	Percent After Exercise of Warrants and Options (2)(3)
Paul Branagan, President	2,250,000 (4)	8%	7%
Loren Moll, Director	3,100,000	11%	10%
Suzanne Herring, Director	0	0%	0%
Directors and Officers as a Group	5,350,000	18%	17%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Company.

(2)	Figures are rounded to the nearest tenth of a percent.
(3)

The percentage of beneficial ownership after the exercise of warrants and options is based on 31,294,597 shares of common stock outstanding assuming the issuance of 1,700,000 and 560,000 shares of common stock that may be issued upon exercise of warrants and options held by selling security holders.

(4)	Includes 1,750,000 options to purchase our restricted common stock at prices ranging from $0.50 to $2.50 per share.

Security Ownership of Certain Beneficial Owners

Name of Beneficial Owner (1)	Number of Shares	Percent of Class (2)	Percent After Exercise of Warrants and Options (3)
Spindrift Investors (Bermuda) L.P. (4) (6) (7)* Clarendon House, 2 Church Street Hamilton	1,975,400	7%	6%
Spindrift Partners, L.P. (5) (7) (8)* 75 State Street Boston, MA 02109	1,633,800	6%	5%
Wellington Management Company, LLP (7)(9)* 75 State St. Boston, MA 02109	4,976,800 (10)	17%	16%
Laurus Master Fund, Ltd. 825 Third Avenue – 14th Floor New York, NY 10022	5,187,119 (11)	18%	17%
Pallas Production Corp. 825 Third Avenue – 14th Floor New York, NY 10022	6,533,333 (12)	23%	21%
Beneficial Owners as a Group*	20,306,452	70%	65%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Figures are rounded to the nearest tenth of a percent.
(3)

The percentage of beneficial ownership after the exercise of warrants and options is based on 31,294,597 shares of common stock outstanding assuming the issuance of 1,700,000 and 560,000 shares of common stock that may be issued upon exercise of warrants and options held by selling security holders.

(4)	Spindrift Investors (Bermuda) L.P., Wellington Global Holdings, Ltd., and Wellington Global Administrator, Ltd. have shared dispositive power over 1,975,700 shares, assuming exercise of warrants.
(5)	Spindrift Partners, L.P., Wellington Hedge Management, LLC, and Wellington Hedge Management, Inc. have shared dispositive power over 1,633,800, assuming exercise of warrants.
(6)	A Bermuda limited partnership.
(7)

Each have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No other person is known to have such right or power with respect to more than five percent of this class of securities, except for Wellington Management Company, LLP.

(8)	A Massachusetts limited partnership.
(9)	A Bermuda limited liability partnership.
(10)

The 4,976,800 shares represent the amount of shares Wellington Management Company, LLP (“WMC”) may be deemed to beneficially own as investment advisor, which are held of record by clients of WMC. No such client of WMC is known to have such right or power with respect to more than five percent of this class of securities, except for Spindrift Investors (Bermuda) L.P. and Spindrift partners, L.P.

(11)

Of the 5,187,119 shares, 1,522,550 were issued pursuant to the conversion of principal (October 2005 Note), 519,568 were issued pursuant to the conversion of interest (October 2004 Note), 2,745,001 remain available for issuance pursuant to the conversion of principal (October 2004 Note), and 1,400,000 are issuable upon the exercise of warrants.

(12)	Of the 6,533,333 shares are issuable upon the exercise of warrants.

* The information used for the table of Security Ownership of Certain Beneficial Owners is based on the information reported on the beneficial owners Schedule 13G filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Paul Branagan

As part of Mr. Branagan’s employment agreement, as amended, we are obligated to pay Mr. Branagan a perpetual 1/100 Over Riding Royalty on production from any wells completed on our leased acreage. For the years ended December 31, 2005 and 2004, Mr. Branagan earned a total of $59,459 and $10,725 as part of the Over Riding Royalty.

FINANCIAL STATEMENTS

Index To Consolidated Financial Statements

Petrol Oil and Gas, Inc. Audited Financial Statements

Petrol Oil and Gas, Inc. Unaudited Financial Statements

Condensed Consolidated Balance Sheet, June 30, 2006	G-1

Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2006 and 2005	G-2

Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2006 and 2005	G-3

Notes to Condensed Consolidated Financial Statements	G-4

Report of Independent Registered Public Accounting Firm

Stockholders and Directors

Petrol Oil and Gas, Inc.

We have audited the accompanying balance sheet of Petrol Oil and Gas, Inc. as of December 31, 2005 and 2004 and the related statements of operations, shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petrol Oil and Gas, Inc. as of December 31, 2005 and 2004 and the results of its operations and cash flows for each of the two years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

March 30, 2006

Report of Independent Registered Public Accounting Firm

Stockholders and Directors

Petrol Oil and Gas, Inc.

We have audited the accompanying balance sheet of Petrol Oil and Gas, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petrol Oil and Gas, Inc. as of December 31, 2004 and 2003 and the results of its operations and cash flows for each of the two years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/Weaver & Martin, LLC

Weaver & Martin, LLC

Kansas City, Missouri

April 15, 2005

Petrol Oil and Gas, Inc.

Consolidated Balance Sheet

	December 31,
	2005	2004
Assets

Current assets:
Cash	$8,435,203	$1,792,885
Cash, restricted	-	852,346
Accounts receivable	613,814	312,982
Prepaid expenses and other assets	-	27,305
Total current assets	9,049,017	2,985,518

Fixed assets, net	2,444,903	1,682,150

Other assets:
Oil and gas properties using full cost accounting:
Properties not subject to amortization	954,002	1,621,257
Properties subject to amortization	13,662,783	10,806,429
Capitalized loan costs, net	816,329	737,000
Total other assets	15,433,114	13,164,686

	$26,927,034	$17,832,354

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	1,374,938	462,152
Accrued liabilities	151,168	276,130
Short-term derivative liability	1,183,685	157,960
Asset retirement obligation	749,618	445,617
Accrued payable - related party	-	270,000
Current portion of long term debt	2,101,111	976,574
Total liabilities	5,560,520	2,588,433

Long-term derivative liability	512,931	71,475
Long-term debt, less current portion	12,375,007	5,143,819
	12,887,938	5,215,294
Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 26,890,083 and 24,619,660 shares issued and outstanding at 12/31/05 and 12/31/04	26,889	24,620
Stock bought or for services not issued, 740,449 and 175,500
shares at 12/31/05 and 12/31/04	740	175
Unamortized cost of stock, warrants & options issued for services	(2,380,365)	(50)
Subscription receivable	(75,000)	-
Additional paid-in capital	25,534,114	17,200,707
Other comprehensive income (loss)	(1,696,616)	(229,435)
Accumulated (deficit)	(12,931,186)	(6,967,390)
	8,478,576	10,028,627

	$26,927,034	$17,832,354

See notes to consolidated financial statements.

Petrol Oil and Gas, Inc.

Consolidated Statement of Operations

	Year Ended December 31,
	2005	2004	2003

Revenue
Oil and gas activities	$5,945,957	$866,924	$-
Operator fees	95,000	-	-
Total revenue	6,040,957	866,924	-

Expenses:
Direct costs	3,084,494	221,339	-
Royalty expense	796,151	-	-
Pipeline costs	230,944	-	-
General and administrative	2,115,019	1,000,029	343,941
Professional and consulting fees	2,577,970	1,906,036	1,374,754
Depreciation, depletion and amortization	1,392,342	213,475	-
Acquisition costs	-	654,000	-
Total expenses	10,196,920	3,994,879	1,718,695

Net operating (loss)	(4,155,963)	(3,127,955)	(1,718,695)

Other income (expense):
Interest and other income	65,054	39,417	1,067
Interest expense	(1,872,887)	(1,435,369)	(16,156)
Total other income (expense)	(1,807,833)	(1,395,952)	(15,089)

Net (loss)	$(5,963,796)	$(4,523,907)	$(1,733,784)

Weighted average number of common shares outstanding - basic and fully diluted	25,632,220	20,647,542	14,721,438

Net (loss) per share - basic and fully diluted	$(0.23)	$(0.22)	$(0.12)

See notes to consolidated financial statements.

Petrol Oil and Gas, Inc.

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock		Additional Paid-in Capital	Stock Bought or for Services Not Issued	Unamortized Cost of Stock, Warrants & Options Issued For Services	Other Comprehensive Loss	Subscription Receivable	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance December 31, 2002	13,151,993	$ 13,152	$ 1,006,155	$ 215	$ -	$ -	$ -	$ (709,699)	$ 309,823
Stock for services	80,000	80	89,880	40	-	-	-	-	90,000
Stock for services	-	-	119,880	120	-	-	-	-	120,000
Stock sold	450,000	450	337,050	-	-	-	-	-	337,500
Unissued stock issued	215,000	215	-	(215)	-	-	-	-	-
Stock to bank for loan collateral	1,000,000	1,000	-	-	(1,000)	-	-	-	-
Warrants issued for services	-	-	794,000	-	-	-	-	-	794,000
Stock sold but not issued	2,350,473	2,350	2,283,748	-	-	-	-	-	2,286,098
Net loss	-	-	-	-	-	-	-	(1,733,784)	(1,733,784)
Balance, December 31, 2003	17,247,466	17,247	4,630,713	160	(1,000)	-	-	(2,443,483)	2,203,637
Shares issued for services	413,861	415	904,085	-	-	-	-	-	904,500
Shares issued	160,000	160	-	(160)	-	-	-	-	-
Shares issued for asset acquisition	765,000	765	764,235	-	-	-	-	-	765,000
Warrants and options issued for services	-	-	548,600	-	-	-	-	-	548,600
Shares for services not yet issued	-	-	200,873	125	-	-	-	-	200,998
Shares for acquisition not yet issued	-	-	94,950	50	-	-	-	-	95,000
Options exercised	1,350,000	1,350	836,150	-	-	-	-	-	837,500
Shares returned from collateral	(1,000,000)	(1,000)	-	-	1,000	-	-	-	-
Shares held by lender as collateral	50,000	50	-	-	(50)	-	-	-	-
Shares issued for cash	5,633,333	5,633	6,135,567	-	-	-	-	-	6,141,200
Beneficial conversion of convertible stock	-	-	1,013,000	-	-	-	-	-	1,013,000
Warrants issued in financing	-	-	2,072,534	-	-	-	-	-	2,072,534
Other comprehensive loss	-	-	-	-	-	(229,435)	-	-	(229,435)
Net loss	-	-	-	-	-	-	-	(4,523,907)	(4,523,907)
Balance, December 31, 2004	24,619,660	24,620	17,200,707	175	(50)	(229,435)	-	(6,967,390)	10,028,627
Shares issued for services	252,785	252	537,747	-	-	-	-	-	537,999
Warrants and options issued for services	-	-	803,050	-	(537,230)	-	-	-	265,820
Warrants issued in financing	-	-	1,376,803	-	-	-	-	-	1,376,803
Shares issued for debt conversion	1,297,565	1,297	1,945,048	-	-	-	-	-	1,946,345
Warrants exercised	550,073	550	561,825	125	-	-	(75,000)	-	487,500
Shares authorized and unissued for services	-	-	93,468	54	-	-	-	-	93,522
Shares used to acquire property	10,000	10	1,108,529	546	-	-	-	-	1,109,085
Shares previously authorized now issued	160,000	160	-	(160)	-	-	-	-	-
Options granted for services - related party	-	-	1,906,937	-	(1,843,085)	-	-	-	63,852
Other Comprehensive loss	-	-	-	-	-	(1,467,181)	-	-	(1,467,181)
Net loss	-	-	-	-	-	-	-	(5,963,796)	(5,963,796)
Balance, December 31, 2005	26,890,083	$ 26,889	$ 25,534,114	$ 740	$ (2,380,365)	$ (1,696,616)	$ (75,000)	$(12,931,186)	$ 8,478,576

See notes to consolidated financial statements.

Petrol Oil and Gas, Inc.

Consolidated Statement of Cash Flows

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities
Net (loss)	$(5,963,796)	$(4,523,907)	$(1,733,784)
Depreciation, depletion and amortization	946,585	383,987	2,107
Shares issued for services	631,521	972,000	1,004,000
Shares issued for asset acquisition	-	654,000	-
Warrant accretion	943,800	-	-
Shares issued for interest	627,093	-	-
Shares issued for financing	594,989	-	-
Warrants and options issued for services	329,671	585,598	-
Beneficial conversion	-	1,013,000	-
Adjustments to reconcile net (loss) to cash
used in operating activities:
Increase in accounts receivable	(300,832)	(312,982)	-
Decrease (increase) in prepaid expenses & other assets	27,305	(11,526)	-
Increase in accounts payable	912,786	194,081	158,102
(Decrease) increase in accrued liabilities	(114,463)	251,013	31,315
(Decrease) in due to officer	-	(47,500)	22,500
(Decrease) increase in due to related party	(270,000)	270,000	-
Net cash used in operating activities	(1,635,341)	(572,236)	(515,760)

Cash flows from investing activities
Purchase of proved properties	-	(8,410,000)	(30,142)
Purchase of related oil and gas equipment	(824,712)	(1,590,000)	-
Purchase of other property and equipment	(60,036)	(95,214)	-
Purchase of oil and gas leases	(140,114)	(367,506)	-
Investments	-	184,222	(200,000)
Release of (additional) restricted cash	852,346	(852,346)	-
Additions to capitalized oil and gas costs	(1,521,979)	(1,831,023)	(1,006,617)
Net cash used in investing activities	(1,694,495)	(12,961,867)	(1,236,759)

Cash flows from financing activities
Amortized loan fees	(79,329)	(707,500)	-
Payments on notes payable	(462,897)	(4,050)	(1,086)
Proceeds from loans payable	10,026,880	8,000,000	28,009
Proceeds from the exercise of warrants to purchase stock	487,500	-	-
Proceeds from sale of common stock	-	6,978,700	2,623,598
Net cash provided from financing activities	9,972,154	14,267,150	2,650,521

Net increase in cash	6,642,318	733,047	898,002
Cash - beginning	1,792,885	1,059,838	161,836
Cash - ending	$8,435,203	$1,792,885	$1,059,838

Supplemental disclosures:
Interest paid	$182,956	$26,685	$16,156
Income taxes paid	-	-	-

Non-cash transactions
Shares issued for oil & gas properties	$1,108,538	$859,950	$-
Shares issued for services	631,467	1,306,371	1,004,000
Shares issued for debt conversion	1,946,347	-	-
Shares for services and acquisition not issued	740	175	160
Warrants and options issued for services & financing	4,086,790	2,621,134	-
Cashless exercise of warrants	250	-	-

See notes to consolidated financial statements.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Significant Accounting Policies

Nature of Business

The Company was organized on March 3, 2000, under the laws of the State of Nevada, as Euro Technology Outfitters (Euro). On August 19, 2002 Euro acquired, in an asset purchase agreement, land leases and accumulated expenditures and assumed liabilities from Petrol Energy, Inc. (Petrol). On August 20, 2002, the Company amended its Articles of Incorporation to rename the Company, Petrol Oil and Gas, Inc. and increased the authorized capital stock to 100,000,000 shares of Common Stock $0.001 par value and, 10,000,000 shares of Preferred Stock $0.001 par value.

We are now engaged in the exploration, development, production and marketing of oil and natural gas. The Company’s primary objective is the development of Coalbed Methane (CBM) gas production projects. CBM was identified early on as an area in the oil and gas industry that was gaining recognition as a viable source of natural gas and was experiencing above average growth. We have focused our efforts to eastern Kansas and western Missouri where leases were acquired that appeared geologically suitable for CBM exploration.

Principles of Consolidation

Our consolidated financial statements include the accounts of our wholly owned subsidiaries, Neodesha Pipeline, LLC and Coal Creek Pipeline, LLC., after elimination of intercompany transactions.

Use of Estimates

The preparation of these consolidated financial statements requires the use of estimates by management in determining our assets, liabilities, revenue, and expenses and related disclosures. Actual results could differ from those estimates.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. We regularly review collectibility and establish or adjust an allowance for uncollectible accounts as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no reserves for uncollectible amounts in the periods presented.

Stock-Based Compensation

Common stock, warrants and options issued for services by non-employees are accounted for based on the fair market value at the date the services are performed. If the services are to be performed over a period of time the value is amortized over the life of the period that services are performed.

We account for our stock option plan in accordance with the provisions of SFAS No. 123R, “Accounting for Stock Based Compensation”. The cost of options are included as an expense when the options are vested.

Income Taxes

We account for income taxes under SFAS 109, Accounting for Income Taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The provision for income taxes differ from the amounts currently payable because of temporary differences in the recognition of certain income and expense items for financial reporting and tax reporting purposes.

Fair value of financial instruments

The carrying value of current assets and liabilities reasonably approximates their fair value due to their

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

short maturity periods. The carrying values of our debt obligations reasonably approximate their fair value and the stated interest rate approximates current market interest rates for debt available to us with similar terms.

Earnings per common share

SFAS No. 128, Earnings Per Share. This standard requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted loss per share computation.

Potentially issuable shares of common stock pursuant to outstanding stock options and warrants are excluded from the diluted computation, as their effect would be anti-dilutive.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and certificates of deposit that mature within three months of the date of purchase.

Revenue recognition

It is our policy to recognize revenue when title passes to our customers based on the contractual point of delivery.

Capitalized loan costs

Costs related to securing our long-term convertible debt and term note are recorded as an asset and are amortized over the life of the debt (generally three years). For the years ended December 31, 2005 and 2004 we recorded as loan cost expense $445,757 and $67,000 respectively.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is on a straight-line method using the estimated lives of the assets (3-15 years). Expenditures for maintenance and repairs are charged to expense.

Oil and gas properties

We follow the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development are capitalized.

All capitalized costs included in the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. Abandonment’s of oil and gas properties are charged to the full cost pool and amortized.

Under the full cost method, the net book value of oil and gas properties are subject to a “ceiling”. The ceiling is the estimated after-tax future net revenue from proved oil and gas properties, discounted at 10% per annum plus the lower of cost or fair market value of unproved properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The excess, if any, of the net book value above the ceiling is written off as an expense.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized as income.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-lived assets

Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value. The carrying value of the assets is then reduced to their estimated fair value which is usually measured based on an estimate of future discounted cash flows. No adjustments were necessary during the periods presented.

Asset retirement obligations

We accrue for asset retirement obligations, primarily for assets on leased sites, in the period in which the obligations are incurred. We accrue these costs at estimated fair value. When the related liability is initially recorded, we capitalize the cost by increasing the carrying amount of the long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we recognize a gain or loss for any difference between the settlement amount and the liability recorded. We have identified asset retirement obligations pertaining to the closure of wells on our land leases. We have estimated the fair value of our asset retirement obligations, based in part on the terms of quoted agreements.

Concentration of credit risk

We substantially sell all oil and gas production to two customers. In 2005 the two largest customers accounted for 81% and 18% of sales and in 2004 the two largest customers accounted for 83% and 16% of sales.

Accounting for Derivative Instruments and Hedging Activities

We seek to reduce our exposure to unfavorable changes in natural gas prices by utilizing energy swap contracts (effectively fixed price contracts). We have adopted SFAS 133, as amended by SFAS 138, Accounting for Derivative Contracts and Hedging Activities. It requires that all derivative instruments be recognized as assets or liabilities in the statement of financial position, measured at fair value. Accounting for changes in the fair value of the derivative depends on the intended use of the derivative and the resulting designation. For derivatives that are designated as cash flow hedges changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings.

Although our fixed price contracts may not qualify for special hedge accounting treatment from time to time under specific guidelines of SFAS 133, we refer to these contracts as hedges inasmuch as this was the intent when such contracts were executed, the characterization is consistent with the actual economic performance of the contracts, and we expect the contracts to continue to mitigate our commodity price risk in the future. The accounting for the contracts is consistent with the requirements of SFAS 133.

We have established the fair value of all derivative instruments using estimates determined by using established index prices and bases adjustments. The values reported in the financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors.

Recent issued accounting Standards

In September 2005, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty.” The issue defines when a purchase and a sale of inventory with the same party that operates in the same line of business is recorded at fair value or considered a single non-monetary transaction subject to the fair value exception of APB Opinion No. 29. The purchase and

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process, or finished goods. In general, two or more transactions with the same party are treated as one if they are entered into in contemplation of each other. The rules apply to new arrangements entered into in reporting periods beginning after March 15, 2006. We are currently studying the provisions of this consensus to determine the impact on the consolidated financial statements; however, management does not believe any impact on net income would be material.

In June 2005, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. This Statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. This Statement also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. This Statement shall be effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We do not expect this guidance to have a significant impact on our financial statements.

In April 2005, the FASB issued “Accounting for Suspended Well Costs” (FSP 19-1). This position concluded that exploratory well costs should continue to be capitalized beyond twelve months when the well has found a sufficient quantity of reserves to justify its completion as a producing well, and the enterprise is making sufficient progress assessing the reserves and the economic and operating viability of the project. This guidance requires management to exercise more judgment than was previously required and also requires additional disclosure. Management does not believe this statement of position will have a significant effect on the financial statements.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”. This interpretation clarifies that the term”, conditional asset retirement obligation, as used in FASB Statement No. 143, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Thus, the timing and/or method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges that, in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. We do not expect this guidance to have a significant impact on Petrol.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current presentation.

Note 2 - Stockholders’ Equity

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common stock

As of December 31, 2005, 2004 and 2003, there were 740,449, 175,500 and 160,000 shares unissued, respectively.

Stock Transactions

Fiscal 2003

The Company entered into a geologist/technical advisor consulting agreement on December 1, 2002 with Mr. William Stoeckinger. The agreement was for a one year term (amended to a thirteen month term) and Mr. Stoeckinger received 160,000 shares upon signing the agreement, 20,000 shares per month for thirteen months (as amended in a subsequent agreement). At December 31, 2002 Mr. Stoeckinger had earned 180,000 shares that weren’t issued. The shares were issued in 2003. During 2003 Mr. Stoeckinger earned 240,000 shares of stock that was valued at $210,000. He was issued 80,000 shares and at December 31, 2003 was due 160,000 shares. The shares that were due to him were recorded at the par value of $160 as stock earned but not issued at December 31, 2003 and were issued in 2004.

The Company sold 450,000 shares of stock at a price of $.75 per share and 2,350,473 shares at a price of $1.00 per share in 2003. The costs associated with the sale of these shares totaled $60,000 for professional fees and $4,375 for other costs. These costs were netted against the additional paid in capital associated with the sale of the stock.

On April 18, 2003, the Company issued 1,000,000 shares of its common stock to Cornerstone Bank as collateral for a note payable to the bank. On July 7, 2003, the Company paid off the note and the bank returned the shares. On July 2, 2003 the Company entered into a loan agreement with CPA Directed Investments (CDI). As part of that agreement the Company was required to issue 1,000,000 shares of Company stock in CDI’s name. The par value of the shares of $1,000 was recorded as common stock with an offsetting amount recorded as a reduction of equity in the account unamortized cost of stock issued for collateral. The loan was repaid and the stock was returned to the Company on January 26, 2004.

Fiscal 2004

We entered into a geologist/technical advisor consulting agreement with Mr. William Stoeckinger. The agreement was for a one-month term and Mr. Stoeckinger received 20,000 shares valued at $20,000. The fair market value of the stock was determined based on the price that we were selling shares to our investors. Professional and consulting expense was charged $20,000 in 2004.

On January 14, 2004, we entered into a twelve-month consulting agreement with Consulting Solutions whereby Consulting solutions would provide introduction to international strategic alliance partners for investment in drilling activities related to CBM production. At December 31, 2004, we issued 35,000 shares in the name of Fidelity Insurance Co. on behalf of Consulting Solutions for services provided per the consulting agreement. The value of the stock as determined by the market price of our stock on the day of the agreement was $73,500 and this was recorded as professional and consulting fee expense.

On January 15, 2004 we agreed to exchange 765,000 shares of our stock to Mr. John Haas, Mr. Mark Haas and Mr. W.B. Mitchell, principals of CBM Energy, Inc. for oil and gas mineral leases covering approximately 36,000 acres and title to approximately 10 existing wells. The value of the transaction is $765,000. $31,000 of value was assigned to property not subject to amortization based on the remaining lease cost of each leased acre. $80,000 of value was assigned to property subject to amortization based on the fair market value of the test wells on the leased property. The remaining $654,000 was expensed in January 2004.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On February 9, 2004, we agreed to issue 10,000 shares of common stock to Joseph Blankenship. The value of the stock of $10,000 was recorded as a professional and consulting fees expense. The shares were issued to Mr. Blankenship in 2005.

On May 3, 2004, we issued 100,000 shares of our common stock to CPA Directed Investments (CDI) pursuant to a secured promissory note agreement dated May 5, 2004. CDI will return 50,000 shares for cancellation at such time the loan and interest are paid in full. The remaining 50,000 shares will be retained by CDI as a loan fee. Due to the nature of this being a short-term loan the loan fee was expensed. The amount was determined based on the market value of our stock on the date of the agreement and totaled $132,500. The par value ($50) of the 50,000 shares held as collateral was recorded as unamortized cost of stock issued for services until such time as the shares are returned.

On June 17, 2004 we issued 120,000 shares of our common stock to XXR Consulting Inc. pursuant to a consulting agreement we executed on June 4, 2004. The value of the stock as determined by the market price of our stock on the day of the agreement was $276,000 and was recorded as professional and consulting fee expense.

On June 15, 2004 we agreed to a consulting agreement with ECON Investor Relations, Inc. The monthly fee is $10,000 of which $6,000 is payable in stock. The agreement is for one year with either party able to terminate the agreement based on 30 days written notice. Stock earned but not issued to the consultant at December 31, 2004 was recorded at par value.

We entered into an agreement with Haas Oil Group whereby we agreed to issue 50,000 shares of common stock in exchange for 100% working interest in certain leases that Hass owned. The shares were valued at $1.90 per share, which was the trading price of our common stock on September 20, 2004 the date the agreement was signed. As of December 31, 2004 the shares were not issued.

On November 1, 2004 we recorded as additional compensation $152,000 that represented the market value (as determined based on the price our shares were trading on that day) of 100,000 shares of our common stock that was earned by Mr. Gary Bidwell. The shares were not issued as of December 31, 2004.

On December 2, 2004, we issued 90,000 shares of common stock to Hard Funding, Inc. pursuant to the twelve-month financial consulting agreement entered into on January 14, 2004. The value of the stock as determined by the market price of our stock on the day of the agreement was $189,000 and was recorded as professional and consulting fee expense.

On December 16, 2004, we issued 90,000 shares of common stock to CEOcast pursuant to the consulting agreement entered into on June 2004. The value of the stock as determined by the market price of our stock on the day of the agreement was $152,100 and was recorded as professional and consulting fee expense.

We sold 5,633,333 shares of our common stock in 2004. Each share was sold for $1.20 and it included a warrant to purchase an additional share of common stock for a price of $1.50 per share expiring on September 8, 2007. The proceeds raised totaled $6,760,000. The proceeds were offset by direct costs relating to commissions paid, totaling $479,800, legal fees of $131,500 and other costs of $7,500. We also issued 845,000 warrants as additional commission to Energy Capital Solutions (see options and warrants below). The value assigned to the warrants would normally be recorded as additional paid-in capital, however, since this was a cost of the offering there was no additional paid-in capital. The net amount received from the sale was $6,141,200.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A supplier has agreed to be paid in stock for 10% of any invoice. Stock earned but not issued to the supplier at December 31, 2004 was recorded at par value.

Fiscal 2005

On January 11, 2005, we awarded Mr. David Polay 50,000 shares and Mr. LoCascio 10,000 shares of our common stock for services. The value of the stock was determined based on the closing value of its stock on the date the stock was issued. We recorded $141,000 as professional fee expense.

On January 11, 2005, we issued 60,000 shares of its common stock in lieu of cash compensation to Russell A. Frierson for land and administrative support rendered to the Company. The value of the stock was determined based on the closing value of its stock on the date the stock was issued. We recorded $141,000 as professional fee expense.

We entered into consulting agreements with CEOcast, Inc., in 2005 wherein we agreed to issue 100,000 shares of our common stock to CEOcast. The value of the stock was determined based on the closing value of the stock on the date the stock was issued. We recorded $186,800 as professional fee expense

On August 8, 2005, we issued 22,785 shares of our common stock (valued at $54,000) to ECON Investor Relations, Inc. pursuant to its consulting agreement.

On August 25, 2005, we issued 10,000 shares of our common stock to Gary Bridwell as a bonus for his work as field engineering supervisor. The value of our common stock on the day of the bonus was used to record the wage expense of $15,200.

During fiscal 2005 Laurus Master Fund Ltd. Converted $1,370,294 of principal and $576,053 of accrued interest under the convertible term note. Pursuant to the conversion rate of $1.50 they were issued 1,297,565 shares of common stock.

In connection with our financing we agreed to issue 50,000 shares of our common stock to Draper & Associates. The value of our common stock on the day the services were agreed to was used to record a loan fee of $90,000. The shares were not issued as of December 31, 2005.

A supplier agreed to take our common stock in lieu of cash payments. The liability was $3,522. The shares were not issued as of December 31, 2005.

We purchased an operating asset in exchange for 10,000 shares of our common stock. The value of our common stock on the day of the purchase was used to record a value of $16,400.

We acquired working interests in producing wells for 546,342 shares of our common stock. The value of our stock on the day of the acquisition was used to value the purchase at $1,092,684. The shares were not issued as of December 31, 2005.

Options and warrants

All values of options and warrants were determined based on the Black-Scholes pricing model.

The weighted average of the assumptions used to value options and warrants in 2005 were: Interest rate-5.62%, Days to expiration-1,797, Stock price $1.94, Strike price-$1.99, Volatility-49%, Yield-0%.

The weighted average of the assumptions used to value options and warrants in 2004 were: Interest rate-2.32%, Days to expiration-936, Stock price $1.41, Strike price-$1.39, Volatility-23%, Yield-0%.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors on December 16, 2002 adopted the 2002 stock option plan for 3,000,000 shares. On December 31, 2005 the Board approved the 2006 stock option plan for 3,000,000 shares. This plan will be presented to the shareholders at the next annual meeting. At December 31, 2005, the options issued to Mr. Branagan are part of the 2006 plan.

Options

Fiscal 2004

On February 9, 2004, we granted Joseph Blankenship an option to purchase 50,000 shares at $2.50 per share for the first 25,000 shares and $4.00 for the remaining 25,000 shares. The option was granted pursuant to the Research Agreement. The term of the option is for two years. The value of the options was $200 and was recorded as a professional and consulting fees expense.

On March 1, 2004, we issued 100,000 stock options with an exercise price of $1.25 per share and 200,000 stock options with an exercise price of $1.50 per share to Mr. William Burk. Mr. Burk has performed consulting services for the Company. The options expire in three years. The value of the options was $38,500 and this was recorded as a professional and consulting fees expense.

In 2004 700,000 options were exercised at an average price of $.50 per share.

Fiscal 2005

On March 16, 2005, we executed an agreement with CSC Group, wherein Steve Cochennet, (an Advisory Board Member) President of CSC Group, agreed to provide the Company with services to further the Company’s long-term strategy. The term of the agreement began on January 1, 2005. The Company agreed to pay Mr. Cochennet $5,000 per month plus grant 150,000 options to CSC Group at $2.04 per share for a period of five years. Mr. Cochennet will also receive 3% of any debt facility or mezzanine financing he puts in place prior to December 31, 2005. The value of the options was $138,795 and was recorded as professional fee expense.

On March 18, 2005, we executed an agreement with Robert Howell, (an Advisory Board Member) wherein Mr. Howell agreed to provide the Company with services on specified assignments as needed by the Company. The term of the agreement is for three months and began on February 1, 2005. We agreed to compensate Mr. Howell $10,000 for each month plus pay for all reasonable business and travel expenses, and grant Mr. Howell 125,000 options to purchase common stock at $2.33 per share. The options are fully vested and will have five years in which to exercise them. If Mr. Howell is involved in finding sources of debt for the Company, he will work with Mr. Cochennet and be paid an additional fee by Mr. Cochennet. The value of the warrants was $86,825 and was recorded as professional fee expense.

On May 9, 2005, we entered into an agreement with an employee to provide services to the Company. As part of the agreement the employee will receive 60,000 options vesting 20,000 per year at $2.33 per share expiring in five years. The value of the options was $40,200. The employee left the Company before any of the options were vested and the value was charged to wage expense.

On October 29, 2005, we entered into an employment agreement with Mr. Branagan, the CEO of the Company. We granted Mr. Branagan 500,000 options at an exercise price of $1.75 per share. The options have a 5-year term. The value of the options was $509,707 and was recorded as unamortized cost of stock issued for services. The cost will be amortized over the five-year contract period. We also extended Mr. Branagan’s previously issued options (250,000 options with the following strike prices-$.50, $1.00, $1.50, $2.00, and $2.50 for a total of 1,250,000 options) for an additional five-year period. The additional value of extending these options was $1,397,230 and recorded as Unamortized cost of

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock, warrants, and options issued for services that will be amortized over the five-year period of the contract. We amortized as wage expense $63,852 in 2005.

On December 20, 2005, we entered into an agreement with Steve Cochennet whereby we granted Mr. Cochennet 150,000 options at a strike price of $1.75 and 150,000 at strike price of $2.00 for a 5 year term. We also extended Mr. Cochennet’s existing $1.50 and $2.50 warrants for an additional 4 years. The value of the options and warrants was $537,230 and was recorded as unamortized cost of stock, warrants and options issued for services and will be amortized over the six-month term of the agreement which begins in fiscal 2006.

Warrants

Fiscal 2003

On November 21, 2003, the Company entered into an agreement with NIO Fund Ltd. whereby NIO received 1,500,000 warrants to purchase shares of the Company’s common stock at a price of $.875 per share with a three-year life. The value of the options using the Black-Scholes pricing model was $461,000 and this was recorded as professional and consulting expense.

On November 24, 2003, NIO assigned 1,000,000 warrants to Mr. Paolo Simoni and 500,000 warrants to Mr. Goren Blagojevic.

Mr. Blagojevic received 900,000 warrants on September 1, 2003. The warrants had a strike price of $.75 and expiration date of August 31, 2006. The value of the warrants, using the Black-Scholes pricing model, was $333,000 and this was recorded as a professional and consulting expense.

The weighted average of the assumptions used to value the warrants in 2003 were: Interest rate-2.10%, Days to expiration-1,095, Stock price $1.00, Strike price-$.92, Volatility-32.75%, Yield-0%.

On January 15, the Company entered into an agreement with Mr. John Haas, Mr. Mark Hass and Mr. W.B.Mitchell whereas the Company would be allowed access to approximately 10,000 acres of leased mineral rights for the purpose of exploring, and evaluating gas production for 6 months. Mr. John Haas agreed to join the Board of Directors of the Company. Mr. Mark Haas agreed to be a project manager and consultant for the Company. Mr. W.B. Mitchell agreed to provide consulting support for lease/land acquisitions. Each of the three individuals received 600,000 stock warrants (1,800,000 total) to purchase shares at a price of $1.20 per share; 400,000 stock warrants (1,200,000 total) to purchase shares at a price of $1.50 per share; and 300,000 stock warrants (900,000 total) to purchase shares at a price of $2.00 per share. The warrants expire on July 15, 2006. The value of the warrants, using the Black-Scholes pricing model, is $420,700 and this was recorded in January 2004 as a professional and consulting fees expense.

Fiscal 2004

On January 15, 2004, we entered into an agreement with Mr. John Haas, Mr. Mark Hass and Mr. W.B. Mitchell whereas we would be allowed six months access to approximately 10,000 acres of leased mineral rights for the purpose of exploring, and evaluating gas production. Mr. John Haas agreed to join the Board of Directors of the Company. Mr. Mark Hass agreed to be a project manager and consultant for the Company. Mr. W.B. Mitchell agreed to provide consulting support for lease/land acquisitions. Each of the three individuals received 600,000 stock warrants (1,800,000 total) to purchase shares at a price of $1.20 per share; 400,000 stock warrants (1,200,000 total) to purchase shares at a price of $1.50 per share; and 300,000 stock warrants (900,000 total) to purchase shares at a price of $2.00 per share. The warrants expire on July 15, 2006. The value of the warrants was $420,700 and was recorded in January 2004 as a professional and consulting fee expense.

On February 18, 2004, we granted to CSC Group, LLC a stock warrant giving CSC the right to purchase

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

200,000 shares of our common stock. The number of shares, exercise price and term of the warrants shall be: (i) 100,000 shares at $1.50 per share for a term of two years; and (ii) 100,000 shares at $2.50 per share for a term of two years. The value of the warrants was $7,400 and was recorded as a professional fees expense.

In connection with the sale of 5,633,333 shares of common stock in 2004 each share purchased included a warrant to purchase an additional share of common stock for a price of $1.50 per share expiring on September 8, 2007.

On October 7, 2004, we issued 845,000 warrants to Energy Capital Solutions in connection with stock sales. The warrants are for the purchase of common stock at a price of $1.35 per share and expire October 29, 2009. The value of the warrants was $447,850. The warrants were part of the cost of the offering and therefore no entry was made to additional paid-in capital.

On October 28, 2004, we issued 5,333,333 warrants to Laurus Master Fund, Ltd., in connection with the convertible note agreement entered into on the same day. Pursuant to the agreement, Laurus Master Fund was issued 3,520,000 warrants to purchase common stock for a price of $2.00 per share expiring on October 28, 2009 and an additional 1,813,333 warrants to purchase common stock at a price of $3.00 per share expiring on October 28, 2004. The value of the warrants was $2,072,534, which was offset against the long-term liability and will be accreted to interest expense over the life of the loan. We issued 100,000 warrants to Draper & Associates in connection with the financing arrangement. These warrants are for the purchase of common stock at a price of $2.00 per share and will expire on October 29, 2007. The value of the warrants was $38,860 and was recorded as capitalized loan costs and will be amortized over a three-year period.

In 2004 650,000 warrants were exercised at an average price of $.75.

Fiscal 2005

On January 28, 2005, in exchange for delaying its monthly principal payment until June 2005 on the note due to Laurus Master Fund, we issued Laurus 666,667 warrants at an exercise price of $2.50 and 333,333 warrants at an exercise price of $3.00. The value of the warrants was $549,000 and was recorded as professional fee expense.

On October 31, 2005, we granted Laurus Master Fund 1,000,000 warrants at a strike price of $2.00 per share for a five-year period in connection with the new note. The value of the warrants was $827,803. The value will be accreted to interest expense over the estimated term of the loan.

In 2005, 425,000 warrants were exercised at an average price of $1.32. Included in subscription receivable is $75,000 due on the exercise of warrants. There were 845,000 warrants exercised on a cashless basis for 250,073 shares. At December 31, 2005, 125,000 shares were not issued for exercised warrants.

A summary of stock options and warrants is as follows:

	Options	Weighted Average Price	Warrants	Weighted Average Price
Outstanding 1/1/03	2,050,000	$1.12	500,000	$.75
Granted	2,050,000	$1.12	2,400,000	$.83
Cancelled	--	--	(500,000)	$.75
Exercised	-	-	--	--
Outstanding 12/31/03	2,050,000	$1.12	2,400,000	$.83

Outstanding 1/1/04	2,050,000	$1.12	2,400,000	$ .75
Granted	350,000	1.68	16,011,666	1.68
Cancelled	--	--	--	--
Exercised	(700,000)	.50	(650,000)	.75
Outstanding 12/31/04	1,700,000	$1.49	17,761,666	$1.69

Outstanding 1/1/05	1,700,000	$1.49	17,761,666	$1.69
Granted	1,135,000	1.92	2,000,000	2.33
Cancelled	(60,000)	2.23	--	--
Exercised	--	--	(1,270,000)	1.34
Outstanding 12/31/05	2,775,000	$1.65	18,491,666	$1.78

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Commitments

On July 1 2003 the Company entered into an agreement with Enutroff LLC (Enutroff) whereby Enutroff would be paid for introductions that result in completed transactions as follows: 1). Debt financing, notes, loans- for any introductions made by Enutroff a $10,000 fee would be paid plus 12% of the total value of the financing. 2). Mergers and acquisitions-for any introductions made by Enutroff a fee of 7.5% of the total value of the merger or acquisition. 3). Sale or purchase of real property or mineral rights- a fee of up to 1/32 overriding royalty interest on those mineral rights involved in a transaction. 4). Working interest partners-a fee of up to 1/32 overriding royalty interest on any mineral rights involved with a working interest partner and a fee of 10% of the ultimate value of the transaction. 5). A fee of $40,000 to retain the services of Enutroff for a period of one year was due on July 1, 2003. Enutroff introduced the Company to CPA Directed Investments (CDI) and received a $58,000 fee based on the $400,000 the Company borrowed from CDI. Total fees paid to Enutroff for the year ended December 31, 2003 was $98,000. The fees were recorded as a professional and consulting fee expense.

On January 21, 2003, the Company entered into a lease agreement for office space. The term of the agreement is one year and rent is $300 per month. The rent is currently month- to- month. On April 2, 2004, the Company entered into a 39-month lease for office space. The monthly lease payment is $3,448.40. The lease amount increases each year based on the Consumer Price Index as defined within the lease with a minimum annual increase of 3%. For the year ended December 31, 2004 and 2003 rent expense was approximately $33,290 and $3,600 respectively. Future rent payments on non-cancelable operating leases with an initial or remaining term of greater than one year is as follows- 2005 $42,300 2006 $43,600 and 2007-$22,300.

On April 2, 2004, we entered into a 39-month lease for office space. The monthly lease payment is $3,448.40. Total rent expense for 2005 and 2004 was approximately $57,000 and $33,000 respectively. Future minimum rent payments are 2006-$43,600 and 2007-$22,300.

Note 4 - Short-Term Notes Payable

The Company borrowed $240,000 from Cornerstone Bank under a note that was due August 3, 2003. Interest was 2% over the corporate base rate (6.25%). The note was repaid on July 7, 2003.

In July 2003, the Company borrowed $400,000 from CDI. The interest rate on the loan was 10%. 1,000,000 shares of common stock were issued to CDI as collateral that was held until the loan was paid. The loan was for 180 days. Pursuant to the loan agreement, upon the occurrence and during a continuance of default, all remaining amounts of the loan shall, at the option of CDI, become immediately due and payable, and CDI may exercise at any time any rights and remedies available to it under applicable law of the State of Nevada. The loan is due and payable upon the earlier of: (i)180 days from the date of the agreement, or (ii) within 30 days from closing of the Company’s registered offering. The loan was repaid by December 31, 2003. Interest paid to CDI was $13,501.

On May 3, 2004, we issued 100,000 shares of our common stock to CPA Directed Investments (CDI) pursuant to a $250,000 secured promissory note dated May 5, 2004. CDI was to return 50,000 shares for cancellation at such time as the loan and interest are paid in full. On October 8, 2004, we repaid the loan and we issued 50,000 shares of common stock to CDI for extending the payment period three months. The expense was determined based on the market value of our stock on the date of the stock issue and totaled $132,500.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2005	2004	2003
Convertible note	$ 6,172,942	$8,000,000	$--
Secured term note	10,000,000	--	--
Note payable to GMAC	16,791	22,923	26,923
Note payable to bank	26,879	--	--
Total	16,216,612	8,022,923	26,923
Less unamortized cost of warrants	(1,740,494)	(1,902,530)	--
	14,476,118	6,120,393	26,923
Less current portion	(2,101,111)	(976,574)	(4,000)
Long-term debt	$12,375,007	$5,143,819	$22,923

Convertible note

In October 2004, we issued an $8,000,000 secured convertible term note ("Note") to Laurus Master Fund, Ltd. ("Laurus"). The Note is convertible into shares of our common stock at an initial conversion price of $1.50 per share. Pursuant to this agreement, we also issued to Laurus a warrant ("Warrant") to purchase up to 5,333,333 shares of our common stock, of which 3,520,000 shares will have an exercise price of $2.00 and 1,813,333 shares will have an exercise price of $3.00. The warrants expire on October 29, 2009. The unamortized cost of the warrants issued to Laurus (see Note 2 Stockholders’ Equity) will accrete to interest expense over the period of the loan based on the interest method. For the periods ended December 31, 2005 and 2004 the accreted amount of the unamortized cost of warrants was $943,800 and $170,054 respectively and was reported as interest expense.

There was a beneficial conversion feature to the convertible note. On the day the note was issued the difference between the conversion price of the note and the market value based on the current trading price of our common stock was $1,103,000. The beneficial conversion was recorded as interest expense for the year ended December 31, 2004.

The Laurus Note has a term of three years and accrues interest at the prime rate plus 3% per year (8.25% to10.5 % for the year ended at December 31, 2005 with the rate being 10.5% at December 31, 2005 and 8% to 8.25% for the year ended December 31, 2004 and 8.25% at December 31, 2004). The Note is secured by substantially all our assets. As of December 31, 2004, we had restricted cash relating to the remaining $850,000 facility draw that was used in 2005 for development of our oil & gas assets.

Interest on the unrestricted principal amount is payable monthly, in arrears, on the first business day of each calendar month until the maturity date. Under the terms of the Note, the monthly interest payment and the monthly principal payment are payable either in cash at 102% of the respective monthly amortization amounts or, if certain criteria are met, in shares of our common stock. The minimum monthly principal repayment of $200,000 together with any accrued or unpaid interest, was to commence on December 1, 2004, and continues through the maturity date. The principal criteria for the monthly payments to be made in shares of our common stock include:

the effectiveness of a current registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible;

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

an average closing price of our common stock for the previous five trading days greater than or equal to 115% of the fixed conversion price; and

the amount of such conversion not exceeding 25% of the aggregate dollar-trading volume of our common stock for the previous 22 trading days.

We may prepay the non-restricted and the restricted facility of the Note at any time by paying 130% of the amortizing principal amount then outstanding, together with accrued but unpaid interest thereon. Upon an event of default under the Note, Laurus may demand repayment of the outstanding principal balance at a rate of 130% of the Note plus any accrued interest.

On a month-by-month basis, if we register the shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant on a registration statement declared effective by the Securities and Exchange Commission, and the market price of our common stock for five consecutive trading days exceeds the conversion price by at least 25%, then the interest rate on the Note for the succeeding calendar month shall be reduced by 1% for every 25% increase in the market price of our common stock above the conversion price of the Note, but in no event shall the interest rate be less than 7.5%.

Laurus also has the option to convert all or a portion of the Note into shares of our common stock at any time, subject to limitations described below, at a conversion price of $1.50 per share. Laurus is limited on its ability to convert the Note or exercise the warrants if the conversion or exercise would cause the shares then held by Laurus to exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice.

Secured term note

In October 2005 we borrowed $10,000,000 from Laurus on a secured term note. The interest on the note is prime plus 3.25% (10.5% at December 31, 2005). Principal payments will begin in May, 2006 in an amount based on 80% of net revenues as defined in the note agreement that principally consists of net revenue on new producing wells. Based on our projections the loan will be paid off in 3 years.

As an inducement to enter into the transaction we granted Laurus 1,000,000 warrants at an exercise price of $2.00 per share expiring in five years. The value of the warrants (see note 2) was $827,803 and this will accrete to interest over the estimated term of the loan. In 2005 we accreted $45,989 to interest expense.

There were costs totaling $525,086 relating to securing this note and the costs will be amortized into expense over the expected three-year term of the loan. Amounts expensed in 2005 were $43,757.

The master security agreement establishes substantially all of our assets as collateral for the convertible note as well as for this note.

We acquired a truck on September 10, 2003 and financed the purchase with a five-year loan from GMAC bearing an interest rate of 8.74%.

We financed a vehicle with Cornerstone bank in 2005 with a four-year loan at an interest rate of 7.00%.

The aggregate principal payments of long-term debt are approximately 2006-$3,005,902, 2007-$8,264,156, 2008-$4,938,551, and 2009-$8,003.

Note 6 - Income Taxes

Deferred income taxes are determined based on the tax effect of items subject to differences in book and

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

taxable income. We had no income tax provision for the years ended December 31, 2005, 2004 and 2003. There are approximately $11,590,000 of net operating loss carry-forwards, which expire in 2017-2020. The net deferred tax is as follows:

	Year ended December 31,
Non-current deferred tax asset (liabilities):	2005	2004	2003
Net operating loss carry-forward	$3,940,000	$2,146,000	$1,000,000
Oil & gas properties Valuation allowance	(1,217,000) (2,723,000)	(839,000) (1,307,000)	(450,000) (550,000)
Total deferred tax, net	$ --	$ --	$ --

A reconciliation of the provision for income taxes to the statutory federal rate for continuing operations is as follows:

	Year Ended December 31,
	2005	2004	2003
Statutory tax rate	34.0%	34.0%	34.0%
Non-deductible expense	9.5	40.0	-
Oil & gas properties	(5.8)	(40.0)	-
Change in valuation allowance	(37.7)	(34.0)	(34.0)
Effective tax rate	0.0%	0.0%	0.0%

Note 7 - Related Party Transactions

During the year ended December 31, 2004, we paid the outstanding balance due to an officer in the amount of $47,500.

Total fees to Mr. Stoeckinger for the years ended December 31, 2004 and 2003 were $61,159 and $244,699, respectively.

Total fees to Mr. Blagojevic for the years ended December 31, 2004 and 2003 were $3,500 and $469,302, respectively.

Total interest paid to CDI (see note 2), a shareholder of the Company, for the year ended December 31, 2004 was $15,778.

Total fees paid to Mr. David Polay, a former officer of the Company, and his company for the year ended December 31, 2005 and 2004 were $117,450 and $13,342.

In fiscal 2004 we acquired oil and gas leases and existing wells from BTB Energy for $270,000. This was included as an accrued liability at December 31, 2004. We also paid $150,000 to two of our shareholders for an operating property.

Note 8 - Acquisitions

On January 15, 2004, we agreed to issue 765,000 shares of stock to Mr. John Haas, Mr. Mark Haas and Mr. W.B. Mitchell, principals of CBM Energy, Inc. in exchange for oil and gas mineral leases covering approximately 36,000 acres and title to approximately 10 existing wells. The value of the transaction is $765,000. $31,000 of value was assigned to properties not subject to amortization based on the unamortized lease cost of each leased acre. $80,000 of value was assigned to properties subject to amortization costs based on the fair market value of the test wells on the leased property. The remaining $654,000 was expensed.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective November 4, 2004 we completed the acquisition of certain assets owned by Savage Resources, LLC and Savage Pipeline, LLC for the purchase price of $10 million. The acquisition included leasehold rights to approximately 10,000 acres and 71 producing gas wells in Southeast Kansas.

In accordance with the terms of the purchase agreement, the purchase price was allocated as follows:

Proved producing properties	$8,410,000
Equipment and vehicles	90,000
Pipeline	1,500,000
Total	$10,000,000

Note 9 - Derivatives

Description of contracts.

We utilize energy swaps to reduce exposure to unfavorable changes in natural gas prices through fixed-price contracts. These contracts allow us to predict with greater certainty the effective natural gas prices received for hedged production. These contracts also benefit operating cash flows and earnings when market prices are less than the fixed prices provided under the contracts. However, we will not benefit from market prices that are higher than fixed prices in contracts for hedged production. If we are unable to provide the quantity that we have contracted for we will have to go to the open market to purchase the required amounts that we have contracted to provide. For the year ended December 31, 2005 and 2004 fixed price contracts hedged approximately 80% and 72%, respectively, of our oil & gas production.

The following table summarizes our fixed price contracts as of December 31, 2005:

	Year Ending December 31,
	2006	2007
Gas
Contract volume	732,200	180,000
Weighted-average price	$8.13	$9.17

Oil Contract volume	6,600	--
Weighted-average price	53.93	--

Fair value liability	($1,696,616)	($229,435)

Accounting.

All fixed price contracts have been executed in connection with our natural gas hedging program. The differential between the fixed price and the floating price for each contract settlement period multiplied by the associated contract volume is the contract profit or loss. All of our contracts are considered to be cash flow hedges and there was no realized gains or losses in the years ending December 31, 2005 and 2004. The change in the fair value is shown as an adjustment to other comprehensive income with a corresponding balance sheet asset or liability recorded.

Credit risk.

The counter parties to our fixed-price contracts are the customers buying our product. Should the counter party default on a contract there can be no assurance that we will be able to enter into a new contract with a third party on terms comparable to the original contract. We have not experienced non-performance. Cancellation or termination of a fixed-price contract would subject a greater portion of our gas and oil production to market prices, which in a low price environment could have an adverse effect on our operating results.

Market risk.

Market risk has been significantly hedged through fixed-price contracts.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Asset Retirement Obligations

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized were based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following table shows the changes in asset retirement obligations for the financial statements presented.

	Years Ended December 31,
	2005	2004	2003
Asset retirement obligation, beginning of year	$ 445,617	$ 6,200	$ --
Liabilities incurred during the year	252,960	432,760	6,200
Liabilities settled during the year	--	--	--
Accretion of expense	51,041	6,657	--
Asset retirement obligations, end of year	$ 749,618	$ 445,617	$ 6,200

Note 11 - Cost of Oil and Gas Properties

(a) General.

The following information on our oil and gas development and producing activities is in accordance with SFAS No. 69, “Disclosures about Oil and Gas Producing Activities”.

(b) Results of operations from oil and gas producing activities

The following table shows the results of operations from our oil and gas producing activities during the years presented in the financial statements. Results of operations from these activities have been determined using historical revenues, production costs, depreciation, depletion and amortization of the capitalized costs subject to amortization. General and administrative expenses and interest expense have been excluded from this determination.

	Years Ended December 31,
	2005	2004	2003
Production revenues	$ 6,040,957	$ 866,924	$ --
Production and pipeline costs	(4,111,589)	(221,339)	--
Depreciation and depletion	(808,138)	(134,568)	--
Income tax (allocated on gross profits based On statutory rates)	(345,000)	(145,000)	--
Results of operations for producing activities	$ 775,891	$ 366,017	$ --

(c) Capitalized costs for oil and gas producing activities

Our aggregate capitalized costs related to natural gas and oil producing activities are as follows:

	Years Ended December 31,
	2005	2004
Proved	$ 14,586,296	$ 10,921,805
Unproved	954,002	1,621,256
	15,540,298	12,543,061
Accumulated depreciation and depletion	(923,513)	(115,375)
Net capitalized costs	$ 14,616,785	$ 12,427,686

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unproved properties not subject to amortization consisted mainly of leases, and wells that haven’t been completed. We will continue to evaluate our unproved properties, however, the timing of ultimate evaluation and disposition of the properties has not been determined.

(d) Costs incurred

Capitalized costs incurred in natural gas and oil property acquisition, exploration and development activities are summarized as follows:

	Year Ended December 31,
	2005	2004	2003
Acquisition of properties proved & unproved	$ 140,114	$ 8,912,126	$ 606,423
Development costs	1,521,979	1,911,023	400,194
Total	$ 1,662,093	$ 10,823,149	$ 1.006,617

Note 12 – Fixed Assets

Fixed assets consists of the following:

	Year Ended December 31,
	2005	2004
Land	$ 3,400	$ 3,400
Pipeline	1,500,000	1,500,000
Equipment	41,560	18,796
Vehicles	246,888	193,161
Construction in progress (pipeline)	824,712	-
	2,616,560	1,715,357
Less accumulated depreciation	(171,657)	(32,207)
	$ 2,444,903	$ 1,682,150

Note 13 - Subsequent Events

We issued 110,000 options on February 3, 2006 to R. Jerry Faulkner with a strike price of $1.76 per share for a period ending January 1, 2009 pursuant to a consulting agreement.

Note 14 - Supplemental Oil and Gas Reserve Information (Unaudited)

(a) General

Our estimated net proved oil and gas reserves and the present value of estimated cash flows from those reserves are summarized below. The reserves were estimated by McCune Engineering, an independent petroleum engineer, using market prices at the end of each of the years presented in the financial statements. Those prices were held constant over the estimated life of the reserves. There are numerous uncertainties inherent in estimating quantities and values of proved oil and gas reserves and in projecting future rates of production and the timing of development expenditures, including factors involving reservoir engineering, pricing and both operating and regulatory constraints. All reserves estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. Accordingly, oil and gas reserve information represents estimates only and should not be construed as being exact.

(b) Estimated Oil and Gas Reserve Quantities

Our ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the United States, are summarized below.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Gas –mcf	Oil –bbls
Proved reserves:
Balance December 31, 2003	---	---
Purchase of reserves-in-place	12,837,406	111,296
Production	(142,968)	(306)
Balance December 31, 2004	12,694,438	110,990

	Gas –mcf	Oil –bbls
Proved reserves:
Balance December 31, 2004	12,694,438	110,990
Revisions of previous estimates	(236,061)	33,121
Extensions and discoveries	3,486,722	---
Production	(812,366)	(21,056)
Balance December 31, 2005	15,132,733	123,055

	Gas-mcf	Oil-bbls
Proved developed reserves at the end of the year:
Balance December 31, 2004	5,799,463	110,990

Balance December 31, 2005	7,583,183	123,051

(c) Standardized measure of discounted future cash flows

The standardized measure of discounted future net cash flows from our proved reserves for each of the years presented in the financial statements is summarized below. The standardized measure of future cash flows as of December 31, 2005 and 2004 is calculated using a price per Mcf of natural gas of $8.64 and $6.20 respectively and a price per barrel of oil at $54.15 and $49.55 respectively. The gas price was the Southern Star spot gas price (inside FERC index) at the end of the year. The oil price was what we were receiving at December 31, 2005 and 2004. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the estimated proved reserves. These costs are based on year-end cost levels. Future income taxes are based on year-end statutory rates.

The future net cash flows are reduced to present value by applying a 10% discount rate. The standardized measure of discounted future cash flows is not intended to represent the replacement cost or fair market value of the Company’s oil and gas properties.

	Year Ended December 31,
	2005	2004
Future production revenue	$ 137,410,000	$ 84,195,000
Future production costs	(50,919,000)	(24,012,000)
Future development costs	(11,027,000)	(6,093,000)
Future cash flows before income taxes	75,464,000	54,090,000
Future income taxes	(25,996,000)	(17,613,000)
Future net cash flows	49,468,000	36,477,000
10% discount for estimating of future cash flows	(14,888,000)	(13,198,000)
Standardized measure of discounted net cash flows	$ 34,580,000	$ 23,279,000

(d) Changes in Standardized Measure of Discounted Future Net Cash Flows

The following table summarizes the changes in the standardized measure of discounted future net cash flows from estimated production of the Company’s proved oil and gas reserves after income taxes for each of the years presented in the financial statements. There are no revisions of quantity estimates. There were no extensions, discoveries and improved recoveries for the year ended December 31, 2004.

PETROL OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2005	2004
Beginning Balance	$23,279,000	$ - -
Sales, net of production costs	(919,000)	(645,585)
Acquisition of oil and gas in place	- -	23,924,585
Net changes in pricing and production costs	1,267,000	- -
Extensions and discoveries	19,016,000	- -
Revisions	(652,000)	- -
Development costs incurred that were previously estimated	3,225,000	- -
Net change in estimated future development costs	(8,159,000)	- -
Accretion of discount	44,000	- -
Change in income taxes	(2,521,000)	- -

Ending Balance	$34,580,000	$23,279,000

Petrol Oil and Gas, Inc. Unaudited Financial Statements

Condensed Consolidated Balance Sheet, June 30, 2006	G-1

Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 2006 and 2005	G-2

Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2006 and 2005	G-3

Notes to Condensed Consolidated Financial Statements	G-4

Petrol Oil and Gas, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
Assets	Unaudited	Audited
Current assets:
Cash	$11,377,329	$8,435,203
Accounts receivable	962,649	613,814
Prepaid expenses	35,028	-
Total current assets	12,375,006	9,049,017

Fixed assets, net	4,285,889	2,444,903

Other assets:
Oil and gas properties using full cost accounting:
Properties not subject to amortization	1,189,237	954,002
Properties subject to amortization	20,806,102	13,662,783
Capitalized loan costs, net	1,021,720	816,329
Deposits	1,932	-
Derivative asset	904,478	-
Total other assets	23,923,469	15,433,114

	$40,584,364	$26,927,034
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$374,765	$1,374,938
Accrued liabilities	536,112	151,168
Short-term derivative liability	-	1,183,685
Current portion of long term debt	9,512,412	2,101,111
Total current liabilities	10,423,289	4,810,902

Asset retirement obligation	840,297	749,618
Long-term derivative liability	-	512,931
Long-term debt, less current portion	18,502,639	12,375,007
	19,342,936	13,637,556
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.001 par value, 10,000,000
shares authorized, no shares issued and outstanding
Common stock, $0.001 par value, 100,000,000 shares authorized
29,004,325 and 26,890,083 shares issued and outstanding at
June 30, 2006 and December 31, 2005, respectively	29,005	26,889
Stock bought or for services not issued, zero and 740,000 at
June 30, 2006 and December 31, 2005, respectively	-	740
Unamortized cost of stock, warrants & options issued for services	(1,721,973)	(2,380,365)
Subscription receivable	-	(75,000)
Additional paid-in capital	28,400,633	25,534,114
Other comprehensive income (loss)	904,478	(1,696,616)
Accumulated (deficit)	(16,794,003)	(12,931,186)
	10,818,140	8,478,576

	$40,584,364	$26,927,034

See notes to condensed consolidated financial statements.

Petrol Oil and Gas, Inc.

Condensed Consolidated Statement of Operations

(unaudited)

	For the Six Months Ended		For the Three months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue
Oil and gas activities	$2,980,932	$2,996,102	$1,794,907	$1,805,491
Operator fees	60,000	-	30,000	-
Total revenue	3,040,932	2,996,102	1,824,907	1,805,491

Expenses:
Direct costs	1,155,354	1,711,852	569,498	1,293,851
Pipeline costs	383,922	-	229,912	-
General and administrative	1,371,415	620,341	806,822	320,223
Professional and consulting fees	1,272,886	1,554,434	681,092	141,854
Depreciation, depletion and amortization	998,864	582,104	534,215	232,650
Total expenses	5,182,441	4,468,731	2,821,539	1,988,578

Net operating (loss)	(2,141,509)	(1,472,629)	(996,632)	(183,087)

Other income (expense):
Interest and other income	139,350	23,910	137,556	10,257
Interest expense	(1,928,458)	(853,433)	(1,236,344)	(457,618)
Total other income (expense)	(1,789,108)	(829,523)	(1,098,788)	(447,361)

Net (loss)	$(3,930,617)	$(2,302,152)	$(2,095,420)	$(630,448)

Weighted average number of
common shares outstanding -
basic and fully diluted	28,955,872	24,962,730	28,497,033	25,096,052

Net (loss) per share - basic and fully diluted	$(0.14)	$(0.09)	$(0.07)	$(0.03)

See notes to condensed consolidated financial statements.

Petrol Oil and Gas, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities
Net (loss)	$(3,930,617)	$(2,302,152)
Depreciation, depletion and amortization	998,864	583,221
Warrant accretion	583,159	503,785
Accretion of asset retirement obligation	34,279	23,347
Shares issued for interest	203,299	297,833
Stock, warrants and options issued for services	904,306	1,189,420
Adjustments to reconcile net (loss) to cash
used in operating activities:
Accounts receivable	(348,835)	(536,882)
Prepaid and other assets	(388,707)	(10,628)
Increase in investments	-	(1,585)
Accounts payable	(1,000,174)	(195,059)
Accrued liabilities	384,944	(25,163)
Accrued liabilities - related party	-	(270,000)
Net cash used in operating activities	(2,559,481)	(743,863)

Cash flows from investing activities
Purchase of fixed assets	(1,932,542)	(115,997)
Additions to oil and gas properties	(7,049,118)	(1,058,666)
Purchase of oil and gas leases	(234,627)	-
Release of restricted cash	-	852,346
Net cash used in investing activities	(9,216,287)	(322,317)

Cash flows from financing activities
Proceeds from loans payable	15,000,000	-
Payments on notes payable	(523,981)	(232,355)
Proceeds from exercising of warrants	241,875	-
Net cash provided from financing activities	14,717,894	(232,355)

Net increase (decrease) in cash	2,942,126	(1,298,535)
Cash - beginning	8,435,203	1,792,885
Cash - ending	$11,377,329	$494,350

Supplemental disclosures:
Interest paid	$415,777	$65,710
Income taxes paid	-	-

Non-cash transactions
Stock issued for oil & gas properties	$615,998	$-
Unamortized stock, warrants and options issued for services	36,000	40,200
Stock issued for debt conversions	963,301	297,833
Stock, warrants and options issued for services	765,782	1,189,490
Asset retirement obligation	56,400	206,500

See notes to condensed consolidated financial statements.

Petrol Oil and Gas, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

The unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for a full year. Certain amounts in the prior year statements have been reclassified to conform to the current year presentations. These statements should be read in conjunction with the financial statements and footnotes thereto included in the Form 10-KSB for the year ended December 31, 2005.

Note 2 - Stock Transactions and Consulting Agreements

Common stock

On January 9, 2006, Laurus Master Fund, Ltd. converted $54,287 of accrued interest due under the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 36,192 shares of its common stock to Laurus.

On January 18, 2006, Laurus Master Fund, Ltd. converted $228,382 of principal per the terms of the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 152,225 shares of its common stock to Laurus.

On February 8, 2006, we issued 546,342 shares of its common stock as previously authorized for the purchase of working interests in producing wells.

On February 8, 2006, we issued 57,595 previously authorized shares of its common stock.

On February 8, 2006, Laurus Master Fund, Ltd. converted $150,000 of principal per the terms of the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 100,000 shares of its common stock.

On February 9, 2006, Laurus Master Fund, Ltd. converted $37,500 of principal per the terms of the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 25,000 shares of its common stock.

On February 14, 2006, Laurus Master Fund, Ltd. converted $40,882 of principal and $52,989 of accrued interest and principal due under the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 62,581 shares of its common stock to Laurus.

On February 16, 2006, the Company issued 40,334 shares of its common stock in exchange for working interest in producing wells valued at $60,500.

On February 17, 2006, Laurus Master Fund, Ltd. converted $228,382 of principal per the terms of the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 152,255 shares of its common stock to Laurus.

Petrol Oil and Gas, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

On March 9, 2006, Laurus Master Fund, Ltd. converted $46,251 of accrued interest due under the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 30,834 shares of its common stock to Laurus.

On April 4, 2006, Laurus Master Fund, Ltd. Converted $49,772 of accrued interest due under the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 33,181 shares of its common stock to Laurus.

On April 5, 2006, Laurus Master Fund, Ltd. converted $228,383 of principal per the terms of the Convertible Term Note. Pursuant to the conversion rate of $1.50 per share the Company issued 152,255 shares of its common stock to Laurus.

On April 13, 2006, the Company issued 11,512 previously authorized shares of its common stock.

On May 9, 2006, the Company issued 368,861 shares of its common stock for the purchase of working interests in producing wells.

On June 27, 2006, the Company issued 15,190 shares of its common stock for investor relation services, the Company recorded consulting expense in the amount of $36,000, the fair value of the underlying shares.

Warrants and options

On January 1, 2006, we entered into a one year agreement with R. J. Falkner whereby we granted Mr. Falkner 110,000 options at a strike price of $1.76 exercisable for a period of thirty-six months. The value of the option was $104,004 and was recorded as unamortized cost of stock, warrants and options issued for services and will be amortized over the twelve-month term of the agreement.

On February 22, 2006, we issued 100,000 shares of our common stock for the exercise of warrants in exchange for cash totaling $150,000.

On April 1, 2006 we granted Laurus Master Fund 200,000 warrants at a strike price of $1.80 per share for a five-year period in connection with a $5,000,000 note executed on or about March 31, 2006. The value of the warrants was $265,015. The value will be accreted to interest expense over the estimated term of the loan.

On April 28, 2006, we issued 105,000 shares of our common stock for the exercise of warrants in exchange for cash totaling $91,875.

On May 31, 2006 we granted Laurus Master Fund 400,000 warrants at a strike price of $1.65 per share for a five-year period in connection with a $10,000,000 note executed on or about May 31, 2006. The value of the warrants was $396,763. The value will be accreted to interest expense over the estimated term of the loan.

A summary of stock options and warrants is as follows:

Petrol Oil and Gas, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

	Options		Warrants
Outstanding 12/31/05	2,775,000	$1.68	18,491,666	$1.78
Granted	110,000	1.76	600,000	1.70
Cancelled	-	-	-	-
Exercised	-	-	205,000	1.18
Outstanding 06/30/06	2,885,000	$1.68	18,886,666	$1.79

Note 3 - Asset Retirement Obligation

Our asset retirement obligations relate to the abandonment of oil and gas wells. The amounts recognized are based on numerous estimates and assumptions, including future retirement costs, inflation rates and credit adjusted risk-free interest rates. The following shows the changes in asset retirement obligations for the financial statements presented.

June 30, , 2006
Asset retirement obligation, 1/1/06	$ 749,618
Liabilities incurred	56,400
Liabilities settled	--
Accretion of expense	34,279
Asset retirement obligations, 6/30/06	$ 840,297

Note 4 - Long-Term Debt

On March 31, 2006, Petrol Oil and Gas, Inc. (“the Company”) entered into agreements with Laurus Master Fund, Ltd., a Cayman Islands corporation (“Laurus Funds”) to draw down an additional $5,000,000 under the credit facility provided by Laurus Funds in October 2005. Under the terms of the Laurus Funds agreements the Company issued a Secured Term Note (the “Note”) in the aggregate principal amount of $5,000,000 and a five-year warrant (the “Warrant”) to purchase 200,000 shares of the Company’s common stock at $1.80 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of 14% per annum. Concurrently with the agreements listed above, the Company amended and restated its previous $10,000,000 Secured Term Note dated October 31, 2005 with Laurus Funds. The proceeds will be utilized by the Company for drilling activities on the Company’s Coal Creek Project.

On May 31, 2006, Petrol Oil and Gas, Inc. (“the Company”) entered into agreements with Laurus Master Fund, Ltd., a Cayman Islands corporation (“Laurus Funds”) to draw down an additional $10,000,000 under the credit facility provided by Laurus Funds in October 2005. Under the terms of the Laurus Funds agreements the Company issued a Secured Term Note (the “Note”) in the aggregate principal amount of $10,000,000 and a five-year warrant (the “Warrant”) to purchase 400,000 shares of the Company’s common stock at $1.65 per share. The Note has a three-year term and bears an interest rate equivalent to the “prime rate” published by the Wall Street Journal from time to time plus 3.25%, subject to a floor of 10% and a ceiling of

Petrol Oil and Gas, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

14% per annum. Concurrently with the agreements listed above, the Company amended and restated its previous $10,000,000 Secured Term Note dated October 31, 2005 with Laurus Funds. The proceeds will be utilized by the Company for drilling activities on the Company’s Coal Creek Project.

Long-term debt consists of the following:

June 30, 2006
Total notes payable	$ 29,834,167
Less unamortized cost of warrants	(1,819,116)

28,015,051
Less current portion	(9,512,412)
Total long-term debt	$ 18,502,639

During the six months ended June 30, 2006, the accretion of the warrants that was included in interest expense totaled $537,166.

Note 5 - Fixed Price Sales Contracts

We have entered into various contracts with our customers to sell gas and oil at a fixed price. At June 30, 2006 we had contracts covering approximately 60,000 mmbtu per month for the period of July l 2006 to March 2007 at an average price of $8.73 per mmbtu. We also have contracts for oil production for July 2006 covering 660 barrels per month at an average price of $55.80.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Dealer Prospectus

Delivery Obligation

Until _________, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________, 2006

PETROL OIL AND GAS, INC.
TABLE OF CONTENTS

Prospectus Summary...

Summary Financial Information...

Glossary...

Risk Factors...

About This Prospectus...

Available Information...

Special Note Regarding Forward-Looking Information...

Use of Proceeds...

Selling Security Holders...

Plan of Distribution...

Legal Proceedings...

Directors, Executive Officers, Promoters and Control Persons...

Security Ownership of Beneficial Owners and Management ...

Description of Securities...

Interest of Named Experts and Counsel...

Disclosure of Commission Position on Indemnification for Securities Act Liabilities...

Description of Business...

Management’s Discussion and Analysis of Financial Condition and Results of Operations...

Description of Property...

Certain Relationships and Related Transactions...

Market for Common Equity and Related Stockholder Matters...

Executive Compensation...

Changes in and Disagreements with Accountants...

Audited Financial Statements

Independent Auditor’s Report...

Balance Sheets...

Statement of Operations...

Statement of Stockholders’ Equity...

Statement of Cash Flows ...

Notes to Financial Statements...

Unautited Financail Statements

Balance Sheets...

Statement of Operations...

Statement of Cash Flows ...

Notes to Financial Statements...

Page 1 4 5 8 16 17 17 17 18 18 20 20 26 28 33 34 34 43 58 61 61 62 64 F-1 F-2 F-3 F-4 F-5 F-6 G-1 G-2 G-3 G-4

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Bylaws provide for indemnification of the directors, officers, and employees of Petrol Oil and Gas, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Petrol Oil and Gas, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Petrol Oil and Gas, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company in connection with the sale and distribution of the shares registered hereby.

SEC Registration Fee	$682.98
Accounting Fees and Expenses	$5,000.00
Legal Fees and Expenses	$35,000.00
Printing Expenses	$0.00
Miscellaneous Expenses	$0.00

Total	$40,682.98

RECENT SALES OF UNREGISTERED SECURITIES

Since inception (March 3, 2000) we issued and sold the following unregistered securities:

1

Issuances to Officers & Directors

On March 3, 2000, we issued Anthony N. DeMint, our former sole officer and director, 5,000,000 shares of our common stock for services rendered.

From January 1, 2001 through April 1, 2002 we issued additional shares of our common stock to Mr. DeMint at par value, $0.001 per share, for conversion of debt to equity for monies advanced by Mr. DeMint. The dates of the issuance and number of shares issued is as follows:

Date of issuance	Number of Shares

January 1, 2001	1,405,000
April 1, 2001	22,060
July 1, 2001	13,240
October 1, 2001	14,060
April 1, 2002	21,880

We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. DeMint, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The shares were issued directly by us and did not involve a public offering or general solicitation. There were no commissions paid on the issuance of the shares.

On December 19, 2002, we granted Paul Branagan, our president and chairman, an option to purchase 1,250,000 shares of our common stock at prices ranging from $0.50 to $2.50 per share. We believe that the grant of the option was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. Branagan, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

On September 27, 2004, we arranged with Mr. Branagan to rescind the exercise of 250,000 of Mr. Branagan’s options, which he attempted to exercise on March 18, 2004, no shares were ever issued to Mr. Branagan. The options will remain available to Mr. Branagan on the same terms as originally granted in his employment agreement dated December 19, 2002.

Pursuant to Paul Branagan’s employment agreement executed on November 2, 2005, we granted Mr. Branagan an extension of previously granted stock options to purchase 1,250,000 shares of our common stock at prices ranging from $0.05 per share to $2.50 per share, exercisable at any time and expiring on September 30, 2010. We also granted Mr. Branagan additional options to purchase 500,000 shares of our common stock at $1.75 per share, exercisable at any time and expiring on September 30, 2010. We believe the grant of the options was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The options were issued directly by us and did not involve a public offering or general solicitation. The recipient of the options is the CEO/President of the Company, which affords him an opportunity for effective access to files and records of the Company that contain relevant information needed to make his investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to granting the options, had such knowledge and experience in our financial and business matters that he was capable of evaluating the merits and risks of his investment.

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Asset Purchase Agreement

On August 19, 2002, we executed and Asset Purchase Agreement with Petrol Energy, Inc., whereby we issued 10,918,300 shares of our restricted common stock in exchange for certain assets and liabilities of Petrol Energy. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with Mr. DeMint, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient’s management had the opportunity to speak with Mr. DeMint on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

Share Cancellation

On August 21, 2002, Mr. DeMint cancelled 5,826,240 shares concurrent with the asset purchase with Petrol Energy, Inc. for no consideration.

NIO Fund Sales

From November 5, 2002 through December 2, 2002, we issued and sold a total of 660,303 shares to NIO FUND Investment Management Limited for a total purchase price of $330,151.25, all of which was paid in cash. In addition to the above sales to NIO, we issued NIO warrants to purchase up to $3,500,000 of our common stock at a 12.5% discount to market, however, not to be less than $0.875 per share. All of these warrants expired on or before January 31, 2004.

On November 21, 2003, we issued a new warrant for the purchase of 1,500,000 shares of common stock at $0.875 per share. This warrant expires November 20, 2006.

In November 2003, NIO assigned the warrant to two individuals as follows: Paola Simoni – 1,000,000; and Goran Blagojevic – 500,000. Subsequently, in April 2006, Mr. Simoni gave 170,000 of his warrants to Mr. Blagojevic.

We believe that the issuance and sale of the shares and issuance of the warrants were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares and warrants were issued directly by us and did not involve a public offering or general solicitation. NIO is an accredited investor as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The recipient of the shares and warrants was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares and warrants, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

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Issuances to Consultants & Employees

On December 19, 2002, we agreed to issue 160,000 shares of our common stock to William Stoeckinger (the 160,000 shares were not issued until March 6, 2004) and granted him an option to purchase (i) 50,000 shares of common stock at $0.50 per share and (ii) 50,000 shares of common stock at $1.00 per share. The options were exercisable until December 19, 2004. On November 1, 2004, we amended Mr. Stoeckinger’s agreement to extend the expiration date of his options to purchase 50,000 shares of our common at $0.50 per share and 50,000 shares of our common stock at $1.00 per share to December 19, 2006. We believe that the issuance of the shares and grant of the option were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 27, 2002, we issued 3 of our consultants (Larry Kehoe, Cody Felton and Russell Frierson) a total of 700,000 shares of common stock and granted options to purchase up to 700,000 shares of common stock at $0.50 per share as consideration for consulting services. The options are exercisable for a period of 36 months. On March 19, 2004, Larry Kehoe exercised 325,000 options at a price of $.50 per share, Cody Felton exercised 325,000 options at a price of $.50 per share and Russell Frierson exercised 50,000 options at a price of $.50 per share. The options were exercised with a note due to the Company for the strike price. 50% of the stock will be issued and 50% of the stock was issued and held as collateral for the notes. As of the date of this prospectus, all of the notes have been fully paid. We believe that the issuance of the shares and grant of the options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 26, 2003, we issued 55,000 shares of common stock to Goran Blagojevic in exchange for services rendered to us amounting to $27,500. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On April 13, 2004, Goran Blagojevic exercised 250,000 warrants at a price of $0.75 per share. The 250,000 shares were issue on July 14, 2004 without restriction as setforth in the S-8 registration statement filed with the SEC on April 1, 2004.

On June 17, 2004, we issued 120,000 shares of our common stock to XXR Consulting Inc. pursuant to a consulting agreement we executed on June 4, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 120,000 shares were registered in our registration statement declared effective on June 30, 2005.

On October 27, 2004, we issued 8,861 share of our common stock to ECON Investor Relations, Inc. pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares and grant of the options were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).The 8,861 shares were registered in our registration statement declared effective by the SEC on June 30, 2005.

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Pursuant to a one-year geologist/technical advisor consulting agreement we entered into with William Stoeckinger on December 19, 2002, we issued a total of 180,000 shares of common stock to him in March 6, 2004 for services; 160,000 were due, but not issued at December 31, 2003 and 20,000 were for January 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with our president, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient’s had the opportunity to speak with our president and directors on several occasions prior to their investment decision.

On December 2, 2004, we issued 35,000 shares of our restricted common stock to Fidelity Insurance Company, Ltd. in accordance with Consulting Solutions’ request pursuant to its consulting agreement dated January 14, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 2, 2004, we issued 90,000 shares of our restricted common stock to Hard Funding Inc. pursuant to its consulting agreement dated January 14, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 16, 2004, we issued 40,000 shares of common stock to CEOcast, Inc., pursuant to its consulting agreement dated August 7, 2004. We believe that the issuance of the shares were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 40,000 shares were registered in our registration statement declared effected by the SEC on June 30, 2005.

On January 11, 2005, we issued 10,000 shares of our restricted common stock in lieu of cash compensation to Anthony LoCascio for land and other services rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 11, 2005, we issued 60,000 shares of our restricted common stock in lieu of cash compensation to Russell A. Frierson for land and administrative support rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 11, 2005, we issued 50,000 shares of our restricted common stock in lieu of a cash bonus to David Polay for past CFO services rendered to the Company. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 11, 2005, we issued 100,000 shares of our restricted common stock to Gary Bridwell for completing one year of employment with the Company pursuant to his employment agreement dated November 1, 2003. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

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On August 8, 2005, we issued 22,785 shares of our common stock to ECON Investor Relations, Inc. pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On August 25, 2005, we issued 10,000 shares of our common stock to Gary Bridwell as a bonus for his work as field engineering supervisor. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On August 31, 2005, we issued 10,000 shares of our common stock to Joseph Blankenship pursuant to his research agreement dated February 9, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On December 30, 2005, we issued 60,000 shares of our restricted common stock to CEOcast, Inc., pursuant to its consulting agreement dated August 7, 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 60,000 shares are being registered in this registration statement.

On February 8, 2006, we issued 7,595 shares of our restricted common stock to ECON Investor Relations, Inc., pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 7,595 shares are being registered in this registration statement.

On June 27, 2006, we issued 15,190 shares of our restricted common stock to ECON Investor Relations, Inc., pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 15,190 shares are being registered in this registration statement.

On September 26, 2006, we issued 60,000 shares of common stock to CEOcast, Inc., pursuant to its consulting agreement dated August 7, 2006. We believe that the issuance of the shares were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 60,000 shares are being registered in this registration statement.

On October 26, 2006, we issued 10,127 shares of our restricted common stock to ECON Investor Relations, Inc., pursuant to its consulting agreement dated June 15, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 10,127 shares are being registered in this registration statement.

Other Issuances and Sales

On December 27, 2002, we issued and sold a total of 88,390 shares of common stock to 2 individual accredited investors for a total purchase price of $44,195, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they

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were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On December 30, 2002, we issued and sold a total of 135,000 shares of common stock to an individual accredited investor for a total purchase price of $101,250, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with our management on several occasions prior to its investment decision. There were no commissions paid on the issuance and sale of the shares.

On March 13, 2003, we issued and sold a total of 350,000 shares of common stock to 4 individual accredited investors for a total purchase price of $262,500, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On April 17, 2003, we sold 100,000 shares of common stock to an individual accredited investor for a total purchase price of $75,000, all of which was paid in cash. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D and/or Regulation S. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

On April 18, 2003, we issued 1,000,000 shares of our $0.001 par value common stock to Cornerstone Bank to hold as collateral for a line of credit in the amount of $250,000. On July 2, 2003, we repaid the line of credit and Cornerstone returned the shares to us for cancellation. We believe that the issuance of the shares was exempt from registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), 4(6) and Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34

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Act reports. We reasonably believed that the recipients, immediately prior to issuing that shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decisions. There were no commissions paid on the issuance and sale of the shares.

On July 2, 2003, we issued 1,000,000 shares of our $0.001 par value common stock to CPA Directed Investments to hold as collateral for a loan in the amount of $250,000. On November 10, 2003, we repaid the loan and CPA returned the shares for cancellation. We believe that the issuance of the shares was exempt from registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), 4(6) and Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing that shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decisions. There were no commissions paid on the issuance and sale of the shares.

On January 15, 2004, we issued 765,000 shares of stock to CBM Energy, Inc in exchange for oil and gas mineral leases covering approximately 36,000 gross acres (30,750 net acres) and title to approximately 10 existing wells. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares occupied a privileged position with our company, due to its preexisting relationship with our president, that afforded them an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient’s management had the opportunity to speak with our president and directors on several occasions prior to their investment decision.

On May 3, 2004, we issued 100,000 shares of our common stock to CPA Directed Investments pursuant to a Secured Promissory Note Agreement dated May 5, 2004. CPA was to return 50,000 shares for cancellation at such time as the loan and interest are paid in full. On October 8, 2004, we repaid the loan and the 50,000 shares were given to CPA for extending the payment period three months. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 50,000 shares are being registered in this registration statement.

As of October 7, 2004, we sold and issued 5,633,333 units, each unit consisting of 1 share of common stock and 1 warrant, to 16 accredited investors for a total purchase price of $6,760,000, all of which was paid in cash. Each warrant entitles the investor the right to purchase 1 share of our common stock at $1.50 per share at any time through 5:00 P.M. on September 8, 2007. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares,

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had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. Energy Capital Solutions (“ECS”), with support from Pritchard Capital Partners, LLC (“PCP”), acted as placement agents for the offering, ECS was paid a 7% commission on all funds raised, of which 4% was paid to PCP for investors identified solely by PCP. In addition, ECS received 845,000 warrants to purchase our common stock at $1.35 per share. The warrants expire in 5 years from the closing date of October 27, 2004. The 845,000 warrants were registered in our registration statement declared effective by the SEC on June 30, 2005.

On October 27, 2004, Goran Blagojevic exercised 400,000 warrants at a price of $0.75 per share. The 400,000 shares were issued on October 27, 2004 and were registered in our registration statement declared effective on June 30, 2005.

On October 28, 2004, we entered into an $8,000,000 credit facility with Laurus Master Fund, Ltd., whereby we executed an $8,000,000 convertible term note and issued Laurus a warrant to purchase 3,520,000 shares of our common stock at $2.00 per share and 1,813,333 shares of our common stock at $3.00 per share (on June 20, 2006, Laurus transferred the 5,333,333 warrants to Pallas Production Corp.). The convertible term note is convertible into shares of our common stock based on certain conditions. We believe that the sale of the convertible term note and issuance and sale of the warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipient had the opportunity to speak with our management on several occasions prior to its investment decision. We incurred costs amounting to $345,000, in cash, 50,000 shares of our unregistered common stock (issued on 12/16/04) and warrants to purchase up to 100,000 shares of our common stock for a period of five years at $2.00 per share.

We believe the issuance of the 50,000 shares and the issuance of the warrant to purchase 100,000 shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the Company’s financial statements and 34 Act reports. We reasonably believe that the recipients, immediately prior to issuing the shares, had such knowledge and experience in its financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our president and directors on several occasions prior to their investment decision. The 100,000 warrants are being registered in this registration statement.

Pursuant to the Amendment No. 1 to the Laurus Secured Convertible Term Note and the Registration Rights Agreement,,we issued an additional common stock purchase warrant to Laurus to purchase up to 1,000,000 shares of our common stock at $2.50 per share for the first 666,667 shares and $3.00 per share for the next 333,333 shares (on June 20, 2006, Laurus transferred the 1,000,000 warrants to Pallas Production Corp.). The Warrant is exercisable at any time or from time to time before 5:00 p.m., Eastern Standard time, through the close of business on January 28, 2010. We believe that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The warrant was issued directly by us and did not

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involve a public offering or general solicitation. Laurus is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus was afforded an opportunity for effective access to our files and records that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that Laurus, immediately prior to issuing the warrant, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus had the opportunity to speak with our management on several occasions prior to its investment decision.

The following table shows the conversions of principal and accrued interest made in the third quarter and subsequent by Laurus Master Fund Ltd. pursuant to the Convertible Term Note dated October 24, 2004.

CONVERSION DATE	PRINCIPAL AMOUNT	INTEREST AMOUNT	# OF SHARES FOR PRINCIPAL	# OF SHARES FOR INTEREST	DATE ISSUED
3/23/2005	$0.00	$190,677.37	0	127,118	4/7/2005
4/13/2005	$0.00	$52,819.75	0	35,213	4/19/2005
4/29/2005	$112,500.00	$0.00	75,000	0	5/5/2005
5/12/2005	$115,882.28	$54,346.47	77,255	36,231	5/17/2005
7/6/2005	$228,382.28	$56,916.84	152,255	37,945	7/8/2005
9/7/2005	$228,382.28	$58,047.00	152,255	38,698	9/8/2005
9/16/2005	$240,000.00	$0.00	160,000	0	9/19/2005
10/4/2005	$0.00	$54,210.33	0	36,140	10/5/2005
10/13/2005	$37,500.00	$0.00	25,000	0	10/13/2005
11/1/2005	$15,000.00	$0.00	10,000	0	11/9/2005
11/8/2005	$164,264.56	$55,371.36	109,510	36,914	11/9/2005
12/6/2005	$228,382.28	$53,663.84	152,255	35,776	12/7/2005
1/9/2006	$228,382.28	$54,287.55	152,255	36,192	1/9/2006
2/7/2006	$150,000.00	$0.00	100,000	0	2/8/2006
2/8/2006	$37,500.00	$0.00	25,000	0	2/9/2006
2/8/2006	$40,882.28	$52,989.21	27,255	35,326	2/14/2006
2/16/2006	$228,382.28	$0.00	152,255	0	2/17/2006
3/9/2006	$0.00	$46,250	0	30,834	3/09/2006
4/4/2006	$228,382.28	$49,771.35	152,255	33,181	4/04/2006
TOTAL	$2,283,822.52	$779,351.74	1,522,550	519,568

The shares issued for the conversion of principal were previously registered under our SB-2 declared effective on June 30, 2005. Of the 519,568 shares issued for the conversion of interest, 236,507 shares were registered in our registration statement declared effective on August 25, 2006 and the remaining 283,061 shares are being registered in this registration statement.

The shares issued for the conversion of accrued interest were shares of our restricted common stock. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were issued directly by us and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus was afforded an opportunity for effective access to files and records of the

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Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that Laurus immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus had the opportunity to speak with our management on several occasions prior to its investment decision.

On July 20, 2005, Goran Blagojevic exercised 100,000 warrants at a price of $0.75 per share. The 100,000 shares were issued on July 29, 2005 and were previously registered in our registration statement declared effective on June 30, 2005.

On September 22, 2005, GSSF Master Fund, LP exercised 100,000 warrants at a price of $1.50 per share. The 100,000 shares were issued on September 27, 2005 and were previously registered in our registration statement declared effective on June 30, 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On September 22, 2005, Gryphon Master Fund, L.P. exercised 100,000 warrants at a price of $1.50 per share. The 100,000 shares were issued on September 27, 2005 and were previously registered in our registration statement declared effective on June 30, 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On October 11, 2005, we issued 10,000 shares of our restricted common stock to Edward Birk as payment for a water disposal well. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On October 11, 2005, we issued 50,000 shares of our restricted common stock to Haas Oil Group, pursuant to a Purchase and Sales Agreement dated September 20, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

Pursuant to the Laurus Funds transaction entered into on October 31, 2005, we executed a $10 million secured term note and granted Laurus Funds a warrant to purchase 1,000,000 shares of our common stock at $2.00 per share. The Warrant is exercisable at any time or from time to time before 5:00 p.m., New York time, through the close of business on October 31, 2010. We believe that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The warrant was issued directly by us and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. We reasonably believe that Laurus immediately prior to issuing the warrant, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus had the opportunity to speak with our management on several occasions prior to its investment decision. The 1,000,000 warrants are being registered in this registration statement.

In connection with the Laurus Funds financing, we will pay Laurus Funds a management fee of $350,000, plus $32,586.36 for due diligence and legal fees, and $2,500 in escrow fees. Further, we paid a cash finders’ fee of $50,000 and issued 50,000 shares of our common stock.

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We believe the issuance of the 50,000 shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believe that the recipient, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that it was capable of evaluating the merits and risks of its investment. The recipient had the opportunity to speak with the Company’s president and directors on several occasions prior to its investment decision.

On December 20, 2005, ECS Capital Management, LP exercised 250,073 warrants through a cashless exercise by tendering to us its warrant to purchase 845,000 shares, thereby using the 594,927 remaining warrant shares to satisfy the exercise price. The 250,073 shares were issued on December 21, 2005 and were previously registered in our registration statement declared effective on June 30, 2005.

On December 21, 2005, Cordillera Fund LP exercised 125,000 warrants at a price of $1.50 per share. The 125,000 shares were issued on January 4, 2006 and were previously registered in our registration statement declared effective June 30, 2005.

During February 2006, we issued a total of 586,676 shares of our restricted common stock to the members of Petrol Oil, II LLC and Petrol Paola LLC in exchange for their respective membership interests pursuant to agreements entered into in December 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 586,676 shares are being registered in this registration statement.

On February 13, 2006, GSSF Master Fund, LP exercised 50,000 warrants at a price of $1.50 per share. The 50,000 shares were issued on February 22, 2006 and were previously registered in our registration statement declared effective on June 30, 2005.

On February 13, 2006, Gryphon Master Fund, L.P. exercised 50,000 warrants at a price of $1.50 per share. The 50,000 shares were issued on February 22, 2006 and were previously registered in our registration statement declared effective on June 30, 2005.

On February 17, 2006, we issued 50,000 shares of our restricted common stock to Mike Draper as a finders fee for the Laurus Financing in October of 2005. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On April 13, 2006, we issued 11,512 shares of our restricted common stock to Edward Birk in exchange for 10% discount on the cost of certain invoices. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On April 27, 2006, Paolo Simoni exercised 105,000 warrants at a price of $0.875 per share. The 105,000 shares were issued on April 28, 2006 and were previously registered in our registration statement declared effective on August 25, 2005.

On May 9, 2006, we issued a total of 368,861 shares of our restricted common stock to the members of Petrol-Bluemound LLC in exchange for their respective membership interests pursuant to agreements entered into in February and March of 2006. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The 368,861 shares are being registered in this registration statement.

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Issuances of Stock Options and Warrants

On December 30, 2002, we granted a warrant to Goran Blagojevic to purchase up to 250,000 shares of common stock at $0.75 per share as partial consideration for consulting services. The warrant expired on July 1, 2003. We believe that the issuance of the warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On September 1, 2003, we granted to Goran Blagojevic a warrant to purchase up to 900,000 shares of our common stock at $0.75 per share as partial consideration for consulting services. The warrant expired on August 31, 2006. We believe that the issuance of the warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On January 15, 2004, we entered into an agreement with Mr. John Haas, Mr. Mark Hass and Mr. W.B. Mitchell wherein they agreed to grant us access to approximately 10,000 gross acres of leased mineral rights for the purpose of exploring, and evaluating gas production for 6 months (the agreement was amended in May 18, 2004 to extend the term of the agreement to August 1, 2005). Each of the three individuals received 600,000 stock warrants (1,800,000 total) to purchase shares at a price of $1.20 per share; 400,000 stock warrants (1,200,000 total) to purchase shares at a price of $1.50 per share; and 300,000 stock warrants (900,000 total) to purchase shares at a price of $2.00 per share. The warrants expire on July 15, 2006. We believe that the issuances of the warrants were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On February 9, 2004, we agreed to issue 10,000 shares of common stock to and granted Joseph Blankenship an option to purchase 50,000 shares at $2.50 per share for the first 25,000 shares and $4.00 for the remaining 25,000 shares. The option was granted pursuant to the Research Agreement we entered into on February 9, 2004. On February 2, 2006, we extended the expiration date of his options from February 9, 2006 to February 9, 2008.

On February 18, 2004, we granted to CSC Group LLC a stock warrant giving CSC the right to purchase 200,000 shares of our common stock. The term and exercise price of the warrant shares is: (i) 100,000 shares at $1.50 per share for a period of two years; and (ii) 100,000 shares at $2.50 per share for a period of two years. On December 20, 2005, the expiration date of the 200,000 warrants were extended to February 17, 2010.

On March 1, 2004, we issued 100,000 stock options with an exercise price of $1.25 per share and 200,000 stock options with an exercise price of $1.50 per share to Mr. William Burk. Mr. Burk has performed consulting services for the Company. The options expire in three years.

On February 1, 2005, we entered into an agreement with Robert Howell wherein we agreed to grant him 125,000 options to purchase our common stock at $2.33 per share. The options expire in 5 years. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).

On March 16, 2005, we entered into a consulting agreement with CSC Group, wherein we granted 150,000 options to CSC exercisable at $2.04 per share of our common stock through June 30, 2010. The 150,000 options are being registered in this registration statement.

On December 20, 2005, we entered into a settlement and consulting agreement with CSC Group LLC, wherein we granted 300,000 options to CSC exercisable at $1.75 per share of our common stock through December 31, 2010. The 300,000 options are being registered in this registration statement.

On February 3, 2006, we granted an option to purchase 110,000 shares of our common stock at $1.76 per share for three years to RJ Falkner pursuant to his consulting agreement dated January 1, 2006.

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The 110,000 options are being registered in this registration statement.

All of the above-described issuances were exempt from registration (i) pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering, (ii) Regulation S or (iii) Regulation D promulgated under the Securities Act. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Pursuant to the Laurus Funds transaction entered into on March 31, 2006, we executed a $5 million secured term note and granted Laurus Funds a warrant to purchase 200,000 shares of its common stock at $1.80 per share (on June 20, 2006, Laurus transferred the 200,000 warrants to Pallas Production Corp.). The Warrant is exercisable at any time or from time to time before 5:00 p.m., New York time, through the close of business March 30, 2011. The Company believes that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The warrant was issued directly by the Company and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus Funds was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. The Company reasonably believes that Laurus Funds, immediately prior to issuing the warrants, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus Funds had the opportunity to speak with the Company’s management on several occasions prior to its investment decision. The 200,000 warrants are being registered in this registration statement.

Pursuant to the Laurus Funds transaction entered into on May 31, 2006, we executed a $10 million secured term note and granted Laurus Funds a warrant to purchase 400,000 shares of its common stock at $1.65 per share. The Warrant is exercisable at any time or from time to time before 5:00 p.m., New York time, through the close of business May 31, 2011. The Company believes that the issuance and sale of the Warrant was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The warrant was issued directly by the Company and did not involve a public offering or general solicitation. Laurus Funds is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Laurus Funds was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the financial statements and Exchange Act reports. The Company reasonably believes that Laurus Funds, immediately prior to issuing the warrants, had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment. Laurus Funds had the opportunity to speak with the Company’s management on several occasions prior to its investment decision. The 400,000 warrants are being registered in this registration statement.

On September 15, 2006, we granted 25,000 options to Steve Cochennet, President of CSC Group, as partial payment for his consulting services during the months of July and August. The 25,000 options are exercisable for five years at a price of $1.75 per share. The issuance of the 25,000 options was exempt from registration (i) pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering, (ii) Regulation S or (iii) Regulation D promulgated under the Securities Act. With respect to each transaction listed above, no general solicitation was made by either the Registrant or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

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EXHIBITS

The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

UNDERTAKINGS

A.	The undersigned registrant hereby undertakes to:

(1)          File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)         Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)       Include any additional or changed material information on the plan of distribution.

(2)          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.

(1)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)       In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the

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registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada on October 31, 2006.

PETROL OIL AND GAS, INC.

By: /s Paul Branagan

Paul Branagan, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Paul Branagan	President, CEO,	October 31, 2006
Paul Branagan	Chairman, Secretary
Chief Accounting
Officer and Treasurer

/s/ Suzanne Herring	Director	October 31, 2006
Suzanne Herring

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EXHIBIT INDEX

Exhibit Number	Description
2	Asset Purchase Agreement between Petrol Energy, Inc. and Euro Technology Outfitters, August 19, 2002 (Incorporated by reference to Exhibit (2) to Form SB-2 filed on January 22, 2003)
3i	Articles of Incorporation

(a)         Certificate of Amendment of Articles of Incorporation of Euro Technology Outfitters, filed on August 20, 2002 (Incorporated by reference to Exhibit (3)(i)(a) to Form SB-2 filed on January 22, 2003)

(b) Articles of Incorporation for Euro Technology Outfitters, filed on March 3, 2000 (Incorporated by reference to Exhibit (3)(i)(b) to Form SB-2 filed on January 22, 2003)
3ii	Bylaws for Euro Technology Outfitters (Incorporated by reference to Exhibit (3)(ii) to Form SB-2 filed on January 22, 2003)
5*	Opinion of Legal Counsel (Stoecklein Law Group) – Dated October 31, 2006
10.1	Amendment to Translation and Business Consulting agreement with Goran Blagojevic dated December 20, 2002 (Incorporated by reference to Exhibit 10.1 to Form SB-2 filed on January 22, 2003)
10.2	Service and Water Disposal Agreement dated November 15, 2002 (Incorporated by reference to Exhibit 10.2 to Form SB-2 filed on January 22, 2003)
10.3	Employment agreement with Paul Branagan dated December 19, 2002 (Incorporated by reference to Exhibit 10.3 to Form SB-2 filed on January 22, 2003)
10.4	Geologist/Technical Advisor Consulting Agreement with William Stoeckinger dated December 19, 2002 (Incorporated by reference to Exhibit 10.4 to Form SB-2 filed on January 22, 2003)
10.5	Land Services Consulting Agreement with Russell Frierson dated December 27, 2002 (Incorporated by reference to Exhibit 10.5 to Form SB-2 filed on January 22, 2003)
10.6	Land Services Consulting Agreement with Lawrence Kehoe dated December 27, 2002 (Incorporated by reference to Exhibit 10.6 to Form SB-2 filed on January 22, 2003)
10.7	Land Services Consulting Agreement with Cody Felton dated December 27, 2002 (Incorporated by reference to Exhibit 10.7 to Form SB-2 filed on January 22, 2003)
10.8	Waverly Kansas Office Lease dated January 21, 2003 (Incorporated by reference to Exhibit 10.8 to Form SB-2 filed on January 22, 2003)
10.9	2002 Master Stock Option Plan (Incorporated by reference to Exhibit 10.9 to Form SB-2 filed January 22, 2003)
10.10	Term Sheet of Compensation for Enutroff, dated 7/01/03 (Incorporated by reference to Exhibit 10.1 to Form 10-QSB filed on September 30, 2003)
10.11	Consultant Agreement of CSC Group LLC (Incorporated by reference to Exhibit 10.10 to Form 10-KSB filed on April 15, 2004)
10.12	Employment Agreement of David Polay (Incorporated by reference to Exhibit 10.11 to Form 10-KSB filed on April 15, 2004)
10.13	Addendum to Employment Agreement of Paul Branagan (Incorporated by reference to Exhibit 10.12 to Form 10-KSB filed on April 15, 2004)
10.14	Employment Agreement of Gary Bridwell (Incorporated by reference to Exhibit 10.13 to Form 10-KSB filed on April 15, 2004)
10.15	Letter Agreement with William D. Burke (Incorporated by reference to Exhibit 10.14 to Form 10-KSB filed on April 15, 2004)
10.16	Purchase and Sale Agreement with CBM Energy Inc. (Incorporated by reference to Exhibit 10.15 to Form 10-KSB filed on April 15, 2004)
10.17	Research Agreement with Joseph E. Blankenship (Incorporated by reference to Exhibit 10.16 to Form 10-KSB filed on April 15, 2004)
10.18	Research Agreement Scope of Work and Compensation (Incorporated by reference to Exhibit 10.17 to Form 10-KSB filed on April 15, 2004)

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10.19	Business Partnership Term Sheet with John Haas, Mark Haas, and W.B. Mitchell (Incorporated by reference to Exhibit 10.18 to Form 10-KSB filed on April 15, 2004)
10.20	Addendum #2 Employment Agreement of Paul Branagan (Incorporated by reference to Exhibit 10.6 to Form 10-QSB filed on May 17, 2004)
10.21	Securities Purchase Agreement for Laurus (Incorporated by reference to Exhibit 10.21 to Form SB-2 filed on February 7, 2005)
10.22	Registration Rights Agreement for Laurus (Incorporated by reference to Exhibit 10.22 to Form SB-2 filed on February 7, 2005)
10.23	Subscription and Registration Rights Agreement for Unit Offering (Incorporated by reference to Exhibit 10.23 to Form SB-2 filed on February 7, 2005)
10.24	Warrant Agreement for Unit Offering (Incorporated by reference to Exhibit 10.24 to Form SB-2 filed on February 7, 2005)
10.25	Amendment No. 1 to the Secured Convertible Term Note & Registration Rights Agreement with Laurus, dtd 1/28/05 (Incorporated by reference to Exhibit 10.25 to Form SB-2 filed on February 7, 2005)
10.26	Common Stock Purchase Warrant of Laurus, dated 01/28/05 (Incorporated by reference to Exhibit 10.26 to Form SB-2 filed on February 7, 2005)
10.27	Letter Amendment Agreement with Laurus, dated 04/28/05 (Incorporated by reference to Exhibit 10.27 to Form SB-2 filed on May 12, 2005)
10.28	Consulting Agreement with CEOcast, dated 08/7/04 (Incorporated by reference to Exhibit 10.28 to Form SB-2 filed on May 12, 2005)
10.29	Amendment No. 1 to October 2004 Securities Purchase Agreement (Incorporated by reference to Exhibit 10.29 to Form SB-2 filed on December 1, 2005)
10.30	Securities Purchase Agreement dated October 31, 2005 (Incorporated by reference to Exhibit 10.30 to Form SB-2 filed on December 1, 2005)
10.31	Secured Term Note dated October 31, 2005 (Incorporated by reference to Exhibit 10.31 to Form SB-2 filed on December 1, 2005)
10.32	Common Stock Purchase Warrant dated October 31, 2005 (Incorporated by reference to Exhibit 10.32 to Form SB-2 filed on December 1, 2005)
10.33	Registration Rights Agreement dated October 31, 2005 (Incorporated by reference to Exhibit 10.33 to Form SB-2 filed on December 1, 2005)
10.34	Amended and Restated Mortgage (Incorporated by reference to Exhibit 10.34 to Form SB-2 filed on December 1, 2005)
10.35	Securities Purchase Agreement dated March 31, 2006 (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 11, 2006)
10.36	Secured Term Note dated March 31, 2006 (Incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 11, 2006)
10.37	Amended and Restated Secured Term Note (Incorporated by reference to Exhibit 10.3 to Form 8-K filed on April 11, 2006)
10.38	Common Stock Purchase Warrant dated March 31, 2006 (Incorporated by reference to Exhibit 10.4 to Form 8-K filed on April 11, 2006)
10.39	Registration Rights Agreement dated March 31, 2006 (Incorporated by reference to Exhibit 10.5 to Form 8-K filed on April 11, 2006)
10.40	Amended and Restated Mortgage (Incorporated by reference to Exhibit 10.6 to Form 8-K filed on April 11, 2006)
10.41	Securities Purchase Agreement dated May 31, 2006 (Incorporated by reference to Exhibit 10.1 to Form 8-K filed on June 15, 2006)
10.42	Secured Term Note dated May 31, 2006 (Incorporated by reference to Exhibit 10.2 to Form 8-K filed on June 15, 2006)
10.43	Amended and Restated Secured Term Note effective March 31, 2006 (Incorporated by reference to Exhibit 10.3 to Form 8-K filed on June 15, 2006)
10.44	Amended and Restated Secured Term Note effective October 31, 2005 (Incorporated by reference to Exhibit 10.4 to Form 8-K filed on June 15, 2006)
10.45	Common Stock Purchase Warrant dated May 31, 2006 (Incorporated by reference to Exhibit 10.5 to Form 8-K filed on June 15, 2006)
10.46	Registration Rights Agreement dated May 31, 2006 (Incorporated by reference to Exhibit 10.6 to Form 8-K filed on June 15, 2006)
10.47	Second Amended & Restated Mortgage dated May 31, 2006 (Incorporated by reference to Exhibit 10.7 to Form 8-K filed on June 15, 2006)
10.48*	2006 Stock Option Plan

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21	List of Subsidiaries of Petrol Oil and Gas, Inc. (Incorporated by reference to Exhibit 21 to Form 10-KSB filed on March 31, 2006)
23.1*	Consent of Weaver & Martin, LLC – Dated October 31, 2006
23.2*	Consent of Legal Counsel (Stoecklein Law Group) – Dated October 31, 2006
99	Audit Committee Charter (Incorporated by reference to Exhibit 99 to Form 10-KSB filed on March 31, 2006)

_* Filed herewith

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